   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2005
                                                     REGISTRATION NO. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               EMRISE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                               77-0226211
(State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                              identification no.)

                                      3825
                          (Primary standard industrial
                           classification code number)

                                 ---------------
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-9220
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                CARMINE T. OLIVA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EMRISE CORPORATION
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-9220
                              (909) 987-9228 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                        COPIES OF ALL CORRESPONDENCE TO:
                             LARRY A. CERUTTI, ESQ.
                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100
                              (714) 546-9035 (FAX)
                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                                ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                                       CALCULATION OF REGISTRATION FEE
======================================= ===================== ====================== ====================== ======================
                                               Amount           Proposed maximum       Proposed maximum
          Title of each class of               to be             offering price            aggregate              Amount of
       securities to be registered         registered(1)          per share(2)         offering price(2)      registration fee
--------------------------------------- --------------------- ---------------------- ---------------------- ----------------------
Common stock, $0.0033 par value            18,388,777(3)                   $1.49          $27,399,277.73              $3,224.89
======================================= ===================== ====================== ====================== ======================

(1) In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and is based upon the average of the high and low sale prices of the registrant's common stock reported on the OTC Bulletin Board on January 25, 2005.
(3) Includes 4,606,685 shares of common stock issuable upon exercise of warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 2005

PROSPECTUS

                                18,388,777 SHARES



                               EMRISE CORPORATION

                                  COMMON STOCK
                              ---------------------

         This a public offering of 18,388,777 shares of our common stock. All shares are being offered by selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling security holders. Our common stock is quoted on the OTC Bulletin Board under the symbol "EMRI." On January 24, 2005, the closing sale price of our common stock on the OTC Bulletin Board was $1.52 per share.

         The mailing address and the telephone number of our principal executive offices are 9485 Haven Avenue, Rancho Cucamonga, California 91730, (909) 987-9220.
                              ---------------------

         Investing in our shares of common stock involves risks. See "Risk Factors" beginning on page 6 for some of the factors you should consider before buying shares of our common stock.
                              ---------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS __________, 2005.

                             TABLE OF CONTENTS

                                                               Page
                                                               ----

Prospectus Summary ............................................. 2
Risk Factors.................................................... 6
Special Note Regarding Forward-Looking Statements.............. 12
Use of Proceeds................................................ 13
Dividend Policy................................................ 13
Price Range of Common Stock.................................... 13
Capitalization................................................. 14
Selected Consolidated Historical Financial Data................ 15
Management's Discussion and Analysis of Financial Condition
   and Results of Operations................................... 17
Business....................................................... 40
Management..................................................... 65
Certain Relationships and Related Transactions................. 79
Principal Stockholders......................................... 80
Selling Security Holders....................................... 82
Plan of Distribution........................................... 89
Description of Capital Stock................................... 91
Legal Matters.................................................. 94
Experts........................................................ 94
Where You Can Find Additional Information...................... 94
Index to Financial Statements and Financial Statement
   Schedule................................................... F-1

                               PROSPECTUS SUMMARY

         TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO EMRISE CORPORATION TOGETHER WITH ITS SUBSIDIARIES.

                               EMRISE CORPORATION

         We are a Delaware corporation that was formed July 14, 1989. In September 2004, we changed our name from MicroTel International Inc. to Emrise Corporation. We have three wholly-owned operating subsidiaries, CXR Larus Corporation, a Delaware corporation formed in 1984 under the name CXR Telcom Corporation and based in the United States ("CXR Larus"), CXR Anderson Jacobson, a company organized under the laws of France in 1973 and based in France ("CXR-AJ"), and XET Corporation, a company organized under the laws of New Jersey in 1983. CXR Larus and CXR-AJ manufacture, assemble and distribute communications test equipment, communication timing and synchronization products, and network access and transmission products. XET Corporation designs, manufactures and markets electronic components for defense, aerospace and industrial markets.

         Through our operating subsidiaries, XET Corporation, CXR Larus and CXR-AJ, and through the divisions and subsidiaries of those subsidiaries, we design, develop, manufacture, assemble, and market products and services in the following two material business segments:

         o    Electronic Components

              --     digital and rotary switches

              --     electronic power supplies

              --     subsystem assemblies

         o    Communications Equipment

              --     network access and transmission products

              --     communication timing and synchronization products

              --     communications test instruments

         Our sales are primarily in North America, Europe and Asia. Sales to customers in the electronic components segment, primarily to defense and aerospace customers, defense contractors and industrial customers, were 58.2%, 63.4% and 59.1% of our total net sales for the nine months ended September 30, 2004 and the years 2003 and 2002, respectively. Sales of communications equipment and related services, primarily to telecommunications equipment customers, were 41.8%, 36.6% and 40.9% of our total net sales during the nine months ended September 30, 2004 and the years 2003 and 2002, respectively.

         Our objective in our electronic components business is to become the supplier of choice for harsh environment digital and rotary switches and custom power supplies. Our objective in our communications equipment business is to become a leader in quality, cost-effective solutions to meet the requirements of communications equipment customers. We believe that we can achieve these objectives through customer-oriented product development, superior product solutions, and excellence in local market service and support.

CORPORATE INFORMATION

         Our principal executive offices are located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730. Our telephone number is (909) 987-9220. Our Internet address is http://www.emrise.com. Information contained on, or that is accessible through, our websites should not be considered to be part of this prospectus.


                                        THE OFFERING
Common stock offered by the selling security holders        18,388,777 shares

Common stock to be outstanding after this offering          41,937,643 shares

Use of proceeds                                             All proceeds of this offering will be received by
                                                            selling security holders for their own accounts.  See
                                                            "Use of Proceeds."

OTC Bulletin Board symbol                                   EMRI

         The number of shares of common stock being offered by the selling security holders includes 13,782,092 outstanding shares of common stock held by certain security holders and assumes the exercise of warrants whose underlying shares of common stock are covered by this prospectus in exchange for 4,606,685 shares of common stock, and the immediate resale of all of those 4,606,685 shares of common stock.

         The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 37,330,958 shares outstanding as of January 24, 2005, and excludes the following:

         o 3,214,558 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 2,133,256 shares were outstanding as of January 24, 2005, at a weighted average exercise price of $0.97 per share; and

         o any additional shares of common stock we may issue from time to time after January 24, 2005.

         You should read the discussion under "Management -- Stock Option Plans" for additional information about our stock option plans.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following financial data should be read in conjunction with the consolidated financial statements and the notes to those statements beginning on page F-1 of this prospectus, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data at December 31, 2003 and 2002 are derived from, and are qualified in their entirety by reference to, the consolidated audited financial statements included in this prospectus, which were audited by Grant Thornton LLP. The consolidated statements of operations and comprehensive income data for the year ended December 31, 2001 are derived from, and are qualified in their entirety by reference to, the consolidated audited financial statements included in this prospectus, which were audited by BDO Seidman, LLP. The consolidated statements of operations and comprehensive income data with respect to the years ended December 31, 2000 and 1999 and the consolidated balance sheet data at December 31, 2000 and 1999 are derived from, and are qualified in their entirety by reference to, our audited financial statements not included in this prospectus. The consolidated statements of operations data and comprehensive income data for the nine months ended September 30, 2004 and 2003 and the consolidated balance sheet data at September 30, 2004 and 2003 are derived from, and are qualified in their entirety by reference to, our unaudited consolidated financial statements included in this prospectus. The historical results that appear below are not necessarily indicative of results to be expected for any future periods.

                                                    NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
CONSOLIDATED STATEMENTS OF OPERATIONS AND          --------------------  -----------------------------------------------------
COMPREHENSIVE INCOME DATA:                            2004      2003       2003       2002       2001       2000       1999
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net sales .......................................  $ 20,093   $ 18,922   $ 25,519   $ 22,664   $ 27,423   $ 28,050   $ 25,913
Cost of sales ...................................    11,217     11,237     14,835     14,147     15,456     15,529     17,066
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit ....................................     8,876      7,685     10,684      8,517     11,967     12,521      8,847
Selling, general and administrative expenses ....     6,749      5,532      7,812      7,731     10,129      9,827     10,584
Engineering and product development expenses ....     1,033        697        951      1,015      1,076      1,167      1,841
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations ...................     1,094      1,456      1,921       (229)       762      1,527     (3,578)
Total other income (expense) ....................      (369)      (313)      (474)      (361)      (414)       207       (492)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations
  before income taxes ...........................       725      1,143      1,447       (590)       348      1,734     (4,070)
Income tax (benefit) expense ....................       128        236        286        (20)        77         31        128
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations ........       597        907      1,161       (570)       271      1,703     (4,198)
Discontinued operations:
  Loss from operations of discontinued segment ..        --         --         --         --         56       (212)      (847)
  Gain (loss) on disposal of discontinued
   segment including provision for phase
   out period of $122 in 2000 ...................        --         --         --         --         --       (487)       449
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) ...............................       597        907      1,161       (570)       327      1,004     (4,596)
Foreign currency translation adjustment .........       (58)       361        705        446       (312)      (505)      (325)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total comprehensive income (loss) ...............  $    539   $  1,268   $  1,866   $   (124)  $     15   $    499   $ (4,921)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share from
  continuing operations .........................  $   0.03   $   0.04   $   0.05   $  (0.03)  $   0.01   $   0.09   $  (0.26)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share from
  continuing operations .........................  $   0.02   $   0.04   $   0.05   $  (0.03)  $   0.01   $   0.07   $  (0.26)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share from
  discontinued operations .......................  $     --   $     --   $     --   $     --   $     --   $  (0.04)  $  (0.02)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share from
  discontinued operations .......................  $     --   $     --         --   $     --   $     --   $  (0.03)  $  (0.02)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share .................  $   0.03   $   0.04   $   0.05   $  (0.03)  $   0.02   $   0.05   $  (0.28)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share ...............  $   0.02   $   0.04   $   0.05   $  (0.03)  $   0.01   $   0.04   $  (0.28)
                                                   =========  =========  =========  =========  =========  =========  =========
Weighted average shares outstanding, basic ......    23,833     22,280     22,567     21,208     20,594     19,504     16,638
Weighted average shares outstanding, diluted ....    24,599     23,604     23,811     21,208     23,782     23,027     16,638


                                                                            AT DECEMBER 31,
                                               AT SEPTEMBER 30,   --------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                2004      2003      2002      2001      2000      1999
                                              --------  --------  --------  --------  --------  --------
                                                                 (IN THOUSANDS)
Cash and cash equivalents .................   $   379   $ 1,174   $   254   $   604   $   756   $   480
Working capital ...........................     4,599     5,696     3,961     3,686     2,780     1,080
Total assets ..............................    22,072    17,169    16,786    17,688    19,484    16,489
Long-term debt, net of current portion ....     2,435       819       927       763       282       143
Stockholders' equity ......................     9,542     7,916     5,732     5,862     5,807     3,801
Convertible redeemable preferred stock ....        --        --       282       270       259       588

         No cash dividends on our common stock were declared during any of the periods presented above.

         Various factors materially affect the comparability of the information presented in the above table. These factors relate primarily to the acquisition of Larus Corporation in July 2004, changes in foreign currency conversion rates and new accounting pronouncements that may affect the consistency in the generally accepted accounting principles that we use.

                                  RISK FACTORS

         THE FOLLOWING SUMMARIZES MATERIAL RISKS WHICH YOU SHOULD CAREFULLY CONSIDER BEFORE YOU DECIDE TO BUY OUR COMMON STOCK IN THIS OFFERING. ANY OF THE FOLLOWING RISKS, IF THEY ACTUALLY OCCUR, WOULD LIKELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

     OUR LACK OF LONG-TERM PURCHASE ORDERS OR COMMITMENTS MAY ADVERSELY AFFECT OUR BUSINESS IF DEMAND IS REDUCED.

         During the nine months ended September 30, 2004, the sale of electronic components accounted for 58.2% of our total net sales, and the sale of communications equipment and related services accounted for 41.8% of our total net sales. In many cases we have long-term contracts with our electronic components and communications equipment customers that cover the general terms and conditions of our relationships with them but that do not include long-term purchase orders or commitments. Rather, our customers issue purchase orders requesting the quantities of communications equipment they desire to purchase from us, and if we are able and willing to fill those orders, then we fill them under the terms of the contracts. Accordingly, we cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a reduced demand for our products that could result from a general economic downturn, from changes in the electronic components and communications equipment industries, including the entry of new competitors into the market, from the introduction by others of new or improved technology, from an unanticipated shift in the needs of our customers, or from other causes.

     OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

         The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, we currently obtain some components used in our products from single or limited sources. Some modem chipsets used in our data communications equipment products have been in short supply and are frequently on allocation by semiconductor manufacturers. We have, from time to time, experienced difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that our suppliers will continue to meet our requirements. Further, disruption in transportation services as a result of enhanced security measures in response to terrorism threats or attacks may cause some increases in costs and timing for both our receipt of components and shipment of products to our customers. If our existing suppliers are unable to meet our requirements, we could be required to alter product designs to use alternative components or, if alterations are not feasible, we could be required to eliminate products from our product line.

         Shortages of components could not only limit our product line and production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher cost substitute components. Significant increases in the prices of components could adversely affect our results of operations because our products compete on price and, therefore, we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would adversely affect our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortages of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products, such as many of our digital switches and all of our custom power supplies, that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations would not occur.

     WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent upon the continued services of key members of our management, including Carmine T. Oliva, our Chairman of the Board, President and Chief Executive Officer, Graham Jefferies, our Executive Vice President and Chief Operating Officer, and Randolph Foote, our Senior Vice President, Chief Financial Officer and Secretary. Mr. Oliva co-founded XET Corporation and has developed personal contacts and other skills that we rely upon in connection with our financing, acquisition and general business strategies. Mr. Jefferies is a long-time employee of Emrise who we have relied upon in connection with our United Kingdom acquisitions and who fulfills significant operational responsibilities in connection with our foreign and domestic operations. We rely upon Mr. Foote's skills in financial reporting, accounting and tax matters in addition to his skills in the analysis of potential acquisitions and general corporate administration. Consequently, the loss of Mr. Oliva, Mr. Jefferies, Mr. Foote or one or more other key members of management could adversely affect us. Although we have entered into employment agreements with each of our executive officers, those agreements are of limited duration and are subject to early termination by the officers under some circumstances. We maintain key-man life insurance on Mr. Oliva and Mr. Jefferies. However, we cannot assure you that we will be able to maintain this insurance in effect or that the coverage will be sufficient to compensate us for the loss of the services of Mr. Oliva or Mr. Jefferies.

     MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US. IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH OUR COMPETITORS IN ANTICIPATING AND RESPONDING TO THE RAPID CHANGES INVOLVING THE ELECTRONIC COMPONENTS AND COMMUNICATIONS EQUIPMENT INDUSTRIES.

         Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the electronic components and communications equipment markets in which we compete, encompass evolving customer requirements, provide a broad range of products and achieve market acceptance of our products. Many of our existing and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Our lack of resources relative to our competitors may cause us to fail to anticipate or respond adequately to technological developments and customer requirements or to experience significant delays in developing or introducing new products and services. These failures or delays could reduce our competitiveness, revenues, profit margins or market share.

     IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY OR MAKE STRATEGIC ACQUISITIONS OR ALLIANCES, OUR LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

         Our business strategy includes growth through acquisitions, strategic alliances and original equipment manufacturer resale agreements, among other arrangements, that we believe will improve our competitive capabilities or provide additional market penetration or business opportunities in areas that are consistent with our business plan. Identifying and pursuing strategic acquisition or other opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. Acquisitions and alliances may also require us to expend a substantial amount of cash or other resources, not only as a result of the direct expenses involved in the acquisition transaction or the creation of the alliance, but also as a result of ongoing research and development activities that may be required to maintain or enhance the long-term competitiveness of acquired products, particularly those products marketed to the rapidly evolving telecommunications industry. If we are unable to make strategic acquisitions, alliances or other arrangements due to our inability to identify appropriate targets, allies or arrangements, or to manage the difficulties or costs involved in the acquisitions, alliances or arrangements, our long-term competitive positioning may suffer.

     IF WE ARE UNABLE TO FULFILL BACKLOG ORDERS DUE TO CIRCUMSTANCES INVOLVING US OR ONE OR MORE OF OUR SUPPLIERS OR CUSTOMERS, OUR ANTICIPATED RESULTS OF OPERATIONS WILL SUFFER.

         As of September 30, 2004, we had $7,307,000 in backlog orders for our products. These orders were due in large part to the long lead-times associated with our electronic components products. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. However, we cannot assure you that we will be successful in fulfilling orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

     FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY THAT MUST BE CONVERTED INTO UNITED STATES DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could affect our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. Sales of our products and services to customers located outside of the United States accounted for approximately 68.8% and 62.7% of our net sales for 2003 and for the nine months ended September 30, 2004, respectively. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure.

     IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our communications equipment products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our communications equipment products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively affect our ability to sell our products.

     BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         Our future success will be highly dependent on proprietary technology, particularly in our communications equipment business. However, we do not hold any patents and we currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Our management believes that because of the rapid pace of technological change in the industries in which we operate, the legal intellectual property protection for our products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. Consequently, we rely to a great extent on trade secret protection for much of our technology. However, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology. Our financial condition would be adversely affected if we were to lose our competitive position due to our inability to adequately protect our proprietary rights as our technology evolves.

                         RISKS RELATED TO THIS OFFERING

     OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK AND IN LITIGATION AGAINST US.

         The market prices of securities of technology-based companies currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. In fact, during 2004, the high and low closing sale prices of a share of our common stock were $1.62 and $0.54, respectively. The market price of our common stock may continue to fluctuate in response to the following factors, many of which are beyond our control:

         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

         o economic conditions specific to the electronic components or communications equipment industries;

         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o delays in our introduction of new products or technological innovations or problems in the functioning of these new products or innovations;

         o    third parties' infringement of our intellectual property rights;

         o changes in our pricing policies or the pricing policies of our competitors;

         o foreign currency translations gains or losses; o regulatory developments;

         o    fluctuations in our quarterly or annual operating results;

         o    additions or departures of key personnel; and

         o    future sales of our common stock or other securities.

         The price at which you purchase shares of common stock may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

     THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE.

         Our quarterly operating results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control. Fluctuations in our operating results may result from a variety of factors.

         For example, the general decline in telecommunications market activity and other changes affecting the telecommunications industry, including consolidations and restructuring of United States and foreign telephone companies, cause our sales to decrease or increase. Our sales may increase if we obtain new customers as a result of the consolidations or restructurings. However, our sales may decrease, either temporarily or permanently to the extent our customers are acquired by or combined with companies that are and choose to remain customers of our competitors.

         In addition, the cyclical nature of the telecommunications business due to the budgetary cycle of Regional Bell Operating Companies, or RBOCs, has had and will continue to have for the foreseeable future an effect on our quarterly operating results. RBOCs generally obtain approval for their annual budgets during the first quarter of each calendar year. If an RBOC's annual budget is not approved early in the calendar year or is insufficient to cover its desired purchases for the entire calendar year, we are unable to sell products to the RBOC during the period of the delay or shortfall.

         Quarter to quarter fluctuations may also result from the uneven pace of technological innovation, the development of products responding to these technological innovations by us and our competitors, our customers' acceptance of these products and innovations, the varied degree of price, product and technological competition and our customers' and competitors' responses to these changes.

         Due to these factors and other factors, including changes in general economic conditions, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance. If our operating results do not meet the expectations of investors, our stock price may fluctuate or decline.

     FUTURE SALES OF SHARES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of January 24, 2005, we had outstanding 37,330,958 shares of common stock. An aggregate of 13,782,092 of these shares are included for resale under this prospectus. As of January 24, 2005, we also had outstanding options and warrants that were exercisable for 6,739,941 shares of common stock. Of these, 4,606,685 shares of common stock underlying warrants are being included for resale under this prospectus. Sales of shares of our common stock in the public market after this registration statement is declared effective, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those shares or perceptions.

     BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR COMMON STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 per share that trade on the OTC Bulletin Board or the Pink Sheets. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a penny stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

     BECAUSE OUR COMMON STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

         Our common stock trades under the symbol "EMRI" on the OTC Bulletin Board. Because our common stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including statements concerning future conditions in the electronic components and communications equipment industries, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the electronic components and communications equipment industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock in this offering. Rather, all proceeds will be received by selling security holders.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends on our capital stock in the past, and we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. In addition, our credit facility with Wells Fargo Bank, N.A., described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," restricts the payment of dividends without the bank's consent.

         We will pay dividends on our common stock only if and when declared by our board of directors. The board of director's ability to declare a dividend is subject to restrictions imposed by Delaware law. In determining whether to declare dividends, the board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the OTC Bulletin Board under the symbol "EMRI" since September 15, 2004. Throughout 2003 and until September 14, 2004, our common stock traded on the OTC Bulletin Board under the symbol "MCTL." The table below shows, for each fiscal quarter indicated, the high and low closing bid prices for shares of our common stock. This information has been obtained from the OTC Bulletin Board. The prices shown reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                HIGH       LOW
                                                                ----       ---
YEAR ENDED DECEMBER 31, 2003
   First Quarter...........................................    $0.20      $0.15
   Second Quarter..........................................     0.37       0.20
   Third Quarter...........................................     1.00       0.28
   Fourth Quarter..........................................     1.37       0.85
YEAR ENDED DECEMBER 31, 2004
   First Quarter...........................................    $1.18      $0.87
   Second Quarter..........................................     1.28       0.76
   Third Quarter...........................................     0.82       0.52
   Fourth Quarter..........................................     1.68       0.60
YEAR ENDING DECEMBER 31, 2005
   First Quarter (through January 27, 2005)................    $1.56      $1.46

         As of January 24, 2005, we had 37,330,958 shares of common stock outstanding held of record by approximately 2,900 stockholders. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On January 24, 2005, the closing sale price of our common stock on the OTC Bulletin Board was $1.52 per share.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2004 and as adjusted to reflect the sale by us of 12,503,500 shares of common stock on January 5, 2005 and the application of the net proceeds after deducting placement agent fees and estimated offering expenses. The information in the table below is qualified in its entirety by, and should be read in conjunction with, our consolidated unaudited financial statements and related notes beginning on page F-1 of this prospectus. The following table excludes the following shares:

         o 3,214,558 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 2,133,256 shares are outstanding at a weighted average exercise price of $0.97 per share; and

         o 830,500 shares of common stock reserved for issuance under outstanding warrants to purchase shares of common stock, at a weighted average exercise price of $0.84 per share.


                                                                    SEPTEMBER 30, 2004
                                                              ---------------------------------
                                                                  ACTUAL            AS ADJUSTED
                                                              ----------------  ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                        (UNAUDITED)
                                                                -------------     -------------
Cash and cash equivalents.....................................  $       379       $     17,423
                                                                -------------     -------------
Long-term debt, less current portion..........................  $     3,325       $      3,325
                                                                -------------     -------------
Stockholders' equity:
   Preferred Stock, $0.01 par value per share, 10,000,000
     shares authorized; no shares issued and outstanding......           --                 --
   Common Stock, $0.0033 par value, 50,000,000 shares
     authorized; 24,777,458 shares issued and outstanding,
     actual; and 37,280,958 shares issued and outstanding,
     as adjusted .............................................           81                122
   Additional paid-in capital.................................       26,700             43,703
   Accumulated deficit........................................      (17,289)           (17,289)
                                                                -------------     -------------
   Accumulated other comprehensive loss.......................           50                 50
                                                                -------------     -------------
     Total stockholders' equity...............................        9,542             26,586
                                                                -------------     -------------
       Total capitalization...................................      $12,867       $     29,911
                                                                ==============    =============

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following financial data should be read in conjunction with the consolidated financial statements and the notes to those statements beginning on page F-1 of this prospectus, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data at December 31, 2003 and 2002 are derived from, and are qualified in their entirety by reference to, the consolidated audited financial statements included in this prospectus, which were audited by Grant Thornton LLP. The consolidated statements of operations and comprehensive income data for the year ended December 31, 2001 are derived from, and are qualified in their entirety by reference to, the consolidated audited financial statements included in this prospectus, which were audited by BDO Seidman, LLP. The consolidated statements of operations and comprehensive income data with respect to the years ended December 31, 2000 and 1999 and the consolidated balance sheet data at December 31, 2000 and 1999 are derived from, and are qualified in their entirety by reference to, our audited financial statements not included in this prospectus. The consolidated statements of operations data and comprehensive income data for the nine months ended September 30, 2004 and 2003 and the consolidated balance sheet data at September 30, 2004 and 2003 are derived from, and are qualified in their entirety by reference to, our unaudited consolidated financial statements included in this prospectus. The historical results that appear below are not necessarily indicative of results to be expected for any future periods.

                                                    NINE MONTHS ENDED
                                                       SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENTS OF OPERATIONS AND          --------------------  -----------------------------------------------------
COMPREHENSIVE INCOME DATA:                           2004       2003       2003       2002       2001       2000       1999
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales........................................  $ 20,093   $ 18,922   $ 25,519   $ 22,664   $ 27,423   $ 28,050   $ 25,913
Cost of sales ...................................    11,217     11,237     14,835     14,147     15,456     15,529     17,066
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit ....................................     8,876      7,685     10,684      8,517     11,967     12,521      8,847
Selling, general and administrative expenses ....     6,749      5,532      7,812      7,731     10,129      9,827     10,584
Engineering and product development expenses ....     1,033        697        951      1,015      1,076      1,167      1,841
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations ...................     1,094      1,456      1,921       (229)       762      1,527     (3,578)
Total other income (expense) ....................      (369)      (313)      (474)      (361)      (414)       207       (492)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations
  before income taxes ...........................       725      1,143      1,447       (590)       348      1,734     (4,070)
Income tax (benefit) expense ....................       128        236        286        (20)        77         31        128
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations ........       597        907      1,161       (570)       271      1,703     (4,198)
Discontinued operations:
  Loss from operations of discontinued
   segment ......................................        --         --         --         --         56       (212)      (847)
  Gain (loss) on disposal of discontinued
   segment including provision for phase
   out period of $122 in 2000 ...................        --         --         --         --         --       (487)       449
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) ...............................       597        907      1,161       (570)       327      1,004     (4,596)
Foreign currency translation adjustment .........       (58)       361        705        446       (312)      (505)      (325)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total comprehensive income (loss) ...............  $    539   $  1,268   $  1,866   $   (124)  $     15   $    499   $ (4,921)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share from
  continuing operations .........................  $   0.03   $   0.04   $   0.05   $  (0.03)  $   0.01   $   0.09   $  (0.26)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share from
  continuing operations .........................  $   0.02   $   0.04   $   0.05   $  (0.03)    0.01 $       0.07      (0.26)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share from
  discontinued operations .......................  $     --   $     --   $     --   $     --   $     --   $  (0.04)  $  (0.02)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share from
  discontinued operations .......................  $     --   $     --   $     --   $     --   $     --   $  (0.03)  $  (0.02)
                                                   =========  =========  =========  =========  =========  =========  =========
Basic earnings (loss) per share .................  $   0.03   $   0.04   $   0.05   $  (0.03)  $   0.02   $   0.05   $  (0.28)
                                                   =========  =========  =========  =========  =========  =========  =========
Diluted earnings (loss) per share ...............  $   0.02   $   0.04   $   0.05   $  (0.03)  $   0.01   $   0.04   $  (0.28)
                                                   =========  =========  =========  =========  =========  =========  =========
Weighted average shares outstanding, basic ......    23,833     22,280     22,567     21,208     20,594     19,504     16,638
Weighted average shares outstanding, diluted ....    24,599     23,604     23,811     21,208     23,782     23,027     16,638

                                                                             AT DECEMBER 31,
                                          AT SEPTEMBER 30,   ------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:                2004           2003      2002      2001      2000      1999
                                              --------       --------  --------  --------  --------  --------
                                                                     (IN THOUSANDS)
Cash and cash equivalents .................   $   379        $ 1,174   $   254   $   604   $   756   $   480
Working capital ...........................     4,599          5,696     3,961     3,686     2,780     1,080
Total assets ..............................    22,072         17,169    16,786    17,688    19,484    16,489
Long-term debt, net of current portion ....     2,435            819       927       763       282       143
Stockholders' equity ......................     9,542          7,916     5,732     5,862     5,807     3,801
Convertible redeemable preferred stock ....        --             --       282       270       259       588

         No cash dividends on our common stock were declared during any of the periods presented above. In October 2000, we decided to discontinue our circuits segment's operations. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in historical financial data above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED AUDITED FINANCIAL STATEMENTS AND THE RELATED NOTES AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE ELECTRONIC COMPONENTS AND COMMUNICATIONS EQUIPMENT INDUSTRIES AND OUR EXPECTATIONS REGARDING OUR FUTURE PERFORMANCE, LIQUIDITY AND CAPITAL RESOURCES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND UNDER OTHER CAPTIONS CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         Through our three wholly-owned operating subsidiaries, XET Corporation, CXR Larus (formerly, CXR Telcom Corporation) and CXR-AJ, and through the divisions and subsidiaries of those subsidiaries, we design, develop, manufacture, assemble, and market products and services in the following two material business segments:

         o    Electronic Components

              --     digital and rotary switches

              --     electronic power supplies

              --     subsystem assemblies

         o    Communications Equipment

              --     network access and transmission products

              --     communication timing and synchronization products

              --     communications test instruments

         Our sales are primarily in North America, Europe and Asia. Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

         Sales to customers in the electronic components segment, primarily to aerospace customers, defense contractors and industrial customers, were 63.4%, 59.1% and 46.1% of our total net sales during 2003, 2002 and 2001, respectively, and 58.2% of our total net sales during the nine months ended September 30, 2004. Sales of communications equipment and related services, primarily to private customer premises and public carrier customers, were 36.6%, 40.9% and 53.9% of our total net sales during 2003, 2002 and 2001, respectively, and 41.8% of our total net sales during the nine months ended September 30, 2004.

         During the nine months ended September 30, 2004, we achieved a 25.8% sales increase in our communications equipment segment as compared to the nine months ended September 30, 2003. Excluding sales of $1,468,000 from Larus Corporation, which we acquired in July 2004, our communications equipment sales increased 3.8% in the nine months ended September 30, 2004 as compared to the prior year period. Sales of our electronic components segment during the nine months ended September 30, 2004 decreased 4.5% as compared to the comparable prior year period. As discussed below, our improved sales, cost reductions and Asian outsourcing have reduced the breakeven point in our communications equipment segment, which enabled us to produce an improved operating profit in this segment despite the historically low sales volume that reflects a three-year downturn in the telecommunications market.

         In 2003, our communications equipment segment sales increased slightly from the historically low level experienced in 2002. As a result of the telecommunications business downturn in 2001 and 2002, we experienced significant reductions in sales and gross profit as well as changes in our product mix. Consequently, during 2003 we shifted our overall focus toward growing our electronic components business. However, we also continued working to improve the growth and performance of our communications equipment business, particularly customer premises network access and transmission products. These efforts continued during 2004 and included our recent acquisition of Larus Corporation as discussed below. We expect this acquisition to enhance our performance based upon synergies anticipated to occur through the merger of Larus Corporation with and into CXR Telcom Corporation and the change in the name of CXR Telcom Corporation to CXR Larus Corporation, all of which occurred in December 2004.

         In addition to shifting our overall focus toward growing our electronic components business, during the first half of 2003 we reduced costs at CXR Larus by reducing its work force and increasing our sourcing of test equipment components from Asian manufacturers that produce components for lower prices than we previously paid to our former suppliers. We also reduced costs elsewhere in our communications equipment segment and lowered the breakeven point both in our United States and France operations through various cost-cutting methods, such as using Asian contract manufacturers, reducing facility rent expense and downsizing our administrative office in Paris, France. These cost-cutting efforts were a major factor in restoring our communications equipment segment to profitability in 2003 and the first nine months of 2004. However, we cannot predict if the recent improvement in telecom sales we are experiencing indicates the end of the severe telecommunications market downturn or the extent to which the downturn may continue to negatively affect our ability to sell our products and services to customers in the telecommunications industry.

         In July 2004, we acquired Larus Corporation. Larus Corporation was a San Jose, California-based manufacturer and seller of telecommunications products that has one wholly-owned subsidiary, Vista Labs, Incorporated, or Vista, which provided engineering services to Larus Corporation. The basic purchase terms of the acquisition are described below. We consolidated the results of operations of Larus Corporation beginning from the date of acquisition, July 13, 2004. Based on current sales projections, we anticipate that the acquisition of Larus Corporation will be accretive to our earnings per share despite the associated expenses relating both to the payment of the purchase price and the operation and integration of Larus Corporation's business. We expect increased sales of our French subsidiary's products in the United States market as a result of sales and marketing support for the French products by CXR Larus' United States-based sales and marketing staff. We have consolidated our CXR Larus subsidiary's operations into Larus Corporation's facility, which we anticipate will result in significant administrative and facilities cost savings.

         We acquired all of the assets and liabilities of Larus Corporation, including the intellectual property, cash, accounts receivable and inventories owned by each of Larus Corporation and Vista. The purchase price for the acquisition consisted of $1,000,000 in cash, the issuance of 1,213,592 shares of our common stock, $887,500 in the form of two short-term, zero interest promissory notes that have since been repaid, $3,000,000 in the form of two subordinated secured promissory notes, and warrants to purchase up to an aggregate of 150,000 shares of our stock at $1.30 per share. In addition, we assumed $245,000 in accounts payable and accrued expenses and entered into an above-market real property lease with the sellers. This lease represents an obligation that exceeds the fair market value by approximately $756,000 and is part of the acquisition purchase price. The cash portion of the acquisition purchase price was funded with proceeds from our credit facility with Wells Fargo Bank, N.A. and cash on-hand.

         The following table summarizes the unaudited assets acquired and liabilities assumed in connection with this acquisition:
                                                                     Amount in
                                                                     Thousands
                                                                     ---------
        Current assets.......................................         $ 2,488
        Property, plant and equipment........................              90
        Goodwill.............................................           5,535
                                                                     ---------
        Total assets acquired................................           8,113
        Current liabilities..................................            (685)
        Other liabilities....................................            (132)
                                                                     ---------
        Total liabilities assumed............................            (817)
                                                                     ---------
        Net assets acquired..................................         $ 7,296
                                                                     =========

         The following table summarizes, on an unaudited pro forma basis, the combined results of operations of Emrise and Larus Corporation, as though the acquisition occurred as of January 1, 2003. The pro forma amounts give effect to appropriate adjustments for interest expense and income taxes. The pro forma amounts presented are not necessarily indicative of future operating results (in thousands, except per share amounts):

                                        Three Months Ended       Nine Months Ended
                                          September 30,            September 30,
                                      ---------------------   -----------------------
                                        2004         2003        2004         2003
                                      ---------   ---------   ----------   ----------
Revenues                              $   7,469   $   7,893   $   22,718   $   23,234
Net income                                  158         761          869        1,639
Earnings per share of common stock:
     Basic                            $    0.01   $    0.03   $     0.04   $     0.07
                                      =========   =========   ==========   ==========
     Diluted                          $    0.01   $    0.03   $     0.04   $     0.07
                                      =========   =========   ==========   ==========

CRITICAL ACCOUNTING POLICIES

         We believe our most critical accounting policies include inventory valuation, foreign currency translation and goodwill impairment.

     INVENTORY VALUATION

         We value our inventory at the lower of the actual cost to purchase or manufacture the inventory or the current estimated market value of the inventory. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements for the next twelve months. Demand for our products can fluctuate significantly. A significant increase in the demand for our products could result in a short-term increase in the cost of inventory purchases, while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand.

         In addition, the communications equipment industry is characterized by rapid technological change, frequent new product development, and rapid product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Also, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our cost of goods sold at the time of such determination. Likewise, if our inventory is determined to be undervalued, we may have over-reported our costs of goods sold in previous periods and would be required to recognize additional operating income at the time of sale. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant effect on the value of our inventory and our reported operating results.

     FOREIGN CURRENCY TRANSLATION

         We have foreign subsidiaries that together accounted for 68.8% of our net sales, 70.6% of our assets and 70.3% of our total liabilities as of and for the year ended December 31, 2003, and 62.7% of our net sales, 46.9% of our assets and 29.7% of our total liabilities as of and for the nine months ended September 30, 2004. In preparing our consolidated financial statements, we are required to translate the financial statements of our foreign subsidiaries from the currencies in which they keep their accounting records into United States dollars. This process results in exchange gains and losses which, under relevant accounting guidance, are either included within our statement of operations or as a separate part of our net equity under the caption "cumulative translation adjustment."

         Under relevant accounting guidance, the treatment of these translation gains or losses depends upon our management's determination of the functional currency of each subsidiary. This determination involves consideration of relevant economic facts and circumstances affecting the subsidiary. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures, would be considered the functional currency. However, management must also consider any dependency of the subsidiary upon the parent and the nature of the subsidiary's operations.

         If management deems any subsidiary's functional currency to be its local currency, then any gain or loss associated with the translation of that subsidiary's financial statements is included in a cumulative translation adjustment. However, if management deems the functional currency to be United States dollars, then any gain or loss associated with the translation of these financial statements would be included within our statement of operations.

         If we dispose of any of our subsidiaries, any cumulative translation gains or losses would be realized into our statement of operations. If we determine that there has been a change in the functional currency of a subsidiary to United States dollars, then any translation gains or losses arising after the date of the change would be included within our statement of operations.

         Based on our assessment of the factors discussed above, we consider the functional currency of each of our international subsidiaries to be each subsidiary's local currency. Accordingly, we had cumulative translation gains of $108,000 and $50,000 that were included as part of accumulated other comprehensive income within our balance sheets at December 31, 2003 and September 30, 2004, respectively. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we included foreign currency translation adjustments of a gain of approximately $705,000 and a loss of $58,000, respectively, under other comprehensive income or loss.

         If we had determined that the functional currency of our subsidiaries was United States dollars, these gains or losses would have decreased or increased our loss for these periods. The magnitude of these gains or losses depends upon movements in the exchange rates of the foreign currencies in which we transact business as compared to the value of the United States dollar. These currencies include the euro, the British pound and the Japanese yen. Any future translation gains or losses could be significantly higher or lower than those we recorded for these periods.

     GOODWILL IMPAIRMENT

         We periodically evaluate acquired businesses for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of our acquired businesses.

         In assessing potential impairment of goodwill, we consider these factors as well as forecasted financial performance of the acquired businesses. If forecasts are not met, we may have to record additional impairment charges not previously recognized. In assessing the recoverability of our goodwill and other intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of those respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets that were not previously recorded. If that were the case, we would have to record an expense in order to reduce the carrying value of our goodwill. On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS No. 142, and were required to analyze our goodwill for impairment issues by June 30, 2002, and then at least annually after that date. At December 31, 2003, the reported goodwill totaled $2,447,000 (net of accumulated amortization of $1,070,000). During 2003 and the nine months ended September 30, 2004, we did not record any impairment losses related to goodwill and other intangible assets.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

         The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of total net sales:

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                           ---------------------
                                                             2004         2003
                                                           ---------   ---------
Net sales............................................       100.0%       100.0%
Cost of sales........................................        55.8         59.4
                                                           ---------   ---------
Gross profit.........................................        44.2         40.6
Selling, general and administrative expenses.........        33.7         29.2
Engineering and product development expenses.........         5.1          3.7
                                                           ---------   ---------
Operating income.....................................         5.4          7.7
Interest expense.....................................        (1.5)        (1.7)
Other income.........................................        (0.3)          --
                                                           ---------   ---------
Income before income tax expense.....................         3.6          6.0
Income tax expense...................................         0.6          1.2
                                                           ---------   ---------
Net income ..........................................         3.0%         4.8%
                                                           =========   =========

         NET SALES. Net sales for the nine months ended September 30, 2004 increased by $1,171,000 (6.2%) to $20,093,000 as compared to $18,922,000 for the nine months ended September 30, 2003.

         Net sales of our electronic components decreased by $548,000 (4.5%) to $11,703,000 as compared to $12,251,000 for the nine months ended September 30, 2003. Net sales of power supplies and related electronic subsystem assemblies by XCEL Power Systems, Ltd., or XPS, decreased by $1,384,000 (19.4%) to $5,753,000 as compared to $7,137,000 for the nine months ended September 30, 2003 due to delayed required delivery schedules. Net sales of switches manufactured by XET Corporation's Digitran Division increased by $361,000 (8.6%) to $4,541,000 as compared to $4,180,000 for the nine months ended September 30, 2003. The increase in net sales of digital switches was a result of increased orders from our customers for military equipment spare parts that we believe were partially due to the war in Iraq. Sales of electronic subsystem assemblies manufactured by the Digitran Division were $122,000 for the nine months ended September 30, 2004 as compared to $266,000 in the prior year period.

         Net sales of our communications equipment products and services for the nine months ended September 30, 2004 increased by $1,719,000 (25.8%) to $8,390,000 as compared to $6,671,000 for the nine months ended September 30, 2003. The increase was primarily due to the inclusion of sales by Larus Corporation totaling $1,468,000. Net sales of test equipment increased by $184,000 (11.7%) to $1,755,000 as compared to $1,571,000 for the nine months ended September 30, 2003 primarily due to increased market penetration into the central region of the United States and $115,000 of sales related to a new contract for test equipment for an agency of the Department of Homeland Security.

         Sales by Larus Corporation of communication timing and synchronization products were $510,000 for the nine months ended September 30, 2004. This product line is new to us, having acquired it with the purchase of Larus Corporation, hence we had no communication timing and synchronization product sales in the prior year period.

         Net sales of network access equipment and transmission products increased by $1,058,000 (23.8%) to $5,511,000 as compared to $4,453,000 for the prior year period primarily due to $956,000 in sales by Larus Corporation.

         GROSS PROFIT. Gross profit as a percentage of total net sales increased to 44.2% for the nine months ended September 30, 2004 as compared to 40.6% for the comparable period in 2003. In dollar terms, total gross profit increased by $1,191,000 (15.5%) to $8,876,000 for the nine months ended September 30, 2004 as compared to $7,685,000 for the nine months ended September 30, 2003.

         Gross profit for our electronic components segment increased slightly in dollar terms by $31,000 (0.6%) to $4,894,000 for the nine months ended September 30, 2004 as compared to $4,863,000 for the nine months ended September 30, 2003, and increased as a percentage of related net sales to 41.8% for the nine months ended September 30, 2004 from 39.7% for the nine months ended September 30, 2003. This increase primarily resulted from increased profit margins of switches at XET Corporation's Digitran Division due to changes in product mix to a greater proportion of high margin military spare parts that resulted in a gross profit of $2,606,000 as compared to $2,313,000 in the prior year period. The gross profit for XPS, producer of power supplies, decreased to $1,865,000 from $2,117,000 in the prior year period primarily due to lower shipments.

         Gross profit for our communications equipment segment increased in dollar terms by $1,159,000 (41.1%) to $3,982,000 for the nine months ended September 30, 2004 as compared to $2,823,000 for the nine months ended September 30, 2003, and increased as a percentage of net sales to 47.5% for the nine months ended September 30, 2004 from 42.3% for the nine months ended September 30, 2003. The increase in gross profit was due to the inclusion of Larus Corporation's gross profit of $873,000 from July 13, 2004, and the reduction in costs at CXR Larus for test equipment primarily due to Asian outsourcing. The gross margin for test instruments increased significantly to 65.4% for the nine months ended September 30, 2004 from 40.3% for the prior year period and to $1,260,000 for the nine months ended September 30, 2004 as compared to $748,000 for the prior year period. CXR-AJ's gross profit, which is mainly generated by sales of network access equipment, increased to $2,127,000 for the nine months ended September 30, 2004 from $2,075,000 for the prior year period primarily due to increased sales volumes of network access products, and CXR-AJ's gross margin declined slightly to 42.6% for the nine months ended September 30, 2004 from 43.1% for the prior year period due to a larger proportion of resale products in the sales base as compared to the proportion of our in-house manufactured products in the sales base.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $1,217,000 (22.0%) to $6,749,000 for the nine months ended September 30, 2004 as compared to $5,532,000 for the nine months ended September 30, 2003. Selling, general and administrative expenses also increased as a percentage of total net sales, to 33.7% of net sales during the nine months ended September 30, 2004 from 29.2% of net sales during the comparable period in 2003. The increase in selling, general and administrative expenses was due to several factors discussed below.

         Sales expenses increased by $667,000 (36.4%) to $2,497,000 for the nine months ended September 30, 2004 as compared to $1,830,000 for the prior year period due to the addition of sales managers at XET Corporation's Digitran Division and XPS, and increased marketing expenses for our new very low profile rotary and digital switches, test instruments and network access products, attendance at tradeshows, increased advertising and the development of English language literature for our products produced in France. Administrative expenses increased by $550,000 (14.9%) to $4,252,000 for the nine months ended September 30, 2004 as compared to $3,702,000 for the nine months ended September 30, 2003 due to increases in legal, accounting and investor relations expenses and investment banking fees that primarily related to searching for and analyzing potential acquisitions.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of product development activities. These expenses increased by $336,000 (48.2%) to $1,033,000 for the nine months ended September 30, 2004 as compared to $697,000 for the prior year period. The majority of the increase was due to the inclusion of $110,000 of expenses incurred by Larus Corporation, and additional engineering and patent expenses for our new patent-pending low profile rotary and digital switch products, including the hiring of two engineers.

         OTHER INCOME AND EXPENSE. Interest expense decreased to $305,000 for the nine months ended September 30, 2004 as compared to $317,000 for the nine months ended September 30, 2003 due to lower loan balances. Other expense was $64,000 for the nine months ended September 30, 2004 as compared to other income of $4,000 for the nine months ended September 30, 2003.

         INCOME TAX EXPENSE. Income tax expense for the nine months ended September 30, 2004 was $128,000 as compared to $236,000 for the comparable prior year period. The majority of the tax relates to United Kingdom income tax. The reduction was primarily due to a reduced United Kingdom income tax payable related to an increase in available loss carryforwards.

         NET INCOME. The net income for the nine months ended September 30, 2004 decreased by $310,000 (34.2%) to $597,000 as compared to the net income of $907,000 for the nine months ended September 30, 2003. This reduction was generally due to an increase in product development, selling and administrative expenses that reduced the effect of our greatly improved gross profit and gross profit margins.

     YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         The following table sets forth, for the periods indicated, selected statements of operations data expressed as a percentage of total net sales.

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                          2003          2002
                                                        --------      --------
Net sales...........................................     100.0%        100.0%
Cost of sales.......................................      58.1          62.4
                                                        --------      --------
Gross profit........................................      41.9          37.6
Selling, general and administrative expenses........      30.6          34.1
Engineering and product development expenses........       3.8           4.5
                                                        --------      --------
Operating income (loss).............................       7.5          (1.0)
Interest expense....................................      (1.6)         (1.9)
Other income (expense)..............................      (0.2)          0.3
                                                        --------      --------
Income (loss) before income taxes...................       5.7          (2.6)
Income tax expense (benefit)........................       1.2          (0.1)
                                                        --------      --------
Net income (loss)...................................       4.5%         (2.5)%
                                                        ========      ========

         NET SALES. Net sales for 2003 increased by $2,855,000 (12.6%) to $25,519,000 as compared to $22,664,000 for 2002.

         Net sales of our electronic components for 2003 increased by $2,778,000 (20.7%) to $16,168,000 as compared to $13,390,000 for 2002. Net sales of power supplies by XPS for 2003 increased by $1,665,000 (23.5%) to $8,763,000 as compared to $7,098,000 for 2002 due to an increase in the number of products shipped under long-term programs. XPS also shipped $1,226,000 of electronic subassemblies in 2003 as compared to $50,000 in 2002. However, we anticipate that sales of power supplies in 2004 will decline from 2003 levels based on expected timing of shipments. Sales of digital switches manufactured by XET Corporation's Digitran Division for 2003 increased by $563,000 (11.9%) to $5,307,000 as compared to $4,744,000 for 2002. The increase in sales of digital switches was primarily a result of an increase in orders for spare parts that we believe was mainly due to increased military activities. Sales of electronic subsystem assemblies were $1,226,000 in 2003 as compared to $1,125,000 in 2002 due to an increased volume of subsystem assemblies sold by XPS, which was offset by a reduction in subsystem assembly sales by XET's Digitran Division due to the completion of a major contract in 2002.

         Net sales of our communications equipment products and services for 2003 increased slightly by $77,000 (0.8%) to $9,351,000 as compared to $9,274,000 for 2002. We improved sales of network access and transmission equipment products by $740,000, which improvement was partially offset by a $583,000 decline in sales of test equipment by CXR Larus and CXR-AJ. Network access and transmission equipment net sales for 2003 increased by $740,000 (13.7%) to $6,139,000 as compared to $5,399,000 for 2002. Test equipment net sales for 2003 decreased by $528,000 (18.3%) to $2,353,000 as compared to $2,881,000 for 2002. The sales decrease resulted from a reduction in orders from telecommunication customers in the United States, which we believe was primarily due to the weak telecom market and the continuing effect of CXR-AJ's discontinuation of test equipment resales.

         CXR-AJ produces all of our transmission products and network access equipment. Total net sales by CXR-AJ, including both test equipment and networking and transmission equipment, increased by $771,000 (13.2%) to $6,626,000 as compared to $5,855,000 for 2002. This sales increase was achieved even though we terminated our resale of test equipment business in Europe, except for residual obligations, at the end of 2002.

         Net sales of our CXR HALCYON 704 series field test equipment increased slightly by $37,000 (1.9%) to $1,994,000 as compared to $1,957,000 for 2002. We have aggressively marketed to non-telecommunication customers, such as government agencies, electric utilities and transportation agencies and this has resulted in improved sales of our CXR HALCYON products to non-telecommunications customers. Nevertheless, CXR Larus' major customers are the large U.S. telecommunication companies, and their capital budget expenditures for CXR HALCYON equipment are still low in terms of our historical experience.

         GROSS PROFIT. Gross profit as a percentage of total net sales increased to 41.9% for 2003 as compared to 37.6% for 2002. In dollar terms, total gross profit increased by $2,167,000 (25.4%) to $10,683,000 as compared to $8,517,000 for 2002.

         Gross profit for our electronic components segment increased in dollar terms by $1,434,000 (27.6%) to $6,637,000 as compared to $5,203,000 for 2002, and increased as a percentage of related net sales to 41.1% for 2003 from 38.9% for 2002. This increase primarily was the result of increases in the profit margins of both digital switches and power supplies due to changes in product mix for both switch and XPS's power supply products. Also, increased volume helped increase gross margins of power supplies by reducing per unit costs.

         Gross profit for our communications equipment segment increased in dollar terms by $733,000 (22.1%) to $4,046,000 as compared to $3,313,000 for
2002, and increased as a percentage of net sales to 43.3% for 2003 from 35.7% for 2002. The increase in gross profit as a percentage of net sales primarily was due to reduced costs. CXR Larus and CXR-AJ increased their gross margins as a percent of sales to 45.0% and 42.6% from 34.1% and 36.7%, respectively, due to cost reductions and higher sales at CXR-AJ.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 2003 increased slightly by $81,000 (1.0%) to $7,812,000 as compared to $7,731,000 for 2002. Selling, general and administrative expenses decreased as a percentage of total net sales, to 30.6% of net sales during 2003 from 34.1% of net sales during 2002. Selling expenses remained static in 2003 as compared to 2002. General and administrative expenses increased modestly by $77,000 or 1.5%.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our communications equipment segment and XET Corporation's Digitran Division. These expenses decreased by $64,000 (6.3%) to $951,000 as compared to $1,015,000 for 2002, primarily because of cost reductions in the communications equipment segment.

         OTHER INCOME (EXPENSE). Interest expense decreased by $25,000 (5.7%) to $416,000 for 2003 as compared to $441,000 for 2002 generally due to lower average debt balances at XPS and CXR-AJ. Other expense was $58,000 for 2003 as compared to other income of $80,000 for 2002 primarily due to foreign currency losses.

         INCOME TAX EXPENSE (BENEFIT). Income tax expense for 2003 was $286,000 as compared to an income tax benefit of $20,000 for 2002. The majority of the increase related to the recording by XPS of a provision for U.K. income tax that was required because XPS produced greater taxable income for 2003 than in 2002 and has consumed its net operating loss carryforwards.

         NET INCOME (LOSS). The net income for 2003 was $1,161,000 as compared to the net loss of $570,000 for 2002, an improvement of $1,731,000. The largest contributions to this positive change were the $1,099,000 and $856,000 increases in operating income of XPS and CXR-AJ, respectively, due to increased sales of XPS and increased sales and reduced costs at CXR-AJ. In addition, CXR Larus improved its operating income by $486,000 by reducing costs. We continue to closely monitor costs throughout our operations and have reduced costs through staffing reductions in our communications equipment operations in the United States and France and through various other cost-cutting methods, such as using contract manufacturers and reducing facility rent expense. These actions substantially reduced the sales volume required to produce profitability at both CXR Larus and CXR-AJ.

     YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

         The following table sets forth, for the periods indicated, selected statements of operations data expressed as a percentage of total net sales.

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                           2002         2001
                                                        ----------   ----------
Net sales.............................................     100.0%       100.0%
Cost of sales.........................................      62.4         56.4
                                                        ----------   ----------
Gross profit..........................................      37.6         43.6
Selling, general and administrative expenses..........      34.1         36.9
Engineering and product development expenses..........       4.5          3.9
                                                        ----------   ----------
Operating income (loss)...............................      (1.0)         2.8
Interest expense......................................      (1.9)        (1.4)
Other income (expense)................................       0.3         (0.1)
                                                        ----------   ----------
Income (loss) from continuing operations before
  income taxes........................................      (2.6)         1.3
Income tax expense (benefit)..........................      (0.1)         0.3
                                                        ----------   ----------
Income (loss) from continuing operations..............      (2.5)         1.0
Income (loss) from discontinued operations............        --          0.2
                                                        ----------   ----------
Net income (loss).....................................      (2.5)%        1.2%
                                                        ==========   ==========

     CONTINUING OPERATIONS

         NET SALES. Net sales for 2002 decreased by $4,759,000 (17.4%) to $22,664,000 as compared to $27,423,000 for 2001.

         Net sales of our electronic components increased by $744,000 (5.9%) to $13,390,000 for 2002 as compared to $12,646,000 for 2001. Sales of power supplies by XPS increased by $1,616,000 (29.5%) to $7,098,000 for 2002 as compared to $5,482,000 for 2001 due to an increase in the number of products shipped under long-term programs. Sales of digital switches manufactured by XET Corporation's Digitran Division declined by $1,593,000 (25.1%) to $4,744,000 for 2002 as compared to $5,405,000 for 2001. The decline in sales of digital switches was a result of lower than expected orders, which we believe was primarily due to a deferral of government orders. XET Corporation increased its sales of subassemblies by $892,000 (383%) to $1,125,000 for 2002 as compared to $233,000 for 2001 due to new contracts for electronic subsystems from a major aerospace company. These contracts were executed beginning in January 2002, and the final shipments under these contracts were in November 2002.

         Net sales of our communications equipment products and services for 2002 declined by $5,503,000 (37.2%) to $9,274,000 as compared to $14,777,000 for
2001. Test equipment net sales for 2002 declined by $4,439,000 (60.6%) to $2,881,000 as compared to $7,320,000 for 2001. The sales decline resulted from a $2,546,000 reduction in sales of test equipment by CXR Larus and a $1,893,000 reduction in resales by CXR-AJ of test equipment not manufactured by us following our decision to discontinue those resales due to the lower gross margin trends on resale products. Management believes the sales decline for CXR Larus resulted primarily from reductions in capital spending in 2002 as compared to capital spending in 2001 by many of our telecommunications customers due to generally weak telecommunications markets. The sales decline for CXR-AJ occurred primarily because the exclusive distribution agreement that CXR-AJ had with Sunrise Telecom, Inc. terminated as of November 1, 2001, and CXR-AJ decided not to remain in the test instruments resale business except to support a limited number of existing customers.

         Net sales of our CXR HALCYON 704 series field test equipment decreased by $1,892,000 (49.2%) to $1,957,000 for 2002 as compared to $3,849,000 for 2001.
Net sales of our T-Com central office test equipment product line declined by $643,000 (54.1%) to $527,000 for 2002 as compared to $1,186,000 for 2001, primarily due to continued weakening in the market for central office test equipment.

         We believe that many of the United States telecom customers that CXR Larus serves built networks to handle an anticipated demand for voice and data traffic that has not yet occurred. Consequently, many of these customers reduced their purchasing budgets for 2002. This had a negative effect on CXR Larus' sales.

         Net sales of transmission products and networking equipment produced by CXR-AJ decreased by $1,379,000 (20.3%) to $5,399,000 for 2002 as compared to $6,778,000 for 2001. We believe this decrease occurred primarily because of the weak telecom market and the disruption caused by the French elections in mid-2002. Total net sales by CXR-AJ, including both test equipment and transmission and networking equipment, decreased by $1,992,000 (25.4%) to $5,855,000 for 2002 as compared to $7,847,000 for 2001. We believe that the decreases in CXR-AJ's and CXR Larus' sales relate to the overall slowdown in the telecom markets and the termination of the Sunrise Telecom contract discussed above, and that the French national and local elections in April and May 2002 may have caused a delay in purchases by major governmental customers of CXR-AJ.

         GROSS PROFIT. Gross profit as a percentage of total net sales decreased to 37.6% for 2002 as compared to 43.6% for 2001. In dollar terms, total gross profit decreased by $3,450,000 (28.8%) for 2002 to $8,517,000 as compared to $11,967,000 for 2001.

         Gross profit for our electronic components segment decreased in dollar terms by $271,000 (5.0%) to $5,203,000 for 2002 as compared to $5,505,000 for
2001, and decreased as a percentage of related net sales from 43.3% for 2001 to 38.9% for 2002. This decrease primarily was the result of a larger proportion of power supply sales in comparison to sales of digital switches and electronic subassemblies, both of which carry higher gross margins than power supplies.

         Gross profit for our communications equipment segment decreased in dollar terms by $3,149,000 (48.7%) to $3,313,000 for 2002 as compared to
$6,462,000 for 2001, and decreased as a percentage of net sales from 43.7% for 2001 to 35.7% for 2002. The decrease in gross profit as a percentage of net sales primarily was due to the substantial reduction in sales volume that increased overhead costs on a per unit basis.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $2,398,000 (23.7%) to $7,731,000 for 2002 as compared to $10,129,000 for 2001. Selling, general and administrative expenses also declined as a percentage of total net sales, from 36.9% of net sales during 2001 to 34.1% of net sales during 2002. The decrease in selling, general and administrative expenses was due to several factors. For example, we incurred $608,000 in legal and accounting fees during 2001 in connection with amendments to a securities registration statement and periodic reports but did not incur any of those expenses during 2002. Selling expenses were reduced by $624,000 in our communications equipment segment and $117,000 in our electronic components segment primarily due to lower commissions on reduced sales and cost reductions during 2002. Administrative costs were reduced by $546,000 in our communications equipment segment primarily due to staff reductions at CXR Larus and CXR-AJ. Also, because of the new accounting rules of SFAS No. 142, effective January 1, 2002 we no longer amortize goodwill. Goodwill accounted for $326,000 of our amortization expense in 2001.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our communications equipment segment. These expenses remained relatively unchanged at $1,015,000 for 2002 as compared to $1,076,000 for 2001. We achieved cost savings from the closure of our St. Charles, Illinois engineering facility in August 2001 and the relocation, consolidation and downsizing of that engineering function into a facility we used to maintain in Fremont, California. The cost savings were partially offset with increases in engineering expenses for the development of a new rotary switch at XET Corporation's Digitran Division operation in Rancho Cucamonga, California.

         OTHER INCOME AND EXPENSE. Interest expense increased by $45,000 (11.4%) to $441,000 for 2002 from $396,000 for 2001 due to higher debt loads at our foreign subsidiaries. Other income was $80,000 in 2002 as compared to $18,000 of other expense reported in 2001. This positive change primarily resulted from miscellaneous tax refunds and miscellaneous expense reductions that occurred during 2002.

         INCOME TAX EXPENSE (BENEFIT). Income tax benefit for 2002 was $20,000 as compared to $77,000 of income tax expense for 2001. The income tax benefit in 2002 consisted of United Kingdom income tax refundable amounts due to the availability of net operating loss deductions. This benefit was net of $19,000 of state income taxes and $14,000 of French income tax.

         NET LOSS. Net loss for 2002 was $570,000 as compared to net income of $327,000 for 2001. The major cause of this change was the reduction in sales of our communications equipment segment below the level needed to cover fixed costs. We took in 2002 and 2001 various actions to reduce costs through staffing reductions in our communications equipment operations in the United States and France and through various other cost-cutting methods, such as using contract manufacturers, reducing facility rent expense and phasing out our administrative office in Paris, France. These actions substantially reduced the sales volume required to turn a profit at both CXR Larus and CXR-AJ.

     DISCONTINUED OPERATIONS

         As a result of our decision to discontinue our last remaining material circuits subsidiary in October 2000, our circuits segment has been accounted for as discontinued operations. We reported income of $56,000 in 2001 as a result of reversal of excess accruals.

LIQUIDITY AND CAPITAL RESOURCES

         During the year ended December 31, 2003 and the nine months ended September 30, 2004, we funded our operations primarily through revenue generated from our operations and through our existing and previous lines of credit with Wells Fargo Bank, N.A., Wells Fargo Business Credit, Inc. and various foreign banks. As of September 30, 2004, we had working capital of $4,599,000, which represented a $1,097,000 decrease from working capital of $5,696,000 at December 31, 2003, primarily due to the acquisition of Larus Corporation. Also at September 30, 2004, we had an accumulated deficit of $17,289,000, accumulated other comprehensive gains of $50,000, cash and cash equivalents of $379,000, and $5,381,000 of accounts receivable. At December 31, 2003, we had an accumulated deficit of $17,886,000, accumulated other comprehensive gains of $108,000, cash and cash equivalents of $1,174,000, and $5,393,000 of accounts receivable.

         Cash provided by our operating activities increased by 49.2% to $1,579,000 for the nine months ended September 30, 2004 as compared to cash provided by our operating activities of $1,058,000 for the nine months ended September 30, 2003. This $521,000 increase in cash provided by operations during the nine months ended September 30, 2004 as compared to the comparable prior year period primarily resulted from improved accounts receivable collections.

         Cash used in our investing activities totaled $1,923,000 for the nine months ended September 30, 2004 as compared to $17,000 for the nine months ended September 30, 2003. Included in the results for the nine months ended September 30, 2004 are net cash of $1,492,000 to acquire Larus Corporation and $431,000 of fixed asset purchases for telecommunications, management information systems and support of prototype and production quantities of our new low profile rotary and digital switches.

         Cash used in our financing activities totaled $373,000 for the nine months ended September 30, 2004 as compared to $1,050,000 of cash used in our financing activities for the first nine months of 2003, primarily due to repayment of bank debt in both periods.

         On June 1, 2004, our subsidiaries, XET Corporation and CXR Larus, together with Emrise acting as guarantor, obtained a credit facility from Wells Fargo Bank, N.A. for our domestic operations. This facility is effective through July 1, 2005 and replaced the previous credit facility we had with Wells Fargo Business Credit, Inc. No prepayment penalty was due because the prior loan contract excluded from prepayment penalties loans replaced with new credit facilities from Wells Fargo Bank, N.A. Also, the new credit facility has no minimum interest but is subject to an unused commitment fee equal to 0.25% per annum, payable quarterly based on the average daily unused amount of the line of credit described in the following paragraph.

         The new credit facility provides a $3,000,000 revolving line of credit secured by accounts receivable, other rights to payment and general intangibles, inventories and equipment. Borrowings do not need to be supported by specific receivables or inventory balances unless aggregate borrowings under the line of credit and the term loan described in the following paragraph exceed $2,000,000 for 30 consecutive days (a "conversion event"). If a conversion event occurs, the line of credit will convert into a formula-based line of credit until the borrowings are equal to or less than $2,000,000 for 30 consecutive days. The formula generally provides that outstanding borrowings under the line of credit may not exceed an aggregate of 80% of eligible accounts receivable, plus 15% of the value of eligible raw material inventory, plus 30% of the value of eligible finished goods inventory. The interest rate is variable and is adjusted monthly based on the prime rate plus 0.5%. The prime rate at September 30, 2004 was 4.75%.

         The new credit facility also provides a term loan of $150,000 secured by equipment, amortizable over 36 months at a variable rate equal to the prime rate plus 1.5%. In addition, Wells Fargo Bank, N.A. has provided us with $300,000 of credit available for the purchase of new capital equipment when needed, of which a balance of $60,000 was outstanding at September 30, 2004.

         As of September 30, 2004, we had a balance owing under the revolving credit line of $1,567,000, and we had $433,000 of availability on the non-formula based portion of the credit line. The credit facility is subject to the following financial covenants: debt service; annual profitability; debt-to-tangible net worth; current ratio; and minimum tangible net worth. As of September 30, 2004, we were not in compliance with three of those covenants: debt-to-tangible net worth; current ratio; and minimum tangible net worth. We obtained a waiver of non-compliance as of September 30, 2004. We are currently in discussion with Wells Fargo Bank, N.A. to amend the existing financial covenants effective as of the next measurement date of December 31, 2004. Management believes that the amendments to the financial covenants will be completed in the first quarter of 2005 and that we will be able to comply with the revised covenants over the next twelve months.

         On July 13, 2004, we issued two promissory notes to the former shareholders of Larus Corporation totaling $3,000,000 in addition to paying cash and issuing shares of common stock, in exchange for 100% of the capital stock of Larus Corporation. These notes are subordinated to our bank debt and are payable in 72 monthly equal payments of principal totaling $41,667 per month plus interest at the monthly LIBOR rate plus 5% with a maximum interest rate of 7% during the first two years of the term of the notes, 8% during the third and fourth years and 9% thereafter. During September 2004, the LIBOR rate was 1.84%. The total balance on these promissory notes as of September 30, 2004 was $2,875,000.

         As of September 30, 2004, our foreign subsidiaries had credit facilities, including lines of credit and term loans, with Venture Finance PLC, a subsidiary of the global Dutch ABN AMRO Holdings, N.V. financial institution, in England, IFN Finance, a subsidiary of ABN AMRO Holdings, N.V., Banc National de Paris, Societe Generale in France and Sogelease and Johnan Shinkin Bank in Japan. At September 30, 2004, the balances outstanding under our United Kingdom, France and Japan credit facilities were $774,000, $688,000 and $59,000, respectively.

         XCEL Japan Ltd., or XJL, obtained a term loan on November 29, 2002 from Johnan Shinkin Bank. The loan is amortized over five years and carries an annual fixed interest rate of 3.25%. The balance of the loan as of September 30, 2004 was $59,000 using the exchange rate in effect at that date for conversion of Japanese yen into United States dollars.

         XPS, a second tier subsidiary of XET Corporation located in the United Kingdom, obtained a credit facility with Venture Finance PLC as of November 12, 2002. This credit facility expires on November 15, 2005. Using the exchange rate in effect at September 30, 2004 for the conversion of British pounds into United States dollars, the facility is for a maximum of $2,685,000 and includes a $627,000 unsecured cash flow loan, a $143,000 term loan secured by fixed assets, and the remainder is a loan secured by accounts receivable and inventory. The interest rate is the base rate of Venture Finance PLC (4.75% at September 30, 2004) plus 2%, and is subject to a minimum rate of 4% per annum. There are no financial performance covenants applicable to this credit facility.

         On April 8, 2003, CXR-AJ obtained a credit facility from IFN Finance, a subsidiary of ABN AMRO N.V. This credit facility is for a maximum of $1,488,000, based on the exchange rate in effect at September 30, 2004 for the conversion of euros into United States dollars. CXR-AJ also had a $31,000 revolving loan balance with Bank Hervet as of September 30, 2004. In addition, CXR-AJ had outstanding term loans with two other French banks totaling $98,000 as of September 30, 2004. The IFN Finance facility is secured by accounts receivable and carries an annual interest rate of 1.6% above the French "T4M" rate. The French T4M rate was 2.05% at September 30, 2004.

         Our backlog was $7,307,000 as of September 30, 2004 as compared to $8,785,000 as of September 30, 2003. The reduction in backlog was primarily due to substantial shipments under long-term contracts by XPS in the United Kingdom. Our backlog as of September 30, 2004 was 82.5% related to our electronic components business, which business tends to provide us with long lead-times for our manufacturing processes due to the custom nature of the products, and 17.5% related to our communications equipment business, which business tends to deliver standard products from stock as orders are received. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenced by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

         We took various actions to reduce costs in 2003. These actions were intended to reduce the cash outlays of our telecommunications equipment segment to match its revenue rate. We also have contracted with Asian manufacturers for production of test equipment components at lower prices than we previously paid to our former suppliers and have received shipments of quality components from these Asian suppliers.

         As described above under the heading "Overview," we acquired Larus Corporation and Vista in July 2004. As a result of the acquisition, we acquired all of the assets and liabilities of Larus Corporation, including the intellectual property, cash, accounts receivable and inventories owned by each of Larus Corporation and Vista. The purchase price consisted of $1,000,000 in cash, the issuance of 1,213,592 shares of our common stock, $887,500 in the form of two short-term, zero interest promissory notes that have since been repaid, $3,000,000 in the form of two subordinated secured promissory notes, and warrants to purchase up to an aggregate of 150,000 shares of our common stock at $1.30 per share. In addition, we assumed $245,000 worth of accounts payable and accrued expenses and entered into an above-market seven-year real property lease with the sellers. This lease represents an obligation that exceeds the fair market value by approximately $756,000 and is part of the acquisition purchase price.

         We funded the cash portion of the Larus Corporation acquisition purchase price using proceeds from our credit facility with Wells Fargo Bank, N.A. and our cash on-hand. In determining the purchase price for Larus Corporation, we took into account the historical and expected earnings and cash flow of Larus Corporation, as well as the value of companies of a size and in an industry similar to Larus Corporation, comparable transactions and the market for such companies generally.

         We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including the $17 million in net proceeds received by us in connection with our January 2005 private placement of common stock and warrants and credit facilities we and our subsidiaries have, will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months.

         Set forth below is a contractual obligations table that outlines payments due from us or our subsidiaries under our lines of credit and other significant contractual obligations through 2008, exclusive of interest. During the nine months ended September 30, 2004, no material changes in this information occurred outside the ordinary course of business, except as described elsewhere with respect to the Larus Corporation acquisition and the new credit facility with Wells Fargo Bank, N.A. The symbol "P" represents the prime rate. The symbol "B" represents the lender's base rate.


                                                                     (IN THOUSANDS)
   CONTRACTUAL OBLIGATIONS AT       --------------------------------------------------------------------------------
       DECEMBER 31, 2003               2004        2005        2006       2007        2008     THEREAFTER    TOTAL
---------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Line of Credit (Domestic)           $   1,077   $      --   $      --   $      --   $      --   $      --   $  1,077
  Average Interest Rate                P+1%
Line of Credit (U.K.)               $   1,227   $      --   $      --   $      --   $      --   $      --   $  1,227
  Average Interest Rate                B+2%
Overdraft (France)                  $     578   $      --   $      --   $      --   $      --   $      --   $    578
  Average Interest Rate             5.2%-7.2%
Term Loan (Domestic)                $      72   $      42   $      --   $      --   $      --   $      --   $    114
  Average Interest Rate                P+1%
Term Loan (U.K.)                    $      50   $     669   $      --   $      --   $      --   $      --   $    719
  Average Interest Rate                B+2%
Term Loan (France)                  $      68   $      11   $      --   $      --   $      --   $      --   $     79
  Average Interest Rate             5.2%-5.6%
Term Loan (Japan)                   $      19   $      19   $      18   $      17   $      --   $      --   $     73
  Average Interest Rate                3.25%
Capitalized Lease Obligations       $     108   $      39   $       3   $      --   $      --   $      --   $    150
Operating Leases                    $     718   $     497   $     425   $     404   $     589   $      --   $  2,633
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                      $ 3,917   $   1,277   $     446   $     421   $     589   $      --   $   6,650

EFFECTS OF INFLATION

         The effect of inflation and changing prices has not been significant on the financial condition or results of operations of either our company or our operating subsidiaries.

IMPACTS OF NEW ACCOUNTING PRONOUNCEMENTS

         In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This Issue provides guidance on when and how to separate elements of an arrangement that may involve the delivery or performance of multiple products, services and rights to use assets into separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods, interim or annual, beginning after June 15, 2003. We adopted Issue No. 00-21 on July 1, 2003. The adoption of Issue No. 00-21 did not have a material effect on our consolidated financial position, results of operations, or cash flows.

         In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the estimate of the market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We adopted the annual disclosure provisions of SFAS No. 148 for our financial reports for the year ended December 31, 2002 and also adopted the interim disclosure provisions for our financial reports beginning with the quarter ended March 31, 2003. Because this standard involves disclosures only, the adoption of SFAS No. 148 did not effect our results of operations, financial position or liquidity.

         In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. For arrangements entered into prior to January 31, 2003, the FIN 46 provisions were required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The provisions of FIN 46 have not had have a material effect on our results of operations or financial position.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise became effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on our consolidated financial condition or results of operations.

         In November 2003, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-1 provides guidance on other-than-temporary impairment and its application to debt and equity investments. The requirements apply to investments in debt and marketable equity securities that are accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The provisions of Issue No. 03-1 are effective for annual periods ending after December 15, 2003. The adoption of this Statement is not expected to have a material effect on our financial condition or results of operations.

         In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS No. 87, 88 and 106, and a revision of SFAS No. 132. The statement is effective for fiscal years and interim periods ending after December 15, 2003. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, 88 and 106. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of this Statement is not expected to have a material effect on our financial condition or results of operations.

         In December 2003, the FASB issued FASB Staff Position No. FAS 106-1 (FSP 106-1), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The guidance is effective for initial interim or annual fiscal periods ending after December 7, 2003. FSP 106-1 permits employers that sponsor postretirement benefit plans (plan sponsors) that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the "Act." Without FSP 106-1, plan sponsors would be required under SFAS No. 106 to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date the President signed the Act into law. The adoption of this Statement is not expected to have a material effect on our financial condition or results of operations.

         In December 2003 the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 codifies, revises and rescinds certain sections of SAB No. 101 in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. Accordingly, there is no effect on our results of operations, financial position or cash flows as a result of the issuance of SAB No. 104.

         In December 2003, the FASB issued FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R requires the application of either FIN 46 or FIN 46R by Public Entities to all Special Purpose Entities ("SPEs") created prior to February 1, 2003 as of December 31, 2003 for calendar year-end companies. FIN 46R is applicable to all non-SPEs created prior to February 1, 2003 at the end of the first interim or annual period ending after March 15, 2004. For all entities created subsequent to January 31, 2003, Public Entities were required to apply the provisions of FIN
46. The adoption of FIN 46 did not have a material effect to our consolidated financial position, results of operations or cash flows. The adoption of FIN 46R for SPEs did not have an effect on our consolidated financial position, results of operations or cash flows, and we do not believe the adoption of FIN 46R for non-SPEs will have a material effect on our consolidated financial position, results of operations or cash flows.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which addresses the accounting for employee stock options. SFAS No. 123R eliminates the ability to account for shared-based compensation transactions using APB Opinion No. 25 and generally would require instead that such transactions be accounted for using a fair value-based method. SFAS No. 123R also requires that tax benefits associated with these share-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. SFAS No. 123R becomes effective for interim or annual periods beginning after June 15, 2005. Accordingly, we are required to apply SFAS No. 123R beginning in the quarter ending September 30, 2005. SFAS No. 123R offers alternative methods of adopting this final rule. At the present time, we have not yet determined which alternative method we will use.

         In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period costs. The provisions of SFAS No. 151 are effective for our fiscal 2006. We are currently evaluating the provisions of SFAS No. 151 and do not expect that adoption will have a material effect on our financial position, results of operations or cash flows.

SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table sets forth selected quarterly financial data for each of the last eleven fiscal quarters. This quarterly information is unaudited, has been prepared on the same basis as our annual financial statements, and, in our opinion, reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.


CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME DATA:                                             QUARTER ENDED,
                                 --------------------------------------------------------------------------------------------------
                                   SEPT.    JUNE    MAR.      DEC.     SEPT.    JUNE     MAR.     DEC.     SEPT.   JUNE      MAR.
                                    30,      30,     31,       31,      30,      30,      31,      31,      30,      30,      31,
                                   2004     2004    2004      2003     2003     2003     2003     2002     2002     2002     2002
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Net sales ...................... $ 7,469  $ 6,432  $ 6,192  $ 6,597  $ 6,420  $ 6,834  $ 5,668  $ 5,962  $ 5,764  $ 6,118  $ 4,820
Cost of sales ..................   4,239    3,533    3,445    3,598    3,705    4,005    3,527    3,568    3,680    3,608    3,291
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Gross profit ...................   3,230    2,899    2,747    2,999    2,715    2,829    2,141    2,394    2,084    2,510    1,529
Selling, general and
   administrative expenses .....   2,465    2,067    2,217    2,280    1,916    1,918    1,698    1,917    2,094    1,855    1,865
Engineering and product
   development expenses ........     438      312      283      254      230      246      221      276      242      259      238
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Income (loss) from operations ..     327      520      247      465      569      665      222      201     (252)     396     (574)
Other income (expenses), net ...    (143)    (124)    (102)    (161)     (39)    (164)    (110)     (25)    (175)     (75)     (86)
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Income (loss) before income
   taxes .......................     184      396      145      304      530      501      112      176     (427)     321     (660)
Income tax expense .............      26       27       75       50       26      142       68      (28)     (97)      66       39
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Net income (loss) .............. $   158  $   369  $    70  $   254  $   504  $   359  $    44  $   204  $  (330) $   255  $  (699)
Other comprehensive gain
   (loss), net .................       6      (62)      (2)     344      109      224       28       85       17      382      (38)
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Total comprehensive income
   (loss) ...................... $   164  $   307  $    68  $   598  $   613  $   583  $    72  $   289  $  (313) $   637  $  (737)
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
Basic earnings (loss) per
   share ....................... $  0.01  $  0.02  $  0.00  $  0.01  $  0.02  $  0.02  $   0.0  $  0.01  $ (0.02) $  0.01  $ (0.03)
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========
Diluted earnings (loss) per
   share ....................... $  0.01  $  0.02  $  0.00  $  0.01  $  0.02  $  0.02  $   0.0  $  0.01  $ (0.02) $  0.01  $ (0.03)
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

         The following table sets forth a portion of the above unaudited information as a percentage of net sales.


CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME DATA:                                             QUARTER ENDED,
                                 --------------------------------------------------------------------------------------------------
                                   SEPT.    JUNE    MAR.      DEC.     SEPT.    JUNE     MAR.     DEC.     SEPT.   JUNE      MAR.
                                    30,      30,     31,       31,      30,      30,      31,      31,      30,      30,      31,
                                   2004     2004    2004      2003     2003     2003     2003     2002     2002     2002     2002
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------

Net sales.......................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%    100.0%  100.0%  100.0%    100.0%   100.0%
Cost of sales...................    56.8     54.9     55.6     54.5     57.7     58.6      62.2    59.8    63.9      59.0     68.3
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Gross profit....................    43.2     45.1     44.4     45.5     42.3     41.4      37.8    40.2    36.1      41.0     31.7
Selling, general and
   administrative expenses......    33.0     32.1     35.8     34.6     29.8     28.1      30.0    32.2    36.3      30.3     38.7
Engineering and product
   development expenses.........     5.9      4.9      4.6      3.9      3.6      3.6       3.9     4.6     4.2       4.2      4.9
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Income (loss) from operations...     4.3      8.1      4.0      7.0      8.9      9.7       3.9     3.4    (4.4)      6.5    (11.9)
Other income (expenses), net....    (1.9)    (2.0)    (1.7)    (2.4)    (0.6)    (2.4)     (1.9)   (0.4)   (3.0)     (1.3)    (1.8)
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Income (loss) before income
   taxes........................     2.4      6.1      2.3      4.6      8.3      7.3       2.0     3.0    (7.4)      5.2    (13.7)
Net income (loss)...............     2.1      5.7      1.1      3.9      7.9      5.3       0.8     3.4    (5.7)      4.2    (14.5)
Other comprehensive gain
   (loss), net..................     0.0     (1.0)     0.0      5.2      1.7      3.3       0.5     1.4     0.2       6.2     (0.8)
                                 -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Total comprehensive income
   (loss).......................     2.1%     4.7%     1.1%     9.1%     9.6%     8.6%     1.2%     4.8%   (5.5)%    10.4%   (15.2)%
                                 ======== ======== ======== ======== ======== ======== ======== ======== ======== ======== ========

         Our operating results have fluctuated from quarter to quarter due to a variety of reasons. We note below some of the larger changes in various line items in the table above.

     QUARTER ENDED SEPTEMBER 30, 2004 COMPARED TO QUARTER ENDED JUNE 30, 2004

         Net sales increased by $1,037,000 (16%) to $7,469,000 from $6,432,000 in the previous period. In July 2004, we acquired Larus Corporation, a manufacturer of communication timing and synchronization products, which contributed $1,468,000 in sales in the third quarter. The additional sales provided by Larus Corporation were partially offset with a $197,000 decline in test instruments sales and a $126,000 reduction in sales of our European network access products. Our gross profit increased by $331,000 (11%) to $3,230,000 from $2,899,000 in the prior period. Larus Corporation contributed $595,000 of gross profit, which was partially offset with a reduction in gross profit of test instruments of $153,000 primarily due to lower sales and switches of $111,000 due mainly to product mix. Gross margin was 43% as compared to 45% for the previous quarter. Operating costs increased by $524,000 (22%) to $2,903,000 from $2,379,000 primarily because of the addition of $534,000 of Larus Corporation's operating expenses. Net income declined to $158,000 as compared to $369,000 for the second quarter primarily because operating expenses increased more than the increase in gross profit.

     QUARTER ENDED JUNE 30, 2004 COMPARED TO QUARTER ENDED MARCH 31, 2004

         Net sales increased by $240,000 (4%) to $6,432,000 from $6,192,000 in the prior quarter primarily due to increased test equipment sales of $735,000, which was $253,000 above the prior period. Net sales in other product lines remained relatively consistent. Gross profit increased by $152,000 (6%) to $2,899,000 from $2,747,000 in the prior period mainly due to increased test equipment sales. The gross margin increased to 45% from 44% in the previous quarter. Operating costs decreased $121,000 (5%) to $2,379,000 from $2,500,000 in the prior quarter primarily mainly due to lower sales commission expense. Net income rose to $369,000 from $70,000 in the first quarter primarily due to higher sales, higher gross profit margin, lower income tax expense and lower operating costs.

     QUARTER ENDED MARCH 31, 2004 COMPARED TO QUARTER ENDED DECEMBER 31, 2003

         Net sales decreased by $405,000 (6%) to $6,192,000 from $6,597,000 in the prior quarter. The primary reason for the decrease was a $300,000 decrease in test instrument sales mostly due to the budget cycles of our large test instrument customers. Also, lower power supply product shipments were partially offset with increased switch sales. Gross profit decreased by $252,000 (8%) to $2,747,000 from $2,999,000 in the previous quarter primarily due to lower sales. The gross margin declined to 44% from 46% mainly due to the decrease in test equipment sales. Operating expenses stayed consistent. Net income declined to $70,000 from $254,000 mainly because of the lower test instrument sales.

     QUARTER ENDED DECEMBER 31, 2003 COMPARED TO QUARTER ENDED SEPTEMBER 30,
     2003

         Net sales increased by $177,000 (3%) to $6,597,000 from $6,420,000 in the prior period. Communication equipment sales increased by $662,000 due to a large increase in the sales of network access products in Europe and a modest increase in test equipment sales. This increase was partially offset with a $485,000 decrease in sales of electronic components of both power supplies and switches. Despite a small decrease in total sales, gross profit increased $284,000 (10%) to $2,999,000 from $2,715,000 in the prior quarter due mainly to a higher gross margin on power supplies. Gross margin increased to 46% as compared to 42% in the prior quarter. Operating expenses increased $388,000 (18%) to $2,534,000 from $2,146,000 due to increases in sales and administrative expenses. Net income was $254,000 as compared to $504,000 in the third quarter.

     QUARTER ENDED SEPTEMBER 30, 2003 COMPARED TO QUARTER ENDED JUNE 30, 2003

         For the third quarter of 2003, net sales decreased $414,000 (6%) to $6,420,000 from $6,834,000 in the prior quarter. This decrease was primarily due to reduced network access equipment sales in Europe. Sales of electronic components increased slightly despite a 6% decrease in sales of power supplies. Gross profit was $2,715,000, which was $114,000 (4%) less than the prior quarter gross profit of $2,829,000. Despite lower sales, we increased our gross profit margin in both of our business segments by reducing costs. Our gross margin improved to 42% from 41% in the prior period. Operating costs were relatively unchanged with administrative costs declining slightly and sales and marketing increasing slightly. Net income was $504,000 as compared to $359,000 in the prior period. The difference in net income was primarily caused by income tax expense that was $116,000 less in the third quarter as compared to the second quarter related to changes in United Kingdom tax liability.

     QUARTER ENDED JUNE 30, 2003 COMPARED TO QUARTER ENDED MARCH 31, 2003

         Net sales increased by $1,166,000 (21%) to $6,834,000 from $5,668,000 in the prior quarter. Communications equipment sales increased $259,000 due to increased sales of test instruments, and electronic components sales increased $907,000 due to stronger switch and power supply sales. Gross profit increased by $688,000 (32%) to $2,829,000 from $2,141,000 in the prior quarter due to higher gross margins across our product lines. Gross margins improved to 41% from 38%. Operating expenses increased by $245,000 (13%) to $2,164,000 from $1,919,000 in the prior quarter primarily due to higher administrative costs because of increased staffing at our electronic components segment. The higher sales of the second quarter and improved margins resulted in net income of $359,000 in the second quarter as compared to net income of $44,000 in the first quarter.

     QUARTER ENDED MARCH 31, 2003 COMPARED TO QUARTER ENDED DECEMBER 31, 2002

         For the three months ended March 31, 2003, net sales decreased by $294,000 (5%) to $5,668,000 from $5,962,000 in the prior quarter. This decrease was primarily due to a sharp decline in test equipment sales due to budgeting delays of several large test instrument customers. Increased sales of network access products partially offset the lower test equipment sales, and sales of electronic components were relatively unchanged. Gross profit was $2,141,000 which was $253,000 (11%) less than the prior quarter's gross profit of $2,394,000 primarily due to the lower test instrument sales. Gross margins declined to 38% from 40%. Operating expenses declined by $274,000 (12%) to $1,919,000 from $2,193,000 in the previous quarter because of reduced administrative expenses due to some staffing cuts in our communications segment and lower sales and marketing costs. Net income for the first quarter of 2003 was $44,000 compared to $204,000 in the prior quarter.

     QUARTER ENDED DECEMBER 31, 2002 COMPARED TO QUARTER ENDED SEPTEMBER 30,
     2002

         For the quarter ended December 31, 2002, our sales increased $198,000 (3%) to $5,962,000 from $5,764,000 for the third quarter of 2002 due to increased sales of network access products, switches and power supplies. Our gross profit increased by $310,000 (15%) to $2,394,000 from $2,084,000 in the third quarter due to higher gross margins primarily for our communications equipment. Gross margins improved to 40% from 36%. Operating expenses were lower in the fourth quarter by $143,000 (6%), totaling $2,193,000 as compared to $2,336,000 in the third quarter primarily due to lower administration costs. These improvements resulted in a net income of $204,000 for the quarter as compared to a net loss of $330,000 in the third quarter.

     QUARTER ENDED SEPTEMBER 30, 2002 COMPARED TO QUARTER ENDED JUNE 30, 2002

         Net sales decreased by $354,000 (6%) to $5,764,000 from $6,118,000 in the prior quarter. The decrease resulted primarily from a $214,000 reduction in test instruments sales and a $342,000 reduction in subsystem assembly sales. This was partially offset with a $266,000 increase in switch sales. Gross profit fell $426,000 (17%) to $2,084,000 from $2,510,000 in the prior quarter. This was caused by the lower sales of test instruments and lower sales of relatively high margin subsystem assemblies. The gross margin was 36% as compared to 41% in the previous quarter. Operating expense increased $222,000 (10%) to $2,336,000 from $2,114,000 in the second quarter due to $152,000 increases in administrative costs and increased selling costs. As a result of the decline in sales, reduction in gross margin and increased operating costs, we incurred a net loss of $330,000 as compared to reporting a net income of $255,000 in the second quarter.

     QUARTER ENDED JUNE 30, 2002 COMPARED TO QUARTER ENDED MARCH 31, 2002

         Net sales increased by $1,298,000 (27%) to $6,118,000 from $4,820,000 in the prior quarter. Test instrument sales improved to $969,000 from $635,000 in the prior quarter. Sales of network access equipment increased $465,000 (43%) to $1,540,000 from $1,075,000 in the prior quarter. Sales of our electronic components also increased, due to sales of power supplies that increased $341,000 (35%) to $1,814,000 from $1,473,000. We also had $662,000 sales of subsystem assemblies compared to no sales in the prior quarter due to a new contract from a major aerospace company. As result of increased sales and cost reductions, our gross profit increased by $981,000 (64%) to $2,510,000 from $1,529,000 in the previous quarter. Our gross margin improved to 41% from 32% in the prior quarter. Operating expenses were $2,114,000 which was slightly higher than the $2,103,000 in the prior quarter. We reported a net income of $255,000 in the second quarter, a great improvement over the $699,000 loss in the first quarter. This was the result of higher sales coupled with cost reductions.

     QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED DECEMBER 31, 2001

         Net sales decreased by $1,710,000 (26%) to $4,820,000 from $6,530,000 in the prior quarter. The first quarter was affected by delayed budget releases due to the United States telecommunications downturn of our large test instrument customers. Sales of our test instrument company, CXR Larus fell $1,225,000 (79%) from $1,546,000 in the fourth quarter of 2001 to $621,000, a
$925,000 drop. Sales of our European network access and transmission instruments declined $446,000 (25%) to $1,335,000 from $1,781,000 in the prior quarter.
Switch and subassembly sales also declined in the first quarter of 2002 by $350,000 (25%) to $1,030,000 from $1,380,000 in the fourth quarter of 2001 due to temporarily lower orders. These substantial sales decreases were paramount in causing our gross profit to fall $1,480,000 (49%) to $1,529,000 from $3,009,000 in the previous quarter. The gross margin was 32% as compared to 46% in the prior quarter. Operating expenses decreased by $262,000 (11%) due to reduced administrative costs such as cost reductions due to staff reductions and the end of the requirement to amortize goodwill. Due to the sharp reduction in sales volume during the first quarter of 2002, we incurred a net loss of $699,000 as compared with net income from continuing operations of $391,000 in the prior quarter.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Exchange Rate Sensitivity
         -------------------------

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar affect our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure. For further information regarding our exchange rate sensitivity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Foreign Currency Translation."

         Interest Rate Sensitivity
         -------------------------

         A substantial portion of our notes payable and long-term debt have variable interest rates based on the prime interest rate and/or the lender's base rate, which exposes us to risk of earnings loss due to changes in such interest rates.

         The following table provides information about our debt obligations that are sensitive to changes in interest rates. All dollars are in thousands. The symbol "P" represents the prime rate. The symbol "B" represents the lender's base rate. Balances are as of December 31, 2003.

         During the nine months ended September 30, 2004, no material changes in this information occurred outside the ordinary course of business, except as described elsewhere with respect to the Larus Corporation acquisition and the new credit facility with Wells Fargo Bank, N.A. The symbol "P" represents the prime rate. The symbol "B" represents the lender's base rate.

                                                                                                           FAIR
                                                                                      THERE-               VALUE
       LIABILITIES            2004        2005       2006        2007      2008       AFTER      TOTAL    12/31/03
-------------------------   ---------   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Line of Credit (Domestic)   $  1,077    $     --   $     --   $     --   $     --   $     --   $  1,077   $  1,077
  Average Interest Rate      P+ 1%
Line of Credit (U.K.)       $  1,227    $     --   $     --   $     --   $     --   $     --   $  1,227   $  1,227
  Average Interest Rate      B+ 2%
Overdraft (France)          $   578     $     --   $     --   $     --   $     --   $     --   $    578   $    578
  Average Interest Rate     5.5%7.2%
Term Loan (Domestic)        $    72     $     42   $     --   $     --   $     --   $     --   $    114   $    114
  Average Interest Rate      P+ 1%
Term Loan (U.K.)            $    50     $    669   $     --   $     --   $     --   $     --   $    719   $    719
  Average Interest Rate      B+ 2%
Term Loan (France)          $    68     $     11   $     --   $     --   $     --   $     --   $     79   $     79
  Average Interest Rate     5.2%-5.6%
Term Loan (Japan)           $    19     $     19   $     18   $     17   $     --   $     --   $     73   $     73
  Average Interest Rate      3.25%

                                    BUSINESS

CORPORATE OVERVIEW

         We are a Delaware corporation that was formed July 14, 1989. We have three wholly-owned operating subsidiaries, CXR Larus Corporation, a Delaware corporation formed in 1984 under the name CXR Telcom Corporation and based in the United States ("CXR Larus"), CXR Anderson Jacobson, a company organized under the laws of France in 1973 and based in France ("CXR-AJ"), and XET Corporation, a company organized under the laws of New Jersey in 1983. CXR Larus and CXR-AJ manufacture, assemble and distribute communications test equipment, communication timing and synchronization products, and network access and transmission products. XET Corporation designs, manufactures and markets electronic components for defense, aerospace and industrial markets.

         In December 2004, CXR Larus succeeded by merger to the assets and liabilities of Larus Corporation, a San Jose, California-based manufacturer and seller of telecommunications products, and Vista Labs, Incorporated, a subsidiary of Larus Corporation that provided engineering services to Larus Corporation. As described in more detail elsewhere in the prospectus, we acquired Larus Corporation and Vista Labs, Incorporated in July 2004.

         Through our operating subsidiaries, XET Corporation, CXR Larus and CXR-AJ, and through the divisions and subsidiaries of those subsidiaries, we design, develop, manufacture, assemble, and market products and services in the following two material business segments:

         o    Electronic Components

              --     digital and rotary switches

              --     electronic power supplies

              --     subsystem assemblies

         o    Communications Equipment

              --     network access and transmission products

              --     communication timing and synchronization products

              --     communications test instruments

         Our sales are primarily in North America, Europe and Asia. Sales to customers in the electronic components segment, primarily to defense and aerospace customers, defense contractors and industrial customers, were 58.2%, 63.4% and 59.1% of our total net sales for the nine months ended September 30, 2004 and the years 2003 and 2002, respectively. Sales of communications equipment and related services, primarily to telecommunications equipment customers, were 41.8%, 36.6% and 40.9% of our total net sales during the nine months ended September 30, 2004 and the years 2003 and 2002, respectively.

         Our objective in our electronic components business is to become the supplier of choice for harsh environment digital and rotary switches and custom power supplies. Our objective in our communications equipment business is to become a leader in quality, cost effective solutions to meet the requirements of communications equipment customers. We believe that we can achieve these objectives through customer-oriented product development, superior product solutions, and excellence in local market service and support.

INDUSTRY OVERVIEW

     ELECTRONIC COMPONENTS

         The electronic components industry comprises three basic segments, which are active components, passive components and electromechanical components. We compete in the active and electromechanical segments of this industry. These segments can be further segmented by industry into telecommunications, aerospace, defense, commercial, industrial and other environments, each of which places constraints that define performance and permitted use of differing grades of components.

         We are active only in the industry segments that are characterized by low volume, high margin and long lead-times, namely the aerospace, defense and industrial segments. To support the myriad customers that rely on digital and rotary switches and electronic power supplies, we believe that our electronic components must offer high levels of reliability and in many cases must be tailored to the size, appearance, functionality and pricing needs of each particular customer.

         The defense market, which is a predominant market for our electronic components, makes use of sophisticated electronic assemblies in diverse applications that involve both original equipment and retrofit of existing equipment.

         The Digitran Division of our subsidiary XET Corporation, which was acquired by XET Corporation from Becton Dickinson in 1985, has been manufacturing digital switches since the division was formed in the 1960s. XCEL Power Systems Ltd., or XPS, a second tier subsidiary of XET Corporation, has been manufacturing electronic power supplies since 1989.

     COMMUNICATIONS EQUIPMENT

         Over the past decade, telecommunications and data communications infrastructures have undergone major growth and have become a critical part of the global business and economic infrastructure that has been driven by:

         o a surge in demand for broadband access used to conduct e-commerce activities and transmit growing volumes of data, voice and video information;

         o the adoption of Internet protocol, or IP, which is a protocol developed to enable the transmission of information as packets of data from a source to a recipient using dynamically changing routes, with the data being reassembled at the recipient's location into the original information format; and

         o an apparent worldwide trend toward deregulation of the communications industry, which has enabled a large number of new communications service providers to enter the market.

         This rapid growth has been succeeded by a period of consolidation. According to industry sources, consumer demand for broadband access continues to grow at a moderate pace, but existing carrier infrastructures generally have the backbone capacity to more than accommodate this moderate growth, which has resulted in substantially reduced capital spending by telecommunications carriers. Private and corporate communications providers have been less severely affected, and growth is still evident in this sector. Data traffic volumes continue to exceed voice traffic volumes, with both types of traffic moving toward more efficient IP transmission methods.

         Private and corporate communications providers and other businesses that rely heavily on information technology continue to devote significant resources to the purchase of network access and transmission equipment, such as high-speed DSL and fiber optic modems, through which data and voice information may be transmitted. DSL, or digital subscriber line, technology transmits data up to 50 times faster than a conventional dial-up modem using existing copper telephone wires. We believe that the demand for test equipment with which to test, deploy, manage and optimize communications networks, equipment and services remains depressed for public carrier markets.

         To support the rapidly changing needs of telecommunications companies and information technology dependent businesses, we believe that network access and transmission products and communications test instruments must offer high levels of functional integration, automation and flexibility to operate across a variety of network protocols, technologies and architectures. Because the competition for subscribers for high-speed bandwidth access is intense, the quality and reliability of network service has become critical to telecommunications companies due to the expense, loss of customers and negative publicity resulting from poor service. Quality and reliability of network service are also important to information technology dependent businesses that rely on broadband high-speed data links for a variety of purposes.

         Technicians who use service verification equipment in the field or in central or branch offices assist businesses in verifying and repairing service problems effectively and, thus, increase the quality and reliability of their networks. We believe that as broadband services are deployed further and as competition for telecommunications subscribers and e-commerce customers proliferates, telecommunications companies and other information technology-reliant businesses will increasingly depend on new and improved integrated access transmission devices and advanced field and central or branch office testing and monitoring solutions.

OUR SOLUTION

         We have developed a range of electronic components, such as digital and rotary switches and custom electronic power supplies, used primarily by aerospace, defense and industrial customers. We have developed and we manufacture and market various network access and transmission devices used by businesses and other users to efficiently transmit data, voice and video information to destinations within and outside of their respective networks.

         We have developed and we manufacture and market a broad range of test instruments used by operators of public and private telecommunications networks for the installation, maintenance and optimization of advanced communications networks.

         We have also developed and we manufacture and market an extensive range of communication timing and synchronization products used by operators of public and private telecommunications networks to provide a consistent source of timing alignment, or synchronization, for digital networks when the principal network timing source is lost.

         Our extensive knowledge and understanding of our customers' needs, together with the broad capabilities of our network access and transmission products, test instrumentation products and our sophisticated electronic components, enable us to provide the following features and benefits to our customers:

         DEVELOPMENT OF NEW SWITCH TECHNOLOGY. We have complemented our long-established range of products with a new range of patent-pending space-saving rotary switches we refer to as VLP(TM), or very low profile switches, and ELP(TM), or extremely low profile switches. These products have been specifically designed to target harsh environment and aerospace applications where space is at a premium, providing a substantial advantage over larger switches offered by our competitors.

         DEVELOPMENT OF COMMUNICATION TIMING AND SYNCHRONIZATION EQUIPMENT.
We have extended the existing range of communication timing and synchronization products with a new range of equipment designed specifically to target the more extensive RBOC market.

         PROVISION OF MORE EFFICIENT AND COST-EFFECTIVE POWER SYSTEMS. We have developed and we provide high and low voltage power systems that are highly integrated within the application hardware, which minimizes cost, space and complexity and maximizes overall system reliability and efficiency. We believe that our ability to partner with major international defense contractors and to provide power systems solutions based on both standard modules and custom designs provides us with an important competitive advantage.

         BROAD RANGE OF NETWORK ACCESS AND TRANSMISSION PRODUCTS FOR A WIDE RANGE OF APPLICATIONS. We have developed a broad range of professional network access and transmission products that are capable of connecting to a wide range of remote monitoring devices and equipment. Many of these products are designed to operate in extended temperatures and harsh environments and generally exceed the surge protection standards of the industry and are adaptive to wide ranges of AC or DC power inputs. The design of many of our data transmission products enables them to either interface with or complement one another. The versatility of this concept has enabled us to offer numerous different product combinations to our customers. These variations include customized selection of data speeds, data interfaces, power inputs, operating temperatures, data formats and power consumption. In addition, our desktop and rack mount transmission product lines allow us to serve both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level.

         HANDHELD DESIGN OF FIELD TEST EQUIPMENT. We design many of our test equipment products to be used in the field. Most of our digital and analog products weigh less than four pounds and offer handheld convenience. The compact, lightweight design of these products enables field technicians to access problems and verify line operation quickly.

         RAPID AND EFFICIENT DIGITAL SERVICES DEPLOYMENT. Our test equipment products allow field and office technicians to test lines rapidly and efficiently to ensure that they are properly connected to the central office and that they can support a specific type and speed of service. In a single device, our products can be used to pre-qualify facilities for services, identify the source of problems and verify the proper operation of newly installed service before handing service over to customers.

         COMPREHENSIVE CONNECTIVITY. Our network access and transmission products and communications test instruments are the result of significant product research and engineering and are designed to connect to a broad range of operation configurations and to connect over a wide range of prevailing transmission conditions. Our products incorporate a wide range of standard international connectivity protocols as well as proprietary protocols.

         CUSTOMER-DRIVEN FEATURES. Most of our digital and rotary switches and each of our power supplies are highly tailored to our customers' needs. We manufacture digital and rotary switches for insertion into new equipment as well as for retrofit into existing equipment. Our engineers continually interact with our customers during the design process to ensure that our electronic components are the best available solution for them. For example, based on conversations with our customers, we delivered a compact multiple output power supply to allow BAE Systems to produce a single-heads up display suitable for fitting on a large range of commercial and military aircraft.

         CUSTOMER RELATIONS. Our electronic components business currently enjoys a preferred supplier status with several key accounts, which means that we work in close association with the customer to develop custom products specifically addressing their needs. Our electronic components also are considered qualified products with many key accounts, which means that our products are designed into equipment specifications of some of our customers for the duration of their production of their equipment.

         LONG-TERM RELATIONSHIPS. Market procurement methods encourage long-term relationships between electronic components suppliers and customers, with customers committing to a single source of supply because of the high cost involved in qualifying a product or its alternative for use. For example, a large proportion of XPS' products are qualified products that have been involved in many hours of flight trials.

OUR STRATEGY

         Our objectives are to become the supplier of choice for harsh environment switches and custom power supplies in the aerospace, defense and industrial markets, in addition to becoming a leading provider of network access and transmission products and communications test instruments for a broad range of applications within the global communications industry. The following are the key elements of our strategy to achieve these objectives:

         CONTINUE TO FOCUS ON OUR ELECTRONIC COMPONENTS BUSINESS. We plan to continue to grow our electronic components business by marketing our electronic components products in their established market niches and identifying opportunities to broaden our customer base for our power supply products.

         CONTINUE TO FOCUS ON OUR COMMUNICATION TIMING AND SYNCHRONIZATION PRODUCTS AND NETWORK ACCESS AND TRANSMISSION PRODUCTS. We plan to build upon our existing strong base businesses in the communications equipment market introducing additional new products and utilizing our broader reach with CXR Larus to address new markets.

         CONTINUE TO INVEST IN RESEARCH AND DEVELOPMENT TO ADDRESS HIGH GROWTH MARKET OPPORTUNITIES. We plan to continue investing in markets and technologies that we believe offer substantial growth prospects. We believe that the expertise we have developed in creating our existing products will permit us to enhance these products, develop new products and respond to emerging technologies in a cost-effective and timely manner.

         PURSUE STRATEGIC ACQUISITIONS. The communication timing and synchronization products market and network access and transmission market are large and highly fragmented. We plan to extend our market position by acquiring or investing in complementary businesses or technologies on a selected basis. We also intend to expand our United Kingdom-based electronic power supplies division's United States presence through acquisition of businesses that offer complementary products or technology for manufacture in the United States.

         LEVERAGE EXISTING CUSTOMER BASE. We believe that many of our existing customers will continue to purchase network access and transmission products and test instrument products and services. We intend to aggressively market new and enhanced products and services to our existing customers. We also believe that our existing customer base represents an important source of references and referrals for new customers in new markets.

         PURSUE FOLLOW-ON SALES OPPORTUNITIES. We plan to continue to increase the functionality of our communications equipment products, enabling products to be upgraded by the downloading of software or the addition of hardware to an existing unit, allowing customers to protect their investment in test equipment and generating follow-on sales opportunities as we develop new modules in the future. We plan to continue to approach our existing digital switch customers to determine whether they need rotary switches that we do not currently manufacture for them.

         SEEK COMPETITIVE WORLD-CLASS MANUFACTURING IN ASIA FOR SELECTED PRODUCTS. Toward the end of 2002, we cut costs by using Asian manufacturing sources for selected communications equipment products and subassemblies. We intend to build on this strategy to increase our competitiveness in the marketplace.

         SEEK ALTERNATIVE MARKET OPPORTUNITIES. We plan to expand our focus and efforts to identify and capture more new customers, such as private network utilities and transit customers, for our test equipment.

         DEVELOP AND ExPAND STRATEGIC RELATIONSHIPS. We plan to continue to develop our strategic relationships with network access and transmission and test instrument manufacturers in order to enhance our product development activities and leverage shared technologies and marketing efforts to build recognition of our brands. In particular, in Europe, we intend to continue to expand our relationships with offshore vendors as a reseller of their products to enhance our position and reputation as a provider of a comprehensive line of test equipment products.

         PURSUE TECHNOLOGY TRANSFER AND LICENSING. We plan to continue our established practice of purchasing or licensing core technologies where this reduces time and cost to market, as we did with the base platform for our remote access server products purchased from Hayes Corporation.

         DEVELOP CUSTOMER-FOCUSED SOLUTIONS. We design, develop, and manufacture many products and provide services that are tailored to the specific needs of our customers with an emphasis on ease of use. We intend to continue to adapt our core communications technologies to deliver focused products that improve our customers' ability to test and manage increasingly large and complex networks and that are easily used by field technicians and central office personnel.

         EXTEND OUR GLOBAL PRESENCE. Our customers' needs evolve through industry expansion and consolidation as well as with the deployment of new technologies and services. To support our customers more effectively, we intend to augment our sales, marketing and customer support organizations.

PRODUCTS AND SERVICES

         Our products and services currently are divided into the following two main business segments:

         o    Electronic Components

              --     digital and rotary switches

              --     electronic power supplies

              --     subsystem assemblies

         o    Communications Equipment

              --     network access and transmission products

              --     communication timing and synchronization products

              --     communications test instruments

         During the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, our total net sales were $20,093,000, $25,519,000 and $22,664,000, respectively, and the percentages of total net sales contributed by each product group within our two main business segments were as follows:

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                              -------------------   ----------------------------
       SEGMENT AND PRODUCT TYPE                                      2004               2003           2002
       ------------------------                               -------------------   ------------   -------------
       Electronic Components
           Digital and Rotary Switches                                22.6%              20.9%          20.9%
           Electronic Power Supplies                                  28.6%              34.3%          31.3%
           Subsystem Assemblies                                        0.6%               5.9%           5.0%
           Other Products and Services                                 6.4%               2.3%           1.9%
                                                                -------------       ------------   -------------
                                                                      58.2%              63.4%          59.1%
       Communications Equipment
           Network Access and Transmission Products                   27.4%              24.0%          23.8%
           Test Instruments                                            8.8%               9.2%          12.7%
           Other Products and Services                                 5.6%               3.4%           4.4%
                                                                -------------       ------------   -------------
                                                                      41.8%              36.6%          40.9%

       Totals                                                        100.0%             100.0%         100.0%
                                                                =============       ============   =============

     BACKLOG

         Our business is not generally seasonal, with the exception that purchases of our communications equipment by telecommunications customers tend to be lower than average during the first quarter of each year because capital equipment budgets typically are not approved until late in the first quarter. At September 30, 2004 and December 31, 2003, our backlog of firm, unshipped orders was approximately $7.3 million and $9.6 million, respectively. Our September 30, 2004 backlog was related approximately 82.5% to our electronic components business, which tends to provide us with long lead-times for our manufacturing processes due to the custom nature of the products, and 17.5% our communications equipment business, the majority of which portion relates to our network access and transmission products. Of these backlog orders, we anticipate fulfilling approximately 75% of our electronic components orders and 100% of our communications equipment orders within the current fiscal year. However, we cannot assure you that we will be successful in fulfilling these orders in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

     WARRANTIES

         Generally, our electronic components carry a one-year limited parts and labor warranty and our communications equipment products carry a two-year limited parts and labor warranty. Typically our communications equipment products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at our option. Historically, product returns have not had a material effect on our operations or financial condition. However, we cannot assure you that this will continue to be the case or that disputes over components or other materials or workmanship will not arise in the future.

                       OUR ELECTRONIC COMPONENTS BUSINESS

         Our electronic components segment includes digital and rotary switches and electronic power supplies and subsystem assemblies. During the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, this segment accounted for 58.2%, 63.4% and 59.1%, respectively, of our total net sales.

     DIGITAL AND ROTARY SWITCHES

         XET Corporation's Digitran Division, based in Rancho Cucamonga, California, manufactures, assembles and sells digital and rotary switch products serving aerospace, defense and industrial applications. Digital and rotary switches are manually operated electromechanical devices used for routing electronic signals. Thumbwheel, push button, lever-actuated and rotary modules, together with assemblies comprised of multiple modules, are manufactured in many different model families. The Digitran Division also offers a wide variety of custom keypads and digital and rotary switches for unique applications.

         Our switches may be ordered with different combinations of a variety of features and options, including:

         o    8, 10, 11, 12, 16 or a special number of dial positions;

         o    special markings and dial characters;

         o fully sealed, dust sealed or panel (gasket) sealed switch chambers to increase resistance to the elements in hostile environments, such as dust, sand, oils, salt spray, high humidity and temperature and explosive atmospheres;

         o    available with radio frequency interference shielding;

         o rear mount (flush) or front mount switches that are sold with the needed installation hardware, or snap in mount switches that do not require installation hardware;

         o provision for mounting components on output terminals on special personal computer boards; o wire wrap terminals, pin terminals or special terminations;

         o    night vision compatibility;

         o    rotary; and

         o    VLP(TM) (very low profile) and ELP(TM) rotary.

     ELECTRONIC POWER SUPPLIES

         XPS, based in Ashford, Kent, England, produces a range of high and low voltage, high specification, high reliability custom power conversion products designed for hostile environments and supplied to an international customer base, predominantly in the military and civil aerospace, military vehicle and telecommunications markets.

         Power conversion units supplied by XPS range from 10VA to 1.5 KVA power ratings, low voltage (1V) to high voltage (20KV+), and convert alternating current, or AC, to direct current, or DC, convert DC to AC and convert DC to AC. Units can be manufactured to satisfy input requirements determined by military, civil aerospace, telecommunications or industrial businesses, and sophisticated built-in test equipment, or BITE, and control circuitry often is included. Operating environments for our units are diverse and range from fighter aircraft to roadside cabinets.

     SUBSYSTEM ASSEMBLIES

         Subsystem assemblies incorporate various input and display devices and are manufactured for integration with various aerospace, defense, industrial and transportation industry systems.

                      OUR COMMUNICATIONS EQUIPMENT BUSINESS

         Our communications equipment business comprises communication timing and synchronization products, network access and transmission products and communications test equipment. During the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, the sale of communications equipment products and related services accounted for 41.8%, 36.6% and 40.9%, respectively, of our total net sales. These products, many of which are described below, are configured in a variety of models designed to perform analog and digital measurements or to transmit data at speeds varying from low-speed voice grade transmission to high-speed broadband access.

         Some of the acronyms and terms used most frequently in the product discussions on the following pages include:

         o Time division multiplexing, or TDM, which is a technique for consolidating multiple data sources into a single data stream by allocating time slots to each data source
         o Traditional telephone services, such as modems and plain old telephone service, or POTS
         o    Competitive local exchange carriers, or CLECs
         o    Bit error rate test, or BERT
         o    Dial tone multi-frequency, or DTMF
         o    Transmission impairment measurement, or TIMS
         o Central office and private business exchange, or CO/PBX, services, where the central office houses the local exchange equipment that routes calls to and from customers and to Internet service providers and long-distance carriers
         o Synchronous - in digital telephone transmission, synchronous means that the bits from one call are carried within one transmission frame
         o Digital data services, or DDS, including the USA and worldwide standards described below: I. USA standards, including:
                  --     ISDN, which is an enhanced digital network that offers
                         more bandwidth and faster speed than the traditional
                         telephone network
                  --     Caller identification or caller-ID services

                  --     Digital subscriber line technology, or DSL, technology
                         which transmits data up to 50 times faster than a
                         conventional dial-up modem using existing copper
                         telephone wires
                  --     Multi-rate symmetric DSL, or MSDSL, which allows the
                         transmission of data over longer distances than
                         single-rate technologies by adjusting automatically or
                         manually the transmission speed
                  --     T-1, which is a standard for digital transmission in
                         North America used by large businesses for broadband
                         access
                  --     FT-1, or fractional T-1, which uses only a selected
                         number of channels from a T-1
                  --     T-3, which is the transmission rate of 44 megabits, or
                         millions of bits, per second, or 44 Mbps, with 672
                         channels
                  --     Digital signal level 0, or DS0, which is 64 kilobits,
                         or thousands of bits, per second, or 64 kbps, with one
                         channel of a T-1, E-1, E-3 or T-3
                  --     Digital signal level 1, or DS1, which is the T-1
                         transmission rate of 1.54 Mbps, with 24 channels
                  --     Digital signal level 3, or DS3, which is the T-3
                         transmission rate of 44 Mbps, with 672 channels
                  --     Router, which is an intelligent device used to connect
                         local and remote networks
                  --     Terminal adapter, which is situated between telephones
                         or other devices and an ISDN line and allows multiple
                         voice/data to share an ISDN line
                  --     Transmission control protocol/Internet protocol, or
                         TCP/IP
                  --     STS/SONET, which is an acronym for synchronous
                         transport signal/synchronous optical networks or fiber
                         optic networks
                  --     SDH is an acronym for synchronous digital hierarchy
                  --     STM1 (SDH) is a standard technology for synchronous
                         data transmission on optical media and is the international equivalent of synchronous optical network; SDH uses the following synchronous transport modules, or STMs, and rates: STM1- 155 Mbps, STM-4 -
                         622 Mbps, STM-16 - 2.5 gigabits per second (Gpbs), and
                         STM-64 - 10 Gbps
                  --     G703/G704 is a standard for transmitting voice over
                         digital carriers such as T-1 and E-1; G703 provides the specifications for pulse code modulation at data rates from 64 Kbps to 2.048 Mbps and is typically used for interconnecting data communications equipment such as bridges, routers and multiplexers
                  --     V11/V35/X21 are types of serial interfaces; serial
                         interfaces work best for short (perhaps less than 20 meters), low-speed applications
                  --     X.25 is a protocol that allows computers on different
                         public networks or a TCP/IP network to communicate through an intermediary computer at the network layer level
              II. International standards, including:
                  --     E-1, which is the European standard for international
                         digital transmission used by large businesses for broadband access, with 2.108 Mbps, with 30 channels
                  --     FE-1, or fractional E-1, which uses only a selected
                         number of channels from an E-1
                  --     E-3, which is the European standard for T-3, with
                         34.368 Mbps and 480 channels

     NETWORK ACCESS AND TRANSMISSION PRODUCTS

         CXR-AJ develops, markets and sells a broad range of network access and transmission products that are manufactured in France by CXR-AJ and sold under the name "CXR Anderson Jacobson." These products include high-quality network access devices such as fiber optic, DSL and voice frequency, or VF, modems, ISDN terminal adapters, ISDN concentrators, multiplexers, terminal servers, interface converters and remote access servers, which combine to provide users with a complete solution for voice and data transmission.

         Modems
         ------

         Our modem product range includes professional grade traditional VF modems covering the performance spectrum, a range of fiber optic modems and a range of DSL modems. Our modems are sold as standalone devices for remote sites or as rack-mountable versions for central sites. Our customers use our high-quality professional grade modems worldwide for networking and for central office telecommunications applications such as voicemail and billing systems and secure communications. Our modems are feature rich and we believe generally offer more capabilities and better performance than competing products, especially when operating over poor quality lines. This characteristic alone has made our modems the modems of choice for voicemail applications throughout the United States. Our modems are also available in more rugged versions for industrial applications such as telemetry and remote monitoring in harsh environments.

         ISDN Terminal Adapters
         ----------------------

         Together with modems, we offer a line of ISDN terminal adapters, which are the popular digital equivalent of analog modems used primarily in Europe. These terminal adapters are used in a broad range of applications, including point-of-sale and videoconferencing, and are available in standalone as well as rack-mountable versions.

         Terminal Servers
         ----------------

         Terminal servers include a range of products that enable the connection of asynchronous applications to the Ethernet Network. These products were designed to meet the requirements of our customers to interface equipment to the corporate local area network, commonly called the LAN, and therefore to the outside world, via our range of network access products.

         Drop and Insert Multiplexers
         ----------------------------

         Our broad range of drop and insert multiplexers covers E-1, T-1, FE-1, E-3, T-3 and STM1 (SDH) over both copper wires and fiber optic networks. The units enable users to manage the consolidation of their information from a variety of voice or data sources (G703, G704, X21, V11 and V35) through an easy-to-use menu-driven and Microsoft Windows-based user interface.

         Modular Routers
         ---------------

         Our commercial/industrial router product range is modular, which provides users the flexibility to configure or have configured a unit that meets their specific requirements. Our routers provide access to the Internet or remote sites via ISDN, leased line, X.25, frame relay and DSL connections. The router creates or maintains a table of available routes and their conditions and uses this information, along with distance and cost algorithms, to determine the best route for a given packet of data.

         Interface Converters
         --------------------

         Our range of interface converters provides users the ability to interface data from LAN, V11 or V35 to E-1, T-1, E-3, T-3 and STM1. A channel service unit/data service unit, or CSU/DSU, converts a digital data frame from a LAN into a frame appropriate to a wide area network, or WAN.

         ISDN Concentrators
         ------------------

         We also manufacture and offer a line of ISDN intelligent concentrators called CB2000. These products, which were designed primarily for the European market, allow for better use of ISDN resources.

         TDMoIP Voice and Data transmission
         ----------------------------------

         Our IP-Jet TDMoIP products facilitate the use of TDM services and equipment over the Packet Switched Network bringing simplicity with lower cost without the costly need to replace existing TDM hardware for both carrier and enterprise users. TDM over IP, or TDMoIP, takes advantage of the internet protocol, or IP, infrastructure and changing economics of data services delivery to deliver high revenue leased line services such as E1 and T1. TDMoIP is also ideal for the enterprise looking to reduce network expenses without compromising features of their existing PBX and TDM equipment allowing all TDM traffic to be carried transparently over Ethernet and IP networks irrespective of protocols or signaling. Typical TDMoIP applications include: transmission of E1/T1, voice, video and TDM data and IP, centralized voice services over Ethernet or IP, secure data transmission E1/T1, and transmission of HDLC over IP.

         The following are descriptions of a few of our more prominent network access and transmission products:

   PRODUCT NAME             KEY USES, FEATURES AND FUNCTIONS
   ------------             --------------------------------
POWER MODEMS      A family of products that allow asynchronous and synchronous transmission over dial-up or leased lines; asynchronous transmission is a very high-speed transfer mode that allows telephone companies to mix formerly incompatible signals, such as voice, video and data.
                  --       in dial-up applications, a unique line qualification
                           mechanism assesses the quality of the line and automatically redials before entering the transmission mode when a poor line is detected, which avoids having to transmit in a degraded mode and leads to money savings in long transmission sessions
                  --       available in standalone units or as rack mountable
                           cards to be inserted into our Smart Rack
                  --       industrial versions designed for harsh environments
                           are available with features such as extra line protection, metallic enclosures, extended temperature ranges and high humidity protection

MD 2000 RANGE     A multi-rate MSDSL modem that has the ability to manually or automatically adjust line transmission speed to provide the optimum performance for a particular pair of copper wires.
                  --       operates over a single twisted pair of copper wires,
                           which allows telecommunications companies to take advantage of the large installed base of copper twisted pairs that has been deployed around the world over many years and upon private copper wire infrastructures that exist for networking purposes in locations such as universities, hospitals, military bases, power plants and industrial complexes
                  --       allows data transmission over a single copper pair at
                           E-1 speed over a distance of up to 8.0 miles
                  --       available as both a standalone unit and as a
                           rack-mountable card

CB 2000 RANGE     The primary function of this unit is to split one or two
                  primary rate interface links, or PRIs, into multiple basic rate interfaces, or BRIs.
                  --       this allows substantial cost savings by allowing more
                           effective use of available ISDN resources without the limitations of conventional voice PBX
                  --       this allows for migration from BRI to PRI when the
                           number of ports needs to be increased while preserving the user's investment in existing BRI-based terminal equipment
                  --       this unit can be used in a wide variety of situations
                           where multiple BRI and PRI access is required, such as:
                           - videoconferencing, where the unit can be used to aggregate bandwidth of multiple BRI lines to provide the necessary bandwidth, and to connect the videoconferencing system to the ISDN network through a PRI access while still providing connectivity to other ISDN devices, or to connect two or more videoconferencing systems together within the same building or campus without going through the ISDN public network
                           - ISDN network simulation, which can be used in places such as showrooms, exhibition and technical training centers to eliminate the need to have access to, and pay for access to, the ISDN public network for telephone or data calls
                           - remote access servers, which usually use multiple BRIs, often need a method for migration from multiple BRIs to a single PRI as traffic and the number of users expands

ISDN TERMINAL     These devices are the ISDN equivalent of a modem.
ADAPTERS          --       these devices connect non-ISDN devices to the ISDN
                           via a network termination unit, or NT1, which converts the "U" interface from the telephone company into a 4-wire S/T interface
                  --       allow users to access the data rates of the digital
                           network
                  --       available as both a standalone unit and as a
                           rack-mountable card

TERMINAL SERVERS  This range of products is used to provide the connection of asynchronous applications to the TCP/IP Ethernet network. These can include point-of-sale terminals, industrial machines, point-to-point RS232 connections and the visual display units/keyboards.

DROP AND INSERT   These products provide users the ability to manage the
MULTIPLEXERS      consolidation of data and/or voice information over a variety of TDM networks such as E-1, T-1, E-3, T-3 and STM (SDH).
                  --       easily configured via management software
                  --       remotely manageable over IP or dedicated time slot

ROUTERS A router provides connection between the primary rate ISDN and local area networks.
                  -- dynamically route incoming and outgoing data packets to the appropriate destination
                  -- available as both a standalone unit and as a rack-mountable card to supplement the functions of our Smart Rack system

         Smart Rack
         ----------

         Our modem cards and our ISDN terminal adapter cards generally are available in standalone versions or in versions that can be mounted in our Smart Rack, our universal card cage that provides remote management through a menu-driven user interface. Each part of the framework, or chassis, of the Smart Rack has slots to house up to 16 cards (or up to 4 cards in a smaller installation) plus one optional management card. Each slot can be used to insert any member of our transmission products family, such as analog modems, ISDN terminal adapters, ISDN digital modems and high-speed MSDSL modems. The optional Simple Network Management Protocol/Internet Protocol, OR SNMP/IP, management card that can be inserted into each chassis can be used to configure any card in the chassis and can provide additional features, including alarm reporting, tracking of configurations, running of diagnostic routines and generation of statistics. Up to eight chassis can be linked together to form a fully-managed node with 128 slots. Our Smart Rack arrangement allows each chassis to be used to its full capacity while reducing floor space needed to house complex systems.

     COMMUNICATIONS TEST INSTRUMENTS

         Our primary field test instruments, built by our CXR Larus subsidiary in San Jose, California, are our CXR HALCYON 700 series of products, which we believe provide performance and value in integrated installation, maintenance and testing of communications services. These test instruments are modular, rugged, lightweight, hand-held products used predominantly by telephone and Internet companies to pre-qualify facilities for services, verify proper operation of newly installed services and diagnose problems. Original equipment manufacturers, or OEMs, also use service verification equipment to test simulated networks during equipment development and to verify the successful production of equipment.

         The unique modular nature of our CXR HALCYON 700 series test equipment provides an easy configuration and upgrade path for testing of the specific services offered by the various national and international service providers. Key performance enhancements to this product family address the trend toward conversion of analog service installations to high-speed digital access lines. Some of these key features include:

         o ability to conduct the 23-tone test, which is an automated single key-stroke test that performs the equivalent of over 12 individual test sequences;

         o load-coil analysis, which identifies the presence of voice coils that prevent high-speed digital access; and

         o    voice analysis and testing of individual T-1 channels.

         We believe that these enhancements will allow further penetration of CXR HALCYON 700 series test equipment into the telecommunications services market. Some of the key test equipment products we offer are described below:

     PRODUCT NAME                   KEY USES, FEATURES AND FUNCTIONS
     ------------                   --------------------------------
                                   BASE UNITS
                                   ----------
HALCYON 704A-400 SERIES        --   handheld transmission and signaling wideband
                                    test set for ISDN, HDSL, DDS and ADSL
                                    facility testing
                               --   optimized for use in installation and
                                    maintenance of analog voice and data
                                    services
                               --   provides users with single-button test
                                    execution, which allows quick circuit
                                    diagnosis and repair without extensive
                                    training

     PRODUCT NAME                   KEY USES, FEATURES AND FUNCTIONS
     ------------                   --------------------------------
HALCYON 756A                   --   handheld integrated test set for
                                    installation and maintenance of digital data circuits, including DDS, Switched 56K,
                                    2-wire Datapath, ISDN, T-1 and FT-1
                               --   provides users with intuitive user interface
                                    allowing quick circuit diagnosis and repair without extensive training

HALCYON 764A                   --   handheld integrated test set for
                                    installation and maintenance of T-1
                                    facilities
                               --   can be used for T-1 and FT-1 access and
                                    testing
                               --   T-1 monitor testing occurs automatically
                                    upon plugging in the test set and returns information; test pattern; customer data detected and errors, if any.
                               --   T-1 BERT testing can be accomplished in
                                    automatic mode, which automatically frames and detects pattern if present and displays an all clear message or the type and count of errors, or in the manual mode, which allows the technician to do a simple set up where the technician dictates the variety of test patterns and measurements used

                         TYPICAL OPTIONAL CONFIGURATIONS
                         -------------------------------

HALCYON 704A-NTS1              --   704A universal data test set with 1.5 MHz
                                    TIMS, full signaling, caller ID and full
                                    4-wire loop DDS test functions, as well as DDS/DS0 test functions and T-1, DS1, DS0 and FT-1 test package
                               --   T-1 test package includes reference receiver
                                    for T-1 level, frequency and slip
                                    measurements

HALCYON 704A-NTS2              --   universal data test set
                               --   handheld wideband test set for installation
                                    and maintenance of analog voice and data and digital data circuits including Switched 56K
                               --   expands upon the features of the 704A-400 to
                                    add DDS BRI/ISDN and DS1/T-1/FT-1 test
                                    functions

HALCYON 704A-PKG2              --   704A universal data test set with 1.5 MHz
                                    TIMS, full signaling, full 4-wire loop DDS test functions, as well as DDS/DS0 test functions for DS0-DP and OCU-DP DS0 and sub-rate testing

HALCYON 756A-PG                --   handheld integrated test set designed for
                                    the testing and performance monitoring of digital data communication links for
                                    "protective relaying backbone
                                    communications" for power utility companies
                               --   provides users with a test set which closely
                                    emulates the live operating conditions of the data links while providing an intuitive user interface allowing quick circuit diagnosis and repair without extensive training

                          CENTRAL OFFICE TEST EQUIPMENT
                          -----------------------------

T-COM 440B T-ACE This is a high-performance integrated digital communications test instrument.
                               --   used to monitor and assure service
                                    reliability of high-density digital test nodes and switch centers
                               --   provides comprehensive digital test
                                    measurements ranging from STS/SONET, DS3, through T-1, FT-1, DSO and DDS services

     COMMUNICATION TIMING AND SYNCHRONIZATION PRODUCTS

         CXR Larus, located in San Jose, California, manufactures a series of communication timing and synchronization products that provide a consistent source of timing alignment, or synchronization, for digital communication networks. When the principal network timing source is lost, a CXR Larus communication timing system can provide an alternative source of reference synchronization until the principal source can be restored. This is called operating in the "holdover" state. The various levels of accuracy in holdover mode are referred to as "stratum levels." Stratum 1 is the most precise, followed by Stratum 2, Stratum 3E, Stratum 3, and finally Stratum 4. Stratum 4 has no holdover mode and is the least precise. All CXR Larus communication timing products offer Stratum 3E stability, or better, and all are available with options that meet or exceed Stratum 1.

         Some of the key communication timing and synchronization products we offer are described below:

     PRODUCT NAME                   KEY USES, FEATURES AND FUNCTIONS
     ------------                   --------------------------------

STAR SYNC(TM) 5850 PRIMARY     The Larus StarSync(TM) Model STS 5850 is an
REFERENCE SOURCE               economical GPS timing clock designed for
                               retrofits of existing BITS clocks and for remote sites that require timing. The StarSync(TM) provides GPS Stratum 2 clock with Stratum 2 or 3E holdover performance.

                               The STS 5850 features two accurate T1 timing references that are synthesized from GPS for use by BITS clocks, SONET NEs, intelligent multiplexers, and PCS systems as well as other systems requiring synchronization. Options permit the STS 5850 to be configured for Stratum 1 Input Track and either Stratum 2 or Stratum 3E Hold. Superior performance is achieved by Kalman filtering, patented digital frequency synthesis technology, and use of GPS UTC information to measure a rubidium oscillator (Stratum 2) or an ultra stable ovenized reference oscillator (Stratum 3E).

STARCLOCK(TM) STS 5800         The Larus StarClock(TM) STS 5800 Timing System
TIMING SYSTEM                  provides GPS Stratum 1 clock and/or network
                               tracking with Stratum 2 or Stratum 3E holdover performance. The Larus StarClock(TM) represents the optimal local synchronization solution for the new distributed network. The STS 5800 is an economical extended temperature timing system that is designed for small installations and remote sites requiring timing (cell sites, PCS networks, customer premises, etc.). The output
                               MTIE of the STS 5800 meets the mask performance specified by GR-2830 for Stratum 1 clocks, resulting in an improvement of ten to twenty times over other GPS solutions.

     PRODUCT NAME                   KEY USES, FEATURES AND FUNCTIONS
     ------------                   --------------------------------

STARCLOCK(TM) 100 AND          The innovative StarClock(TM) 100 and 200
STARCLOCK(TM)  200             Synchronization Timing Systems offers flexible
T1/E1 SYNCHRONIZATION          and cost-effective solutions for Stratum 1,
TIMING SYSTEMS                 Stratum 2E, and Stratum 3E timing for digital
                               transmission and synchronization applications.
                               The systems provide a redundant and jitter-free source of framed ones and composite clock and are synchronized to an equal or higher stratum framed reference source. The StarClock(TM) 100 and 200 systems can be employed in either DS1 or E1 digital transmission environments simply by selecting the appropriate modules.

                               The StarClock(TM) 100 and 200 systems are the next generation of Larus' industry-performance-standard STS 5400
                               Synchronization System and features backward compatibility with the STS 5400. StarClock(TM) 100 and 200 circuit card switch settings and operating functions are software generated, affording both speed and flexibility for system application changes, testing, and monitoring.

                               The StarClock(TM) 100 system supplies up to 100 timing outputs for use in the synchronization of transmultiplexers, digital cross-connect systems, and SONET equipment as well as other equipment requiring network synchronization. Hundreds of these systems have been deployed into major local exchange carriers, and international central offices worldwide.

                               The StarClock(TM) 200, designed specifically for the RBOC and large central office environment, offers up to 200 timing outputs unprotected, or 100 timing outputs with 1:1 protection. Expansion shelves can be added to the StarClock(TM) 200 system that will boost the number of timing outputs into the thousands, enough for the largest central office.

                               Optional modules for both systems include a GPS Stratum 1 track and Stratum 2E hold or Stratum 1 track and Stratum 3E hold card, with integral GPS receiver, a Composite Input Signal module, a module that uses 5 or 10 MHz inputs, and the Model 54580 Network Time Server.

CUSTOMERS

     ELECTRONIC COMPONENTS

         We sell our components primarily to OEMs in the electronics industry, including manufacturers of aerospace and defense systems, industrial instruments and test equipment. During 2003, our top five electronic components customers in terms of revenues were the BAE Systems companies, MBDA (U.K.) Ltd., Thales Defense Ltd., Essential Components, Inc. and Raytheon Systems. Sales to the BAE Systems companies represented approximately 12.5% percent of our total net sales revenues during 2003. No other customer represented 10% or more of our total revenues net sales during 2003. Currently we are experiencing an increase in our electronic components business which we believe to be due primarily to the war on terrorism and a general expansion of defense-related business in Europe, the United States and Asia.

     COMMUNICATIONS EQUIPMENT

         We market our network access and transmission products and communications test instruments primarily to public, private and corporate telecommunications service providers and end users. Typically, communications service providers use a variety of network equipment and software to originate, transport and terminate communications sessions. Communications service providers rely on our products and services as elements of the communications infrastructure and to configure, test and manage network elements and the traffic that runs across them. Also, our products help to ensure smooth operation of the network and increase the reliability of services to customers.

         The major communications service providers to whom we market our telecommunications test instruments and network access and transmission products and services include inter-exchange carriers, incumbent local exchange carriers, competitive local exchange carriers, Internet service providers, integrated communications providers, cable service providers, international post, telephone and telegraph companies, banks, brokerage firms, government agencies and other service providers. During 2003, our top five communications test instruments and network access and transmission products customers in terms of our net sales were Verizon, Siemens, SBC, Coris and Carte, SA. None of our communications equipment customers represented 10% or more of our revenues during 2003.

         Because we currently derive a significant portion of our revenues from sales to RBOCs and other telecommunications service providers, we have experienced and will continue to experience for the foreseeable future an effect on our quarterly operating results due to the budgeting cycles of the RBOCs. RBOCs generally obtain approval for their annual budgets during the first quarter of each calendar year. If an RBOC's annual budget is not approved early in the calendar year or is insufficient to cover its desired purchases for the entire calendar year, we are unable to sell products to the RBOC during the period of the delay or shortfall.

         Due to a general downturn in business activity in the public carrier telecommunications capital equipment market during 2002 and 2003, all RBOCs reduced their capital expenditures, which negatively affected our 2002 and 2003 sales of test instruments. Our observance was that capital expenditure levels of RBOCs and other telecommunications carriers remained at reduced levels in 2003. However, we have reduced costs and improved our business operations so that our current monthly break-even sales requirement is approximately 50% of our requirement in 2002. This, coupled with our observed signs of increased buying activities of the RBOCs in the fourth quarter of 2003 and fourth quarter of 2004, gives us reason to believe that the RBOCs will increase purchases of test equipment in 2005.

         Communications equipment manufacturers design, develop, install and maintain voice, data and video communications equipment. Network equipment manufacturers such as Cisco and Nortel rely on our test equipment products to verify the proper functioning of their products during final assembly and testing. Increasingly, because communications service providers are choosing to outsource installation and maintenance functions to the equipment manufacturers themselves, equipment manufacturers are using our instruments, systems and software to assess the performance of their products during installation and maintenance of a customer's network.

         The continuing general downturn in business activity in the telecommunications market during 2003 also seriously affected communications equipment manufacturers, particularly following the collapse of many Internet-based companies. As a result, sales of our telecommunications central office equipment to telecommunications carriers and communications equipment manufacturers have been seriously affected.

SALES, MARKETING AND CUSTOMER SUPPORT

     ELECTRONIC COMPONENTS

         We market and sell our electronic components through XET Corporation's Digitran Division, XCEL Corporation Ltd., a wholly-owned subsidiary of XET Corporation based in England, XPS, a wholly-owned subsidiary of XCEL Corporation Ltd. based in England, and XCEL Japan, Ltd., a wholly-owned subsidiary of XET Corporation based in Japan. In some European countries and the Pacific Rim, these products are sold through a combination of direct sales and through third-party distributors.

         We sell our electronic components primarily to OEMs in the electronics industry, including manufacturers of aerospace and military systems, communications equipment and industrial instruments. Our efforts to market our electronic components generally are limited in scope since we rely on sales to a broad base of historical customers with whom we have long-term business dealings.

         XCEL Japan, Ltd. resells digital and rotary switch and keypad products of the Digitran Division and some third-party-sourced components primarily into Japan and also into other highly industrialized Asian countries. Other marketing of our electronic components is primarily through referrals from our existing customers, with sales either direct or via a small number of selected representatives.

         We rely on long-term orders and repeat business from our existing customers. We also approach our existing customers and their competitors to discuss opportunities for us to provide them with additional types of switches they may need. Also, the Digitran Division's history spans over 40 years in the electronic components industry and major OEMs have designed many of our switches and subsystem assemblies into their product specifications. These factors have frequently resulted in customers seeking us out to manufacture for them unique subsystem assemblies as well as special variations of our standard digital switches.

     COMMUNICATIONS EQUIPMENT

         Our sales and marketing staff consist primarily of engineers and technical professionals. Our staff undergo extensive training and ongoing professional development and education. We believe that the skill level of our sales and marketing staff has been instrumental in building longstanding customer relationships. In addition, our frequent dialogue with our customers provides us with valuable input on systems and features they desire in future products. We believe that our consultative sales approach and our product and market knowledge differentiate our sales forces from those of our competitors.

         Our local sales forces are highly knowledgeable about their respective markets, customer operations and strategies and regulatory environments. In addition, our representatives' familiarity with local languages and customs enables them to build close relationships with our customers.

         We provide repair and training services to enable our customers to improve performance of their networks. We also offer on-line support services to supplement our on-site application engineering support. Customers can also access information regarding our products remotely through our domestic, European and Japanese technical assistance centers.

         We sell many of our communications test instruments and network access and transmission products to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating them about the value of the vendor's solutions. Consequently, sales to this type of customer generally require an extensive sales effort throughout the prospective customer's organization and final approval by an executive officer or other senior level employee. The result is lengthy sales and approval cycles, which make sales forecasting difficult. In addition, even after a large telecommunications service provider has approved our product for purchase, their future purchases are uncertain because while we generally enter into long-term supply agreements with those parties, these agreements do not require specific levels of purchases. Delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these and related factors, the sales cycle of new products for large customers typically ranges from six to twelve months or more.

COMPETITION

     ELECTRONIC COMPONENTS

         The market for our components is highly fragmented and composed of a diverse group of OEMs, including Power One, Interpoint/Grenson, Martek and Celab Ltd. for power supplies and Esterline (Janco), Greyhill, Inc., Omron Electronics, Transico Inc. and C&K Components Inc. for digital switches. We believe that the principal competitive factors affecting our components business include:

         o    capability and quality of product offerings;

         o    status as qualified products; and

         o    compliance with government and industry standards.

         We have made substantial investments in machinery and equipment tooling. In addition, XET's Digitran Division's history spans over 40 years in the electronic components industry, and major OEMs have designed many of our digital switches into their product specifications. We believe that these factors have acted as barriers to entry for other potential competitors and aided us in establishing and maintaining both distribution channels and customers for our products by making us a sole source supplier for approximately 30% to 50% of the digital switches that we sell and causing some customers to seek us out to manufacture for them unique as well as our standard digital switches.

         Some of our competitors have greater sales, marketing, technological, research and financial resources than we do. Our competitors' advantage with regard to these resources may reduce our ability to obtain or maintain market share for our products in cases where our competitors are better able than us to satisfy the above competitive factors.

     COMMUNICATIONS EQUIPMENT

         The markets for our communications equipment and services are fragmented and intensely competitive, both inside and outside the United States, and are subject to rapid technological change, evolving industry standards and regulatory developments. We believe that the principal competitive factors affecting our communications equipment business include:

         o    quality of product offerings;

         o    adaptability to evolving technologies and standards;

         o    ability to address and adapt to individual customer requirements;

         o    price and financing terms;

         o    strength of distribution channels;

         o    ease of installation, integration and use of products;

         o    system reliability and performance; and

         o    compliance with government and industry standards.

         Our principal competitors for our communications equipment include Symettricom and Oscilloquartz, for communication timing and synchronization products, RAD, Paradyne, Patton Electronics Corporation, Digital Engineering, Ltd. and GDC, for network access and transmission products, and TTC Corporation (a subsidiary of Dynatech Corporation), Ameritech Corporation, Fluke, Sunrise Telecom, Inc. and Electrodata, Inc., for communications test instruments.

         The design of many of our data transmission products enables us to offer numerous different product combinations to our customers and to serve both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level. We believe that this design flexibility helps us to excel at many of the above competitive factors by enabling us to offer quality products that meet and are adaptable to evolving customer requirements, technologies and government and industry standards.

         We currently derive a significant portion of our revenues from sales to RBOCs. We believe we derive a competitive advantage from efforts we expended to establish many of our communications equipment products as approved products for all of the RBOCs and for other key customers in the United States and abroad. Our products' approved status facilitates the ability of our customers to order additional products from us as their needs arise without the long delays that might otherwise be needed to obtain the approval of our customers' upper management or governing body prior to each purchase.

         Some of our competitors have greater sales, marketing, technological, research and financial resources than we do. Our competitors' advantage with regard to these resources may reduce our ability to obtain or maintain market share for our products in cases where our competitors are better able than us to satisfy the above competitive factors.

MANUFACTURING, ASSEMBLY AND QUALITY ASSURANCE

         Our network access and transmission communications test instruments generally are assembled from outsourced components, with final assembly, configuration and quality testing performed in house.

         Manufacturing of our electronic components, including injection molding, fabrication, machining, printed circuit board manufacturing and assembly, and quality testing is done in house due to the specialized nature and small and varied batch sizes involved. Although many of our electronic components incorporate standard designs and specifications, products are built to customer order. This approach, which avoids the need to maintain a finished goods inventory, is possible because long lead-times for delivery often are available. Typically, our electronic components segment produces products in one- to 300-piece batches, with a ten- to thirty-week lead-time. The lead-time is predominantly to source sub-component piece parts such as electronic components, mechanical components and services. Typical build time is six to eight weeks from receipt of external components.

         We operate four manufacturing and assembly facilities worldwide. All of these facilities are certified as ISO 9001- or 9002-compliant. We have consolidated all of our network access and transmission manufacturing for our North American and European markets at our French manufacturing facility at CXR-AJ. We manufacture all of our test equipment and communication timing and synchronization products at the San Jose, California facility of CXR Larus. We manufacture all of our digital and rotary switches in our Rancho Cucamonga, California facility. We manufacture our electronic power supplies in Ashford, Kent, England.

         The purchased components we use to build our products are generally available from a number of suppliers. We rely on a number of limited-source suppliers for specific components and parts. We do not have long-term supply agreements with these vendors. In general, we make advance purchases of some components to ensure an adequate supply, particularly for products that require lead-times of up to nine months to manufacture. If we were required to locate new suppliers or additional sources of supply, we could experience a disruption in our operations or incur additional costs in procuring required materials.

         We intend to increase the use of outsource manufacturing for our communications equipment products. We believe that outsourcing will lower our manufacturing costs, in particular our labor costs, provide us with more flexibility to scale our operations to meet changing demand, and allow us to focus our engineering resources on new product development and product enhancements.

PRODUCT DEVELOPMENT AND ENGINEERING

         We believe that our continued success depends on our ability to anticipate and respond to changes in the electronics hardware industry and anticipate and satisfy our customers' preferences and requirements. We continually review and evaluate technological and regulatory changes affecting the electronics hardware industry and seek to offer products and capabilities that solve customers' operational challenges and improve their efficiency.

         For the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, our engineering and product development costs were approximately $1,033,000, $950,000 and $1,020,000, respectively.

         Our product development costs during the past three years were related to development of new communications test equipment and voice, data and video transmission equipment and development of a new line of rotary switches at our Digitran facility. We have continued incurring engineering costs applicable to the development of rotary switches during and since 2004. Current research expenditures in the communications equipment segment are directed principally toward enhancements to the current test instrument product line and the expansion of our range of network access and transmission products. These expenditures are intended to improve market share and gross profit margins, although we cannot assure you that we will achieve these improvements.

         We strive to take advantage of the latest computer-aided engineering and engineering design automation workstation tools to design, simulate and test advanced product features or product enhancements. Our use of these tools helps us to speed product development while maintaining high standards of quality and reliability for our products. Our use of these tools also allows us to efficiently offer custom designs for OEM customers whose needs require the integration of our electronic components with their own products.

INTELLECTUAL PROPERTY

         We regard our software, hardware and manufacturing processes as proprietary and rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have filed patent applications, and intend to file additional patent applications in the future, for various products with the United States Patent and Trademark Office and in the European Union, Japan, Canada and Brazil. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Our research and development and manufacturing process typically involves the use and development of a variety of forms of intellectual property and proprietary technology. In addition, we incorporate technology and software that we license from third party sources into our products. These licenses generally involve a one-time fee and no time limit. We believe that alternative technologies for this licensed technology are available both domestically and internationally.

         We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. As the number of test equipment products and transmission instruments increases and the functionality of these products further overlaps, we believe that we may become subject to allegations of infringement given the nature of the telecommunications and information technology industries and the high incidence of these kinds of claims. Questions of infringement and the validity of patents in the fields of telecommunications and information technology involve highly technical and subjective analyses. These kinds of proceedings are time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of the proceeding initiated against us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS AND PROTOCOLS

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute and telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively affect our ability to sell our products.

         Our product lines are subject to statutes governing safety and environmental protection. We believe that we are in substantial compliance with these statutes and are not aware of any proposed or pending safety or environmental rule or regulation that, if adopted, would have a material affect on our business or financial condition.

EMPLOYEES

         As of January 24, 2005, we employed a total of 215 persons in our various divisions and subsidiaries. None of our employees are represented by labor unions, and there have not been any work stoppages at any of our facilities. We believe that our relationship with our employees is good.

PROPERTIES

         As of January 24, 2005, we leased or owned approximately 119,000 square feet of administrative, production, storage and shipping space. All of this space was leased other than the Abondant, France facility.

                                                                                    FUNCTION /
     BUSINESS UNIT                              LOCATION                       LEASE EXPIRATION DATE
     -------------                              --------                       ---------------------
Emrise Corporation                         Rancho Cucamonga, California          Administrative;
(corporate headquarters)                                                         Expires October 2005

XET Corporation/Digitran                   Rancho Cucamonga, California          Manufacturing;
(electronic components)                                                          Expires November 2005
                                           Monrovia, California                  Expires February 2005


XCEL Power Systems, Ltd.                   Ashford, Kent, United Kingdom         Administrative/Manufacturing;
 and XCEL Corporation Ltd.                                                       Expires March 2013
 (electronic components)

XCEL Japan, Ltd. Higashi-Gotanda           Tokyo, Japan                          Sales;
(electronic components)                                                          Expires December 2005

CXR-AJ                                     Paris, France                         Administration/Sales;
(network access and transmission products)                                       Expires April 2007

CXR-AJ                                     Abondant, France                      Manufacturing/Engineering;
(network access and transmission products)                                       Facility is owned

CXR Larus                                  San Jose, California                  Administrative/Engineering/
(network access and transmission                                                 Manufacturing;
products, communications test                                                    Expires June 30, 2011 and is
instruments, communication timing and                                            renewable
synchronization products)

         On November 1, 2004, CXR Larus relocated from its Fremont facility to the facility in San Jose occupied by Larus Corporation at the time it was acquired in July 2004. We have a lease on the facility that expires June 30, 2011, with an option to renew.

         The lease for the Ashford, Kent, United Kingdom facility is a fifteen-year lease that expires in March 2013, subject to the rights of the landlord or us to terminate the lease after ten years.

         We believe the listed facilities are adequate for our current business operations.

LEGAL PROCEEDINGS

         We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions held by our directors and executive officers as of January 24, 2005 are as follows:

NAME                                   AGE             POSITIONS HELD
----                                   ---             --------------

Carmine T. Oliva...................     61     Chairman of the Board, President,
                                               Chief Executive Officer and
                                               Director

Graham Jefferies...................     47     Executive Vice President, Chief
                                               Operating Officer and Managing
                                               Director of various subsidiaries

Randolph D. Foote..................     55     Senior Vice President, Chief
                                               Financial Officer and Secretary

Robert B. Runyon (1)(2)............     78     Director

Laurence P. Finnegan, Jr. (1)(3)...     67     Director

Otis W. Baskin.....................     59     Director
-----------
(1) Member of the compensation committee.
(2) Member of the nominating committee.
(3) Member of the audit committee.

         CARMINE T. OLIVA has been Chairman of the Board, President and Chief Executive Officer and a Class III director of Emrise since March 26, 1997 and of our subsidiary, XET Corporation, since he founded XET Corporation in 1983. Mr. Oliva has been Chairman of the Board of XCEL Corporation, Ltd. since 1985, and Chairman and Chief Executive Officer of CXR Larus since March 1997. In 2002, Mr. Oliva obtained a French government working permit and assumed responsibility as President of our CXR-AJ subsidiary. From January 1999 to January 2000, Mr. Oliva served as a director of Digital Transmission Systems Inc. (DTSX), a publicly held company based in Norcross, Georgia. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to holding that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War. Mr. Oliva earned a B.A. degree in Social Studies/Business from Seton Hall University and an M.B.A. degree in Business from The Ohio State University.

         GRAHAM JEFFERIES was appointed as Executive Vice President on October 21, 1999. Mr. Jefferies was also appointed as our Chief Operating Officer on January 3, 2005, after having served as Chief Operating Officer of our Telecommunications Group since October 21, 1999. Mr. Jefferies served as Executive Vice President of Emrise from April 1999 through October 1999. Mr. Jefferies has served CXR-AJ as a director since March 1997 and as General Manager since July 2002, has served as Managing Director of Belix Power Conversions Ltd., Belix Wound Components Ltd. and Belix Company Ltd. since our acquisition of those companies in April 2000, as Managing Director of XCEL Power Systems, Ltd. since September 1996 and as Managing Director of XCEL Corporation, Ltd. since March 1992. Prior to joining us in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major United Kingdom software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies earned a B.S. degree in Engineering from Leicester University, and has experience in mergers and acquisitions. Mr. Jefferies is a citizen and resident of the United Kingdom.

         RANDOLPH D. FOOTE was appointed as our Senior Vice President and Chief Financial Officer on October 4, 1999 and as our Assistant Secretary on February 12, 2001. Mr. Foote has been our Secretary since September 2004 and the Vice President and Chief Financial Officer of CXR Larus and XET Corporation since March 2000. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a publicly traded semiconductor equipment manufacturer, from October 1995 to May 1999. From March 1985 to October 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a publicly traded company that designed and manufactured products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company, which were both publicly traded companies. Mr. Foote earned a B.S. degree in Business Management from California State Polytechnic University, Pomona and an M.B.A. degree in Tax/Business from Golden Gate University.

         ROBERT B. RUNYON has served as a Class III director since March 26, 1997 and also served as our Secretary from that date through August 2004. He has been the owner and principal of Runyon and Associates, a human resources and business advisory firm, since 1987. He has acted as Senior Vice President of Sub Hydro Dynamics Inc., a privately held marine services company based in Hilton Head, South Carolina, since September 1995. Prior to our merger with XET Corporation, Mr. Runyon served XET Corporation both as a director since August 1983 and as a consultant in the areas of strategy development and business planning, organization, human resources and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation, including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and Director, Organization and Personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980. Mr. Runyon earned a B.S. degree in Economics/Industrial Management from University of Pennsylvania.

         LAURENCE P. FINNEGAN, JR. has served as a Class II director since March 26, 1997. In addition to being a director of XET Corporation from 1985 to March 1997, Mr. Finnegan was XET Corporation's Chief Financial Officer from 1994 to 1997. Mr. Finnegan has held positions with ITT (1970-1974) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer, Executive Vice President and Chief Operating Officer, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since August 1995, he has been a principal of GwynnAllen Partners, Bethlehem, Pennsylvania, an executive management consulting firm. Since December 1996, Mr. Finnegan has been a director and the President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania. From September 1997 to January 2001, Mr. Finnegan served as Vice President Finance and Chief Financial Officer of QuestOne Decision Sciences, an efficiency consulting firm based in Pennsylvania. Since August 2001, Mr. Finnegan has served as a director and the Vice President and Chief Financial Officer of VerdaSee Solutions, Inc., a consulting and software company based in Pennsylvania. Mr. Finnegan earned a B.S. degree in Accounting from St. Joseph's University.

         OTIS W. BASKIN has served as a Class I director since February 6, 2004. He is a Professor of Management at The George L. Graziadio School of Business and Management at Pepperdine University in Malibu, California where he served as dean from 1995 to 2001. He has been a member of the full-time faculty of the University of Houston - Clear Lake (1975-87) where he served as Coordinator of the Management Faculty and Director of the Center for Advanced Management Programs. He has also been Professor of Management at Arizona State University,

West Campus (1987-91) and The University of Memphis (1991-95), in addition to serving as dean at both universities. Dr. Baskin has worked with AACSB International (Association for the Advancement of Collegiate Schools of Business) as Special Advisor to the President and as Chief Executive Officer since 2002. He is an Associate with the Family Business Consulting Group, where he advises family owned and closely held businesses. He has served as an advisor to Exxon/Mobile Research and Engineering Corporation, NASA and the United States Air Force. He earned a Ph.D. in Management, Public Relations and Communication Theory from The University of Texas at Austin, an M.A. degree in Speech Communication by the University of Houston, and a B.A. degree in Religion from Oklahoma Christian University.

         Our business, property and affairs are managed under the direction of our board. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.

         Our bylaws provide that our board of directors shall consist of at least four directors. Our board is divided into three classes of directors:
Class I, Class II and Class III. The term of office of each class of directors is three years, with one class expiring each year at our annual meeting of stockholders. We currently have four directors on our board, with no vacancies. Our current board consists of one Class I director whose term expires at our 2006 annual meeting, one Class II director whose term expires at our 2007 annual meeting, and two Class III directors whose term expires at our 2005 annual meeting.

         Our officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among our executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("Commission"). These officers, directors and stockholders are required by the Commission regulations to furnish us with copies of all reports that they file.

         Based solely upon a review of copies of the reports furnished to us during the year ended December 31, 2004 and thereafter, or any written representations received by us from directors, officers and beneficial owners of more than 10% of our common stock ("reporting persons") that no other reports were required, we believe that, during 2004, all Section 16(a) filing requirements applicable to our reporting persons were met, except that Otis Baskin filed a late Form 3 to report his becoming a reporting person.

CODE OF ETHICS

         Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and an additional Code of Business Ethics that applies to our Chief Executive Officer and senior financial officers.

         We intend to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to or waivers from provision of these codes that relate to one or more of the items set forth in Item 406(b) of Regulation S-K, by describing on our Internet website, located at http://www.emrise.com, within five business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

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

         Information on our Internet website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Commission.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table provides information concerning the annual and long-term compensation for the years ended December 31, 2004, 2003 and 2002 earned for services in all capacities as an employee by our Chief Executive Officer and each of our other executive officers who received an annual salary and bonus of more than $100,000 for services rendered to us during 2004 (collectively, the "named executive officers"):

                                                      SUMMARY COMPENSATION TABLE
                                                                                     LONG-TERM
                                                                                 COMPENSATION AWARD
                                                                                     SECURITIES         ALL OTHER
       NAME AND PRINCIPAL POSITION                       ANNUAL COMPENSATION     UNDERLYING OPTIONS    COMPENSATION
       ---------------------------                     -----------------------   ------------------    ------------
                                              YEAR       SALARY       BONUS
                                              ----       ------       -----
Carmine T. Oliva ........................     2004       $300,000     $     *           26,000            $4,821(1)
  President and Chief Executive Officer       2003       $262,510     $70,000           53,000            $4,821(1)
                                              2002       $250,010          --               --            $4,821(1)

Graham Jefferies ........................     2004       $223,646     $     *           40,000           $10,924(3)
  Executive Vice President and Chief          2003       $200,801     $55,000           54,000           $10,320(3)
  Operating Officer (2)                       2002       $152,093          --               --            $9,000(3)

Randolph D. Foote........................     2004       $166,667     $     *           25,000            $1,965(4)
  Senior Vice President, Chief Financial      2003       $150,000     $30,000           35,000            $1,886(4)
  Officer and Assistant Secretary(4)          2002       $144,168          --               --            $1,604(4)
---------------

 *   Bonus awards for 2004 have not been determined.
(1) Represents the dollar value of insurance premiums we paid with respect to a $1,000,000 term life insurance policy for the benefit of Mr. Oliva's spouse.
(2) Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in United States dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation. Mr. Jefferies served as Chief Operating Officer of our Telecommunications Group until he was appointed Chief Operating Officer of Emrise in January 2005.
(3)  Represents company contributions to Mr. Jefferies' retirement account.
(4)  Represents company contributions to Mr. Foote's 401(k) retirement account.

                    RETIREMENT ACCOUNT MATCHING CONTRIBUTIONS

         We match up to the lesser of $2,000 and 20% of Mr. Foote's contributions to his 401(k) account. During 2004, our matching contribution amounted to $1,965. This matching arrangement was generally made available to all employees of Emrise and provides for the same method of allocation of benefits between management and non-management participants.

         Also, XPS makes matching contributions of up to 6% of Mr. Jefferies' salary to an executives' defined contribution plan. Other employees of XPS may receive matching contributions to a defined contribution plan of up to 4% of their salary. Amounts contributed to the defined contribution plans are intended to used to purchase annuities upon retirement. During 2004, 2003 and 2002, Mr. Jefferies received matching contributions of $10,924, $10,320 and $9,000, respectively.

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

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding options granted in the year ended December 31, 2004 to the executive officers named in the summary compensation table. We did not grant any stock appreciation rights during 2004. This information includes hypothetical potential gains from stock options granted in 2004. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of our common stock price over the ten-year life of the stock options granted in 2004. These assumed rates of growth were selected by the Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and our future performance and prospects.

                                                                                                    POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                                                                 AT ASSUMED RATES
                                      NUMBER OF     PERCENTAGE OF                                 OF STOCK PRICE
                                     SECURITIES     TOTAL OPTIONS                               APPRECIATION FOR
                                     UNDERLYING      GRANTED TO      EXERCISE                     OPTION TERM(3)
                           GRANT      OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION     -----------------
     NAMED OFFICER         DATE      GRANTED(1)    FISCAL YEAR(2)    PER SHARE       DATE          5%         10%
     -------------         ----      ----------    --------------    ---------       ----       -----------------
Carmine T. Oliva.......   2/24/04      26,000           8.3%           $1.00        2/24/14      $16,351     $41,437
Graham Jefferies.......   2/24/04      40,000          12.7%           $1.00        2/24/14      $25,156     $63,750
Randolph D. Foote......   2/24/04      25,000           7.9%           $1.00        2/24/14      $15,722     $39,844
-------------------------

(1)  Options vest in two equal annual installments commencing February 24, 2005.
(2)  Based on options to purchase 314,698 shares granted to our employees during 2004.
(3)  Calculated using the potential realizable value of each grant.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table provides information regarding the value of unexercised options held by the named executive officers as of December 31, 2004. None of the named executives officers acquired shares through the exercise of options during 2004.

                                                      NUMBER OF
                                                SECURITIES UNDERLYING                 VALUE ($) OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 2004                    DECEMBER 31, 2004 (1)
                                           ---------------------------------        -------------------------------
       NAME                                EXERCISABLE         UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
       ----                                -----------         -------------        -----------       -------------
Carmine T. Oliva...................          283,663              26,000              179,360            16,120
Graham Jefferies...................          180,287              40,000              168,480            24,800
Randolph D. Foote..................           85,000              25,000              115,450            15,500
--------------

(1) Based on the last reported sale price of our common stock of $1.62 on December 30, 2004 (the last trading day during 2004) as reported on the OTC Bulletin Board, less the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     CARMINE T. OLIVA

         As of January 1, 2001, we entered into an employment agreement with Carmine T. Oliva, our Chairman of the Board, President and Chief Executive Officer. The agreement is subject to automatic renewal for two consecutive two-year terms beginning on January 1, 2006, unless, during the required notice periods (which run from September 1 to November 1 of the second year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides for an initial

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

base salary of $250,000 per year and states that Mr. Oliva is eligible to receive merit or promotional increases and to participate in other benefit and incentive programs we may offer.

         If the board of directors makes a substantial addition to or reduction of Mr. Oliva's duties, Mr. Oliva may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Oliva the value of three years of his annual salary or the value of his annual salary that would have been due through January 1, 2006, whichever is greater.

         If we terminate Mr. Oliva for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Oliva without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. If the termination without cause occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary for three years following the termination or until December 31, 2005, whichever is the longer period. If the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period or for two years, whichever is the longer period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Oliva is terminated without cause within two years following a change of control, then:

         o if the termination occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary and all other amounts payable under the agreement for three years following the termination or until December 31, 2005, whichever is the longer period, which amounts shall be payable at his election in a lump sum within 30 days after the termination or in installments;

         o if the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the period ending two years after the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement;

         o Mr. Oliva will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Oliva will be entitled to receive any executive bonus awarded but not yet paid;

         o Mr. Oliva will be entitled to receive a gross up of all compensatory payments listed above so that he receives those payments substantially free of federal and state income taxes; and

         o Mr. Oliva will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial term or renewal term in which the termination occurred and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Oliva dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Oliva will continue to be payable to Mr. Oliva's designee or legal representatives for two years following his death. If Mr. Oliva is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Oliva following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Oliva for two years following the effective date of the termination.

         If the agreement is terminated for any reason and unless otherwise agreed to by Mr. Oliva and us, then in addition to any other severance payments to which Mr. Oliva is entitled, we must continue to pay Mr. Oliva's annual salary until:

         o all obligations incurred by Mr. Oliva on our behalf, including any lease obligations signed by Mr. Oliva related to the performance of his duties under the agreement, have been voided or fully assumed by us or our successor;

         o all loan collateral pledged by Mr. Oliva has been returned to Mr. Oliva; and

         o all personal guarantees given by Mr. Oliva or his family on our behalf are voided.

         The agreement provides that we will furnish a life insurance policy on Mr. Oliva's life, in the amount of $1 million, payable to Mr. Oliva's estate in the event of his death during the term of the agreement and any renewals of the agreement. This benefit is in return for, and is intended to protect Mr. Oliva's estate from financial loss arising from any and all personal guarantees that Mr. Oliva provided in favor of us, as required by various corporate lenders. This benefit is also intended to enable Mr. Oliva's estate to exercise all warrants and options to purchase shares of our common stock.

         The agreement contains non-competition provisions that prohibit Mr. Oliva from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for two years afterward if termination is for cause or for one year afterward if termination is without cause or following a change of control. The agreement also contains provisions that restrict disclosure by Mr. Oliva of our confidential information and assign ownership to us of inventions created by Mr. Oliva in connection with his employment.

     RANDOLPH D. FOOTE

         On July 2, 2001, we entered into an employment agreement with Randolph
D. Foote at an initial annual salary of $130,000 and with an initial term of three years. The agreement automatically renewed for a one-year term on July 2, 2004 and is scheduled to automatically renew for one additional one-year term on July 2, 2005. Mr. Foote is to act as Senior Vice President and Chief Financial Officer and is to perform additional services as may be approved by our board of directors.

         If the board of directors makes a substantial addition to or reduction of Mr. Foote's duties, Mr. Foote may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Foote the value of one year of his annual salary within 30 days after the effective date of the resignation.

         If we terminate Mr. Foote for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Foote without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Foote will be entitled to be paid his annual salary through the expiration of the then current renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Foote is terminated without cause within two years following a change of control, then:

         o Mr. Foote will be entitled to be paid in installments or, at his election in a lump sum within 30 days after termination, his annual salary and other amounts payable under the agreement through the expiration of the then current renewal period plus one additional year;

         o Mr. Foote will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Foote will be entitled to receive any executive bonus awarded but not yet paid; and

         o Mr. Foote will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial or current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Foote dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Foote will continue to be payable to Mr. Foote's designee or legal representatives for one year following his death. If Mr. Foote is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Foote following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Foote for one year following the effective date of the termination.

         The agreement contains non-competition provisions that prohibit Mr. Foote from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Foote of our confidential information and assign ownership to us of inventions created by Mr. Foote in connection with his employment.

     GRAHAM JEFFERIES

         On July 2, 2001, we entered into an employment agreement with Graham Jefferies at an initial annual salary of 100,000 British pounds (approximately $141,000 at the then current exchange rates) and with an initial term of three years. The agreement automatically renewed for a one-year term on July 2, 2004 and is scheduled to automatically renew for one additional one-year term on July 2, 2005. Mr. Jefferies is to act as Managing Director of XCEL Corporation, Ltd. and as Executive Vice President and Chief Operating Officer of our Telecom Group and is to perform additional services as may be approved by our board of directors. He was appointed as Chief Operating Officer of Emrise in January 2005. This agreement replaced a substantially similar agreement that had been effective since May 1, 1998.

         If the board of directors makes a substantial addition to or reduction of Mr. Jefferies' duties, Mr. Jefferies may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Jefferies the value of one year of his annual salary within 30 days after the effective date of the resignation.

         If we terminate Mr. Jefferies for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Jefferies without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the then current renewal period plus one additional year, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Jefferies is terminated without cause within two years following a change of control, then:

         o Mr. Jefferies will be entitled to be paid in installments or, at his election in a lump sum within 30 days after termination, his annual salary and other amounts payable under the agreement through the expiration of the current renewal period plus one additional year;

         o Mr. Jefferies will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Jefferies will be entitled to receive any executive bonus awarded but not yet paid; and

         o Mr. Jefferies will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial or current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Jefferies dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Jefferies will continue to be payable to Mr. Jefferies' designee or legal representatives for one year following his death. If Mr. Jefferies is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Jefferies following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Jefferies for one year following the effective date of the termination.

         The agreement contains non-competition provisions that prohibit Mr. Jefferies from engaging or participating in a competitive business or soliciting our customers or employees during the initial term and any renewal terms and for two years afterward if termination is for cause or for one year afterward if termination is without cause or following a change of control. The agreement also contains provisions that restrict disclosure by Mr. Jefferies of our confidential information and assign ownership to us of inventions created by Mr. Jefferies in connection with his employment.

BOARD COMMITTEES

         Our board of directors currently has an audit committee, a compensation committee and a nominating committee. Our board of directors has determined that Robert Runyon, Otis Baskin and Laurence Finnegan, each of whom is a member of one or more of these committees, are "independent" as defined in NASD Marketplace Rule 4200(a)(15).

         The audit committee selects our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews our financial statements for each interim period and for our year end. From June 26, 1999 to March 21, 2004, this committee consisted of Laurence Finnegan. Since March 22, 2004, this committee has consisted of Mr. Finnegan, who serves as chairman, and Otis Baskin. The audit committee operates pursuant to a charter approved by our board of directors and audit committee.

         The compensation committee is responsible for establishing and administering our policies involving the compensation of all of our executive officers and establishing and recommending to our board of directors the terms and conditions of all employee and consultant compensation and benefit plans. Our entire board of directors also may perform these functions with respect to our employee stock option plans. Since June 26, 1999, this committee has consisted of Messrs. Runyon and Finnegan. The compensation committee operates pursuant to a charter approved by our board of directors and compensation committee.

         The nominating committee selects nominees for the board of directors. Beginning in and since 2000, the nominating committee has consisted of Mr. Runyon. There is one vacancy on the nominating committee. The nominating committee utilizes a variety of methods for identifying and evaluating nominees for director, including candidates that may be referred by stockholders. Stockholders that desire to recommend candidates for the board for evaluation may do so by contacting Emrise in writing, identifying the potential candidate and providing background information. Candidates may also come to the attention of the nominating committee through current board members, professional search firms and other persons. In evaluating potential candidates, the nominating committee will take into account a number of factors, including, among others, the following:

         o    independence from management;

         o    whether the candidate has relevant business experience;

         o    judgment, skill, integrity and reputation;

         o    existing commitments to other businesses;

         o    corporate governance background;

         o financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership; and

         o    the size and composition of the board.

         The nominating committee operates pursuant to a charter approved by our board of directors and Nominating Committee.

COMPENSATION OF DIRECTORS

         During 2004, each non-employee director was entitled to receive $1,000 per month as compensation for their services. In addition, since November 1, 2002, each board member chairing a standing committee has been entitled to receive $500 per month as compensation for their services. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We may periodically award options or warrants to our directors under our existing option and incentive plans. On February 24, 2004, we granted to two non-employee directors an option to purchase up to 30,000 shares of our common stock at an exercise price of $1.00 per share. The options vested in two equal installments on February 24, 2005 and February 24, 2006. In addition, we granted our newly-appointed non-employee director an option to purchase 50,000 shares of our common stock upon the same terms as the options granted to the other two non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the board of directors has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity. During 2004, Mr. Oliva made salary recommendations to our compensation committee regarding salary increases for key executives.

STOCK OPTION PLANS

         We currently have four stock option plans: the 1993 Stock Option Plan, the Employee Stock and Stock Option Plan, the 1997 Stock Incentive Plan and the 2000 Stock Option Plan. These plans are administered by our compensation committee, which currently consists of Messrs. Runyan and Finnegan.

         The 1993 Stock Option Plan authorizes the issuance of incentive stock options, commonly known as ISOs, and non-qualified stock options, commonly known as NQOs, to our employees and independent contractors for the purchase of up to 300,000 shares of our common stock. The 1993 Stock Option Plan terminated on August 31, 2003.

         The Employee Stock and Stock Option Plan authorizes the issuance of NQOs and restricted and unrestricted stock grants to our employees (including officers and directors who are employees) and consultants for up to an aggregate of 520,000 shares of common stock. The Employee Stock and Stock Option Plan terminated on July 1, 2004.

         The 1997 Stock Incentive Plan authorizes the issuance of ISOs, stock appreciation rights or stock awards to our employees and directors for up to an aggregate of 1,600,000 shares of common stock, except that ISOs may not be granted to non-employee directors. Our board of directors' adoption of the 1997 Stock Incentive Plan was ratified by our stockholders at our 1998 annual meeting of stockholders. The 1997 Stock Incentive Plan terminates on June 15, 2007. Our board does not intend to issue any additional options under the 1997 Stock Incentive Plan.

         Our 2000 Stock Option Plan was adopted by our board of directors in November 2000 and approved by our stockholders on January 16, 2001. The 2000 Stock Option Plan authorizes the issuance of ISOs and NQOs to our employees, officers, directors and consultants and to employees of companies that do business with us for the purchase of up to 2,000,000 shares of common stock. As of January 24, 2005, we had approximately 215 employees, officers and directors eligible to receive options under the 2000 Stock Option Plan, and 1,081,302 options had been issued under this plan. The following is a description of some of the key terms of the 2000 Stock Option Plan.

     SHARES SUBJECT TO THE 2000 STOCK OPTION PLAN

         A total of 2,000,000 shares of our common stock are authorized for issuance under the 2000 Stock Option Plan. Any shares of common stock that are subject to an award but are not used because the terms and conditions of the award are not met, or any shares that are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2000 Stock Option Plan.

     ADMINISTRATION

         It is the intent of the 2000 Stock Option Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of the Exchange Act. The compensation committee is empowered to select those eligible persons to whom options shall be granted under the 2000 Stock Option Plan; to determine the time or times at which each option shall be granted, whether options will be ISOs or NQOs and the number of shares to be subject to each option; and to fix the time and manner in which each option may be exercised, including the exercise price and option period, and other terms and conditions of options, all subject to the terms and conditions of the 2000 Stock Option Plan. The compensation committee has sole discretion to interpret and administer the 2000 Stock Option Plan, and its decisions regarding the 2000 Stock Option Plan are final, except that our board of directors can act in place of the compensation committee as the administrator of the 2000 Stock Option Plan at any time or from time to time, in its discretion.

     OPTION TERMS

         ISOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 100% of the fair market value of a share of common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of the total voting securities of Emrise on the date of grant, the exercise price may be not less than 110% of fair market value on the date of grant, and the option period may not exceed five years. NQOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date the NQO is granted.

         Options may be exercised during a period of time fixed by the committee except that no option may be exercised more than ten years after the date of grant. In the discretion of the committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in cash, shares of our common stock or a combination of cash and shares of our common stock.

     AMENDMENT AND TERMINATION

         The 2000 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our board of directors. However, our board of directors may not materially impair any outstanding options without the express consent of the optionee or materially increase the number of shares subject to the 2000 Stock Option Plan, materially increase the benefits to optionees under the 2000 Stock Option Plan, materially modify the requirements as to eligibility to participate in the 2000 Stock Option Plan or alter the method of determining the option exercise price without stockholder approval. No option may be granted under the 2000 Stock Option Plan after November 14, 2010.

     FEDERAL INCOME TAX CONSEQUENCES

         NQOs. Holders of NQOs do not realize income as a result of a grant of the option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO.

         In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her option.

         ISOs. Holders of ISOs will not be considered to have received taxable income upon either the grant of the option or its exercise. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. We will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

         Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year or two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

     POSSIBLE ANTI-TAKEOVER EFFECTS

         Although not intended as an anti-takeover measure by our board of directors, one of the possible effects of the 2000 Stock Option Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, in the hands of the directors and officers of Emrise. Those persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under some circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of the attempt.

         In addition, options may, in the discretion of the committee, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of Emrise. In the opinion of our board of directors, this acceleration provision merely ensures that optionees under the 2000 Stock Option Plan will be able to exercise their options as intended by the board of directors and stockholders prior to any extraordinary corporate transaction which might serve to limit or restrict that right. Our board of directors is, however, presently unaware of any threat of hostile takeover involving Emrise.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

         o Any breach of their duty of loyalty to our company or our stockholders.

         o Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

         o Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

         o Any transaction from which the director derived an improper personal benefit.

         In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract any retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

         The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing and lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

         Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended ("Securities Act"), we have been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We are or have been a party to employment and compensation arrangements with related parties, as more particularly described above under the headings "Compensation of Executive Officers," "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Compensation of Directors."

         We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

         As described below under the heading "Private Placements Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares," we issued in a January 2005 private placement common stock and warrants to investors who thereby became beneficial owners of more than 5% of our then outstanding common stock.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our common stock as of January 24, 2005, the date of the table, by:

         o each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

         o    each of our directors;

         o each of the executive officers named in the summary compensation table contained in the "Management" section of this prospectus; and

         o    all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated in the discussion of contractual beneficial ownership limitations contained in the private placement description titled "January 2005 Private Placement of Common Stock and Warrants" following the selling security holder table included in this prospectus under the heading "Selling Security Holders," and except as indicated in the footnotes to the principal stockholders table below, shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 37,330,958 shares of common stock outstanding as of the date of the table.

         The address of each of the following stockholders, unless otherwise indicated in the footnotes to the table, is c/o Emrise Corporation, 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730. Messrs. Oliva, Runyon, Finnegan and Baskin are directors of Emrise. Messrs. Oliva, Jefferies and Foote are executive officers of Emrise.


                                                                              AMOUNT AND NATURE         PERCENT
NAME OF BENEFICIAL OWNER                                TITLE OF CLASS     OF BENEFICIAL OWNERSHIP      OF CLASS
------------------------                                --------------     -----------------------      --------
Carmine T. Oliva...................................         Common                1,463,968(1)             3.9%
Robert B. Runyon...................................         Common                  419,206(2)             1.1%
Laurence P. Finnegan, Jr...........................         Common                  283,231(3)                 *
Otis W. Baskin.....................................         Common                   50,000(4)                 *
Graham T. Jefferies................................         Common                  223,563(5)                 *
Randolph D. Foote..................................         Common                  115,000(6)                 *
The Pinnacle Fund, L.P.............................         Common                3,125,000(7)             8.24%
JLF Asset Management, LLC and Jeffrey L. Feinberg..         Common                3,800,461(8)             9.999%
JLF Offshore Fund, Ltd.............................         Common                1,992,367(9)             5.29%
Marathon Capital Management, LLC                            Common                2,057,100(10)            5.51%
All executive officers and directors as a group (6
   persons)........................................         Common                2,554,968(11)            6.64%
-------------------

*      Less than 1.00%
(1) Includes 81,889 shares held individually by Mr. Oliva's spouse, and 309,663 shares underlying options.
(2)    Includes 239,060 shares underlying options.
(3)    Includes 239,060 shares underlying options.
(4)    Represents 50,000 shares underlying options.
(5)    Includes 220,287 shares underlying options.
(6)    Includes 110,000 shares underlying options.
(7) Includes 625,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Barry M. Kitt, as sole member of Pinnacle Fund Management, LLC, which entity is the general partner of Pinnacle Advisers, L.P., which entity is the general partner of The Pinnacle Fund, L.P. The address for Mr. Kitt is c/o The Pinnacle Fund, L.P., 4965 Preston Park, Blvd., Suite 240, Plano, TX 75093.
(8) Includes an aggregate of 3,123,000 outstanding shares held by JLF Offshore Fund, Ltd., JLF Partners I, L.P., Guggenheim Portfolio Company XXVIII, and JLF Partners II, L.P., and an aggregate of 677,461 shares underlying warrants held by those four entities. Due to a contractual 9.999% beneficial ownership limitation that cannot be waived, excludes 22,539 shares underlying warrants held by those four entities. If the beneficial ownership limitation were disregarded, JLF Asset Management, LLC and Mr. Feinberg would have beneficially owned 10.05% of the shares of our common stock outstanding as of the date of the table. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC, which entity is investment manager of the four entities named in the preceding sentence. The address for Mr. Feinberg is c/o JLF Asset Management, LLC, 2775 Via de la Valle, Suite 204, Del Mar, CA 92014.
9) Includes 364,750 shares underlying a warrant. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC, which entity is investment manager of JLF Offshore Fund, Ltd. See footnote (8) above for information regarding JLF Asset Management, LLC.
(10) Based on information included by Marathon Capital Management, LLC ("Marathon") in a Schedule 13G for January 13, 2005. Marathon reported that it holds sole voting power over 125,000 shares and sole disposal power over 2,057,100 shares. The Schedule 13G was executed by James G. Kennedy, as President of Marathon. The address for Marathon is P.O. Box 771, Hunt Valley, MD 21030.
(11) Includes 1,168,070 shares underlying options and 81,889 outstanding shares held individually by Mr. Oliva's wife.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

         This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 18,388,777 shares of common stock, including an aggregate of 13,782,092 issued and outstanding shares of our common stock and an aggregate of 4,606,685 shares of our common stock underlying warrants. The following table sets forth, to our knowledge, certain information about the selling security holders as of January 24, 2005, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the private placement descriptions or footnotes following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated in the discussion of contractual beneficial ownership limitations contained in the private placement descriptions and footnotes following the table, shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 37,330,958 shares of common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below. Roth Capital Partners, LLC ("Roth Capital") is an NASD-registered broker-dealer that received warrants as compensation for services rendered as placement agent in the January 2005 private placement described below. Roth Capital has represented to us that it is not acting as an underwriter in this offering, it received the warrants whose underlying shares are offered under this prospectus in the ordinary course of business, and at the time of such receipt, it had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or underlying shares.

                                                   SHARES OF                                        SHARES OF
                                                  COMMON STOCK                                    COMMON STOCK
                                               BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                                PRIOR TO OFFERING             SHARES OF          AFTER OFFERING
              NAME OF                    ----------------------------       COMMON STOCK      --------------------
          BENEFICIAL OWNER                   NUMBER       PERCENTAGE       BEING OFFERED       NUMBER  PERCENTAGE
----------------------------------       -------------- -------------      -------------      -------- ------------
JLF Offshore Fund, Ltd............        1,992,367 (1)      5.29%         1,823,750 (1)       168,617        *
JLF Partners I, LP................        1,278,915 (2)      3.41%         1,172,500 (2)       106,415        *
Guggenheim Portfolio Company XXVIII.        453,382 (3)      1.21%           413,750 (3)        39,632        *
JLF Partners II, LP...............           98,336 (4)       *               90,000 (4)         8,336        *
The Pinnacle Fund, L.P............        3,125,000 (5)      8.24%         3,125,000 (5)            --       --
Bonanza Master Fund Ltd...........        1,750,000 (6)      4.65%         1,750,000 (6)            --       --
Roaring Fork Capital SBIC, L.P....        1,706,250 (7)      4.54%         1,706,250 (7)            --       --
Lagunitas Partners LP.............        1,125,000 (8)      3.00%         1,125,000 (8)            --       --
Gruber & McBaine International....          250,000 (9)       *              250,000 (9)            --       --
Jon D. Gruber & Linda W. Gruber
  JTWROS..........................        1,581,250 (10)     4.21%           206,250 (10)           --       --
J. Patterson McBaine..............        1,481,250 (11)     3.94%           106,250 (11)           --       --
MicroCapital Fund LP..............        1,080,000 (12)     2.88%         1,080,000 (12)           --       --
MicroCapital Fund Ltd.............          607,500 (13)     1.62%           607,500 (13)           --       --
Omicron Master Trust..............        1,085,625 (14)     2.90%         1,085,625 (14)           --       --
Stratford Partners, L.P...........          431,250 (15)     1.15%           431,250 (15)           --       --
Select Contrarian Value Partners,
  L.P.............................          829,107 (16)     2.22%           375,000 (16)      454,107       1.22%
Precept Capital Master Fund, G.P..          281,250 (17)      *              281,250 (17)           --       --
Roth Capital Partners, LLC........          650,310 (18)     1.71%           650,310 (18)           --       --
Noel C. McDermott, Trustee of the
  Noel C. McDermott Revocable Living
  Trust dated December 18, 1995...          764,211 (19)     2.05%           764,211 (19)           --       --
Warren P. Yost and Gail A. Yost,
  Co-Trustees Under Declaration of
  Trust dated March 9, 1988.......          599,381 (20)     1.60%           599,381 (20)           --       --
Hayden Communications, Inc........           75,000 (21)      *              125,000 (22)           --       --
Coffin Communications Group.......           35,000 (23)      *               35,000 (23)           --       --
George Farndell...................          314,748 (24)      *              150,000 (24)      164,748        *
Steven Jacobus....................           50,000 (25)      *               50,000 (25)           --       --
Jacques Moisset...................          120,000 (26)      *              120,000 (26)           --       --
Jason Oliva.......................          401,708 (27)      *              200,500 (27)      201,208        *
Joseph Mirabella..................           50,000 (28)      *               50,000 (28)           --       --
Placido Albanese..................           15,000 (29)      *               15,000 (29)           --       --


-------------

* Less than 1.00%

(1) Includes 364,750 shares underlying a warrant. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. JLF Asset Management, LLC is investment manager of JLF Offshore Fund, Ltd. and of JLF Partners I, LP, Guggenheim Portfolio Company XXVIII and JLF Partners II, LP, three other selling security holders. The address for Mr. Feinberg is c/o JLF Asset Management, LLC, 2775 Via de la Valle, Suite 204, Del Mar, CA 92014.

(2) Includes 234,500 shares underlying a warrant. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.

(3) Includes 82,750 shares underlying a warrant. Power to vote or dispose of the shares is held by Jeffrey L Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.

(4) Includes 18,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jeffrey L. Feinberg, as managing member of JLF Asset Management, LLC. See footnote (1) above for information regarding JLF Asset Management, LLC.

(5) Includes 625,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Barry M. Kitt, as sole member of Pinnacle Fund Management, LLC, which entity is the general partner of Pinnacle Advisers, L.P., which entity is the general partner of The Pinnacle Fund, L.P. The address for Mr. Kitt is c/o The Pinnacle Fund, L.P., 4965 Preston Park, Blvd., Suite 240, Plano, TX 75093.

(6) Includes 350,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Bernay Box, as president of Bernay Box & Co., which entity is the general partner of Bonanza Master Fund Ltd.

(7) Includes 341,250 shares underlying a warrant. Sole and shared power to vote or dispose of the shares is held by each of Eugene McColley and Sherman Muller, as managers of Roaring Fork Management, LLC, which entity is the general partner of Roaring Fork Capital SBIC, L.P.

(8) Includes 225,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the general partner of Lagunitas Partners LP.

(9) Includes 50,000 shares underlying a warrant. Power to vote or dispose of the shares is held by Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Capital Management, which entity is the investment advisor to Gruber & McBaine International.

(10) Includes 316,250 shares underlying a warrant held by Jon D. Gruber & Linda W. Gruber JTWROS. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.

(11) Includes 296,250 shares underlying a warrant. Also includes aggregates of 1,100,000 outstanding shares and 275,000 shares underlying warrants held by Lagunitas Partners, LP and Gruber & McBaine International, two other selling security holders.

(12) Includes 216,000 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(13) Includes 121,500 shares underlying a warrant. MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP and MicroCapital Fund Ltd. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.

(14) Includes 217,125 shares underlying a warrant. Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron). Bruce Bernstein is the managing member of Omicron Capital. Omicron Capital, Inc., a Delaware corporation (OCI), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes of Regulation 13D-G under the Exchange Act. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling security holder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act or Regulation 13D-G) controls Omicron and Winchester.

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(15)   Includes 86,250 shares underlying a warrant. Power to vote or dispose of the shares is shared by Mark Fain and Chad Comiteau, as managing directors of Stratford Advisors LLC, which entity is the general partner of Stratford Partners, L.P.

(16) Includes 75,000 shares underlying a warrant. Power to vote or dispose of the shares is held by David W. Berry as principal of Kaizen Capital, LLC, which entity is the general partner of Select Contrarian Value Partners, L.P.

(17) Includes 56,250 shares underlying a warrant. Power to vote or dispose of the shares is held by D. Blair Baker, as president of Precept Management, LLC, which entity is the general partner of Precept Capital Management, L.P., which entity is the agent of Precept Capital Master Fund, G.P.

(18) Represents 650,310 shares underlying a warrant. Power to vote or dispose of the shares is held by Byron Roth, as Chief Executive Officer, and Gordon J. Roth, as Chief Financial Officer, of Roth Capital.

(19) Includes 84,066 shares underlying a warrant. Sole power to vote or dispose of the shares is held by Mr. McDermott as trustee. Mr. McDermott was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.

(20) Includes 65,934 shares underlying a warrant. Mr. Yost was an officer and shareholder of Larus Corporation until its acquisition by Emrise in July 2004.

(21) Represents 75,000 shares underlying warrants. Power to vote or dispose of the shares is held by Matthew Hayden as president of Hayden Communications, Inc. Hayden Communications, Inc. acts as an investor relations consultant to Emrise.

(22)   Represents 125,000 shares underlying warrants.

(23) Represents 35,000 shares underlying warrants. Power to vote or dispose of the shares is held by William F. Coffin as Chief Executive Officer of Coffin Communications Group. Coffin Communications Group is a former investor relations consultant to Emrise.

(24) Includes 150,000 shares underlying a warrant and 103,181 shares held by Mr. Farndell's spouse. Mr. Farndell is a former human resources consultant to Emrise and is the brother-in-law of Carmine T. Oliva, who is an executive officer and director of Emrise.

(25) Includes 50,000 shares underlying a warrant. Mr. Jacobus is a former financial advisor to Emrise.

(26) Includes 120,000 shares underlying a warrant. Mr. Moisset is a former employee of and former consultant to Emrise.

(27) Includes 200,500 shares underlying warrants. Jason Oliva is a former financial advisor to Emrise and is the son of Carmine T. Oliva, who is an executive officer and director of Emrise.

(28)   Mr. Mirabella is a former consultant to Emrise.

(29)   Mr. Albanese is a former financial advisor to Emrise.

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PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED
BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares of common stock being offered under this prospectus were issued, or are issuable upon exercise of warrants that were issued, in the below-described private placement transactions.

     JANUARY 2005 PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

         On January 5, 2005, we issued to 17 accredited record holders in a private offering an aggregate of 12,503,500 shares of our common stock at a purchase price of $1.44 per share and five-year investor warrants to purchase up to an additional 3,125,875 shares of our common stock at an exercise price of $1.73 per share.

         Roth Capital, an NASD-registered broker-dealer, acted as placement agent in connection with the offering. We paid to Roth Capital cash placement agent fees of approximately $936,500 and issued five-year placement agent warrants to purchase up to an aggregate of 650,310 shares of our common stock in connection with the offering. The closing date for the transactions contemplated by the Securities Purchase Agreement was January 5, 2005.

         We agreed to register for resale the shares of common stock issued to investors and the shares of common stock issuable upon exercise of the investor warrants and placement warrants. The registration obligations require, among other things, that the registration statement of which this prospectus is a part be declared effective no later than the 150th day following the closing date. If we are unable to meet this obligation or are unable to maintain the effectiveness of the registration in accordance with the requirements of the Registration Rights Agreement, then we will be required to pay to each investor liquidated damages equal to 1% of the amount paid by the investor for the common shares still owned by the investor on the date of the default and 2% of the amount paid by the investor for the common shares still owned by the investor on each monthly anniversary of the date of the default that occurs prior to the cure of the default. The maximum aggregate liquidated damages payable to any investor will be equal to 10% of the aggregate amount paid by the investor for common shares pursuant to the Securities Purchase Agreement.

         The investor warrants and the placement warrants contain customary anti-dilution provisions for stock splits, stock dividends and the like and contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the closing sale prices for the five trading days immediately prior to the exercise of the warrant as payment for a reduced number of common shares. Use of the cashless exercise feature by the investors is limited to times when a valid resale prospectus is not then available for use by the investors.

         The investor warrants and the placement warrants also contain a call provision. The call provision generally provides that if, at any time after the first anniversary of the issuance of the warrants, the volume weighted average trading price of our common stock for each of 30 consecutive trading days exceeds $3.46, a valid resale prospectus is available for the shares of common stock underlying the warrants or the shares are eligible for resale without volume restrictions pursuant to Rule 144(k) under the Securities Act, and we have complied with our obligations under the warrant and related agreements, then we may require the warrant holder to exercise the warrant in full (subject to the 9.999% limitation described below) on the 30th day following written notice to the warrant holder if the call eligibility criteria described above continue to be met until that date.

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         In addition, the investor warrants and the placement warrants contain provisions limiting the exercise or call of the warrants to the extent necessary to insure that following the exercise or call, the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and others whose beneficial ownership would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act does not exceed 9.999% of the total number of then issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise or call). The 9.999% beneficial ownership limitation may not be waived. However, the beneficial ownership limitation does not preclude a holder from exercising a warrant and selling the shares underlying the warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount. As a result of the beneficial ownership limitations, the numbers of shares shown in the table as beneficially owned by certain of the selling security holders may have been reduced as described in the footnotes to the table.

         We have registered for resale under this prospectus the shares of common stock issued to investors in the offering and the shares of common stock underlying the investor warrants and the placement warrants. The Securities Purchase Agreement, Registration Rights Agreement and placement agent arrangements contain various indemnification provisions in connection with the offering and registration of the shares and warrants. There are no material relationships between us or our affiliates and any of the investors or placement agents, except that each of The Pinnacle Fund, L.P., JLF Offshore Fund, Ltd., JLF Asset Management, LLC (which entity is investment manager of four of the selling security holders, including JLF Offshore Fund, Ltd.) and Jeffrey L. Feinberg (the managing member of JLF Asset Management, LLC), became a beneficial owner of more than 5% of our outstanding common stock at the closing of the offering.

     LARUS CORPORATION ACQUISITION

         As described elsewhere in this prospectus, we acquired the outstanding capital stock of Larus Corporation in July 2004 from Noel C. McDermott, Trustee of the Noel C. McDermott Revocable Living Trust dated December 18, 1995, and Warren P. Yost and Gail A. Yost, Co-Trustees Under Declaration of Trust dated March 9, 1988. The purchase price for the acquisition consisted of $1,000,000 in cash, the issuance of 1,213,592 shares of our common stock, $887,500 in the form of two short-term, zero interest promissory notes that have since been repaid, $3,000,000 in the form of two subordinated secured promissory notes, and warrants to purchase up to an aggregate of 150,000 shares of our stock at $1.30 per share. In addition, we assumed $245,000 in accounts payable and accrued expenses and entered into an above-market real property lease with the sellers. The warrants contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the last reported sale prices for a share of our common stock on the OTC Bulletin Board for the five trading days immediately prior to the exercise of the warrant as payment for a reduced number of common shares. We granted the sellers piggyback and demand registration rights for the shares we issued to them in the acquisition and for the shares that are issuable upon exercise of the warrants issued in the acquisition and have registered all of those shares for resale under this prospectus.

     HAYDEN COMMUNICATIONS, INC. INVESTOR RELATIONS WARRANTS

         In November 2004, we issued to Hayden Communications, Inc. warrants to purchase up to 100,000 shares of common stock as partial consideration for investor relations services. The warrants vest and become exercisable in three installments. The warrants vested on November 3, 2004 as to 25,000 underlying shares with an exercise price of $0.85 per share. The warrants vest on February 1, 2005 as to 25,000 underlying shares with an exercise price of $1.00 per share, and vest on May 1, 2005 as to the remaining 50,000 underlying shares with an exercise price of $1.15 per share. The warrants are exercisable for a period of three years commencing on their respective vesting dates.

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         On January 24, 2005, we issued to Hayden Communications, Inc. a fully-vested three-year warrant to purchase up to 25,000 shares of common stock as additional consideration for investor relations services. The exercise price of the warrant is $2.00 per share. All of the warrants issued to Hayden Communications, Inc. contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the last bid and asked prices reported on the last business day immediately prior to the exercise of the warrant as payment for a reduced number of common shares. We have agreed to register for resale and have included in this prospectus the 125,000 shares of common stock underlying the warrants issued to Hayden Communications, Inc.

     OTHER PRIVATE PLACEMENT TRANSACTIONS

         In April 2001, we issued to Coffin Communications Group a five-year warrant to purchase up to 35,000 shares of common stock at a per share exercise price of $0.39 in consideration for investor relations services to be rendered. We have included these underlying shares for resale under this prospectus.

         In October 2001, we issued to Placido Albanese a three-year warrant to purchase up to 15,000 shares of common stock at a per share exercise price of $0.25 in consideration for financial advisory services rendered. Mr. Albanese exercised this warrant, and we have included the 15,000 outstanding shares of common stock for resale under this prospectus.

         In October 2001, we issued to Joseph Mirabella a three-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $0.31 in consideration for consulting services rendered. Mr. Mirabella exercised this warrant, and we have included the 50,000 outstanding shares of common stock for resale under this prospectus.

         In September 2002, we issued to Jacques Moisset a three-year warrant to purchase up to 120,000 shares of common stock at a per share exercise price of $0.50 in consideration for post-retirement business services rendered. We have included these underlying shares for resale under this prospectus.

         In April 2003, we issued to George Farndell a three-year warrant to purchase up to 150,000 shares of common stock at a per share exercise price of $0.75 in consideration for human resources consulting services rendered. We have included these underlying shares for resale under this prospectus.

         In April 2003, we issued to each of Steven Jacobus and Jason Oliva a three-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $0.75 in consideration for financial advisory services rendered by each of them. We have included these underlying shares for resale under this prospectus.

         In April 2003, we issued to Steven Jacobus a three-year warrant to purchase up to 50,000 shares of common stock at a per share exercise price of $0.75 in consideration for financial advisory services rendered. We have included these underlying shares for resale under this prospectus.

         In April 2003, we issued to Jason Oliva three-year warrants to purchase up to 100,000 shares of common stock at a per share exercise price of $0.75 and up to 100,500 shares of common stock at a per share exercise price of $1.00 in consideration for financial advisory services rendered. We have included these underlying shares for resale under this prospectus.


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                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o through the distribution of the shares by any selling security holder to its partners, members or stockholders;

         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         o one or more underwritten offerings on a firm commitment or best efforts basis;

         o        a combination of any of these methods of sale; or

         o any other method permitted by applicable law; provided, however, that the selling security holders have agreed not to engage in short sales involving the shares offered under this prospectus.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

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         If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         This prospectus does not cover the sale or other transfer of any of the derivative securities whose underlying shares of common stock are being offered for sale pursuant to this prospectus. If a selling security holder transfers those derivative securities prior to conversion or exercise, then the transferee of those derivative securities may not sell the underlying shares of common stock under this prospectus unless we amend or supplement this prospectus to cover such sales.

         In addition, if any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

         For the period a selling security holder holds a derivative security whose underlying shares of common stock are being offered for sale pursuant to this prospectus, the selling security holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the underlying shares of common stock. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holders of derivative securities are most likely to voluntarily convert or exercise their derivative securities when the conversion or exercise price is less than the market price for our common stock. However, we offer no assurance as to whether any of those derivative securities will be converted or exercised.

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         We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, concessions and similar selling expenses they incur.

         We and certain of the selling security holders have agreed to indemnify one another against certain losses, claims, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0033 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of January 24, 2005, there were 37,330,958 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation, our bylaws and the applicable provisions of Delaware and California law.

COMMON STOCK

         All outstanding shares of common stock are, and the common stock to be issued upon exercise of warrants and resold by the selling security holders in this offering will be, fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

         o each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

         o subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors, see "Dividend Policy";

         o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

         o there are no redemption or sinking fund provisions applicable to our common stock; and

         o there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provision as may be provided in that particular series.

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         The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any series of preferred stock.

WARRANTS

         At January 24, 2005, we had outstanding warrants to purchase 4,606,685 shares of our common stock at exercise prices ranging from $0.39 to $2.00.

OPTIONS

         At January 24, 2005, we had outstanding options to purchase 2,133,256 shares of our common stock at exercise prices ranging from $0.20 to $3.44.

REGISTRATION RIGHTS

         The holders of various shares of our common stock and warrants are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are described in "Selling Security Holders."

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

     CLASSIFIED BOARD

         We have classified our board of directors into three classes of staggered terms. Each class has a term of three years. At each annual meeting, only those directors in one class are the subject of nomination and election. A classified board of directors makes it more difficult for dissident stockholders to wage a proxy fight to elect a majority of the directors.

     UNDESIGNATED PREFERRED STOCK

         The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Emrise.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

         Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of


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candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

     DELAWARE ANTI-TAKEOVER STATUTE

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

         o Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

         o Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

         o On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66?% of the outstanding voting stock which is not owned by the interested stockholder.

         Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of its provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

         The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is Computershare Investor Services. Its telephone number is (303) 986-5400.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this offering will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated balance sheets as of December 31, 2003 and 2002, and related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years then ended, as set forth in their report. Grant Thornton LLP has also audited our Schedule II for the years ended December 31, 2003 and 2002. We have included our consolidated financial statements and Schedule II in the prospectus and elsewhere in the registration statement in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

         BDO Seidman, LLP, independent registered public accounting firm, has audited our consolidated statements of operations, comprehensive income, stockholder's equity and cash flow for the year ended December 31, 2001, and the information for the year ended December 31, 2001 in the consolidated financial statement schedule, as set forth in their report. We have included our consolidated financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-1 with respect to the common stock offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to this registration statement and its exhibits and schedules, which may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission may be relocating the Public Reference Room in the near future. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The Commission also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission . The Commission's website address is http://www.sec.gov.

                                         EMRISE CORPORATION AND SUBSIDIARIES
                                       (FORMERLY MICROTEL INTERNATIONAL INC.)

                           INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                                                                 Page
                                                                                                                 ----
Financial Statements
--------------------

     Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 (Unaudited).............F-2

     Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2004
     and 2003 (Unaudited).........................................................................................F-3

     Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three and Nine Months Ended
     September 30, 2004 and 2003 (Unaudited)......................................................................F-4

     Condensed Consolidated Statements of Stockholders' Equity for the Nine Months Ended September 30, 2004
     (Unaudited)..................................................................................................F-5

     Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004.................F-6

     Notes to Condensed Consolidated Financial Statements for the Nine Months Ended September 30, 2004 and
     2003 (Unaudited).............................................................................................F-7

     Report of Grant Thornton LLP, Independent Registered Public Accounting Firm.................................F-15

     Report of BDO Seidman, LLP, Independent Registered Public Accounting Firm...................................F-16

     Consolidated Balance Sheets as of December 31, 2003 and 2002................................................F-17

     Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001..................F-18

     Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2003, 2002 and
     2001........................................................................................................F-19

     Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2003, 2002 and 2001........F-20

     Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001..................F-21

     Notes to Consolidated Financial Statements for the Years Ended December 31, 2003, 2002 and 2001.............F-23

Financial Statement Schedule
----------------------------

     Consolidated Schedule II Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2002
     and 2001....................................................................................................F-51



                                                        F-1

                                EMRISE CORPORATION AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                          AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003
                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                      Sept.30,        December 31,
                                                                       2004              2003
                                                                   -------------     -------------
ASSETS                                                              (unaudited)
Current assets:
   Cash and cash equivalents                                       $        379      $      1,174
   Accounts receivable, net of allowance for doubtful
     accounts of $141 and $161, respectively                              5,381             5,393
   Inventories                                                            6,518             6,683

   Deferred tax asset                                                       153               108
   Prepaid and other current assets                                         464               447
                                                                   -------------     -------------
Total current assets                                                     12,895            13,805
Property, plant and equipment, net                                          691               322
Goodwill, net of accumulated amortization of $1,070
                                                                          7,984             2,447

Other assets                                                                502               595
                                                                   -------------     -------------
                                                                   $     22,072      $     17,169
                                                                   =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                   $      2,435      $      2,882
   Current portion of long-term debt                                        869               316

   Accounts payable                                                       2,025             1,637
   Income tax payable                                                       239                --
   Accrued expenses                                                       2,728             3,274
                                                                   -------------     -------------
Total current liabilities                                                 8,296             8,109
Long-term debt, less current portion                                      3,325               819

Other liabilities                                                           909               325
                                                                   -------------     -------------
Total liabilities                                                        12,530             9,253
                                                                   -------------     -------------

Stockholders' equity:
   Preferred stock, authorized 10,000,000 shares;
     Convertible Series B Preferred Stock, $0.01 par value;
     issued and outstanding 0 shares and 1,000 shares,
     respectively (aggregate liquidation preferences of $0 and
     $4, respectively)                                                       --                 4
   Common stock, $0.0033 par value.  Authorized 50,000,000
     shares; issued and outstanding 24,745,000 and 23,476,000,
     respectively                                                            81                77
   Additional paid-in capital                                            26,700            25,613
   Accumulated deficit                                                  (17,289)          (17,886)

   Accumulated other comprehensive income                                    50               108
                                                                   -------------     -------------
Total stockholders' equity                                                9,542             7,916
                                                                   -------------     -------------
                                                                   $     22,072      $     17,169
                                                                   =============     =============


              See accompanying notes to condensed consolidated financial statements.


                                               F-2

                                EMRISE CORPORATION AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                            (UNAUDITED)


                                                 Three Months Ended           Nine Months Ended
                                                     September 30,              September 30,
                                               -----------------------     -----------------------
                                                  2004          2003          2004          2003
                                               ---------     ---------     ---------     ---------
                                                    (in thousands, except per share amounts)
Net sales                                      $  7,469      $  6,420      $ 20,093      $ 18,922
Cost of sales                                     4,239         3,705        11,217        11,237
                                               ---------     ---------     ---------     ---------
Gross profit                                      3,230         2,715         8,876         7,685
Operating expenses:
   Selling, general and administrative            2,465         1,916         6,749         5,532
   Engineering and product development              438           230         1,033           697
                                               ---------     ---------     ---------     ---------
Income from operations                              327           569         1,094         1,456
Other expense:
   Interest expense                                (115)         (104)         (305)         (317)
   Other income (expense)                           (28)           65           (64)            4
                                               ---------     ---------     ---------     ---------
Income before income taxes                          184           530           725         1,143
Income tax expense                                   26            26           128           236
                                               ---------     ---------     ---------     ---------
Net income                                     $    158      $    504      $    597      $    907
                                               =========     =========     =========     =========
Earnings per share:
   Net income:
     Basic                                     $   0.01      $   0.02      $   0.03      $   0.04
                                               =========     =========     =========     =========
     Diluted                                   $   0.01      $   0.02      $   0.02      $   0.04
                                               =========     =========     =========     =========


              See accompanying notes to condensed consolidated financial statements.


                                               F-3

                           EMRISE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                       (UNAUDITED)


                                               Three Months Ended     Nine Months Ended
                                                  September 30,          September 30,
                                               ------------------    -------------------
                                                 2004       2003       2004        2003
                                               -------    -------    -------      ------
                                                            (in thousands)
Net income                                     $  158     $  504     $  597      $  907
Other comprehensive income (loss):
   Foreign currency translation adjustment          6        109        (58)        361
                                               -------    -------    -------      ------
Comprehensive income                           $  164     $  613     $  539      $1,268
                                               =======    =======    =======     =======


         See accompanying notes to condensed consolidated financial statements.


                                          F-4

                                               EMRISE CORPORATION AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                              NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                           (UNAUDITED)
                                                         (IN THOUSANDS)


                              Series B                                                                 Accumulated
                            Convertible                                                                   Other
                           Preferred Stock              Common Stock        Additional      Accum-     Comprehensive
                       -----------------------     ----------------------     Paid-In       ulated        Income
                         Shares        Amount       Shares       Amount       Capital       Deficit       (Loss)         Total
                       ---------     ---------     ---------    ---------    ---------     ---------     ---------     ---------
Balance at
 December 31,
 2003                         1      $      4        23,476     $     77     $ 25,613      $(17,886)     $    108      $  7,916
Preferred Series
 B conversions               --            (3)            3           --            3            --            --            --
Stock option
 exercise                    --            --             2           --            1            --            --             1
Foreign currency
 translation
 adjustment                  --            --            --           --           --            --           (58)          (58)
Issuance of shares
 for acquisition
 of Larus                    --            --         1,214            4          996            --            --         1,000
Warrant exercise             --            --            50           --           15            --            --            15
Redemption of
 Series B                    (1)           (1)           --           --           --            --            --            (1)
Value of warrants
 issued for
 acquisition of
 Larus                       --            --            --           --           72            --            --            72
Net income for the
 period                      --            --            --           --           --           597            --           597
                       ---------     ---------     ---------    ---------    ---------     ---------     ---------     ---------
Balance at
 September 30,
 2004                         0      $      0        24,745     $     81     $ 26,700      $(17,289)     $     50      $  9,542
                       =========     =========     =========    =========    =========     =========     =========     =========


                          See accompanying notes to condensed consolidated financial statements.


                                                              F-5

                                    EMRISE CORPORATION AND SUBSIDIARIES
                              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                                (UNAUDITED)


                                                                                Nine Months Ended Sept. 30,
                                                                                    2004         2003
                                                                                  --------     --------
                                                                                      (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                        $   597      $   907
Adjustments to reconcile net income to cash provided by operating activities:
     Depreciation and amortization                                                    180          215
     Provision for doubtful accounts                                                    4           46
     Provision for obsolete/slow moving inventory                                     496          628
     Deferred taxes                                                                   (45)        (108)
     Warrants issued for services                                                      --           19
     Changes in operating assets and liabilities, net of acquisition:
       Accounts receivable                                                            709          378
       Inventories                                                                    323          182
       Other assets                                                                   111         (174)
       Accounts payable and accrued expenses                                         (796)      (1,035)
                                                                                  --------     --------
Cash provided by operating activities                                               1,579        1,058
                                                                                  --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Net purchases of property, plant and equipment                                    (431)         (42)
   Cash received from sale of fixed assets                                             --           13
   Cash collected on note receivable                                                   --           12
   Net cash paid for acquisition of Larus                                          (1,492)          --
                                                                                  --------     --------
Cash used in investing activities                                                  (1,923)         (17)
                                                                                  --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Net decrease in notes payable and long-term debt                                  (388)      (1,050)
   Cash from exercise of warrant                                                       15           --
                                                                                  --------     --------
Cash used in financing activities                                                    (373)      (1,050)
                                                                                  --------     --------

Effect of exchange rate changes on cash                                               (78)         360
                                                                                  --------     --------

Net increase (decrease) in cash and cash equivalents                                 (795)         351

Cash and cash equivalents at beginning of period                                    1,174          254
                                                                                  --------     --------

Cash and cash equivalents at end of period                                        $   379      $   605
                                                                                  ========     ========

Cash paid for:
     Income tax                                                                   $   427      $    61
                                                                                  ========     ========
     Interest                                                                     $   256      $   288
                                                                                  ========     ========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Issuance of common stock for Larus acquisition                                 $ 1,000           --
   Issuance of promissory note for Larus acquisition                                3,000           --
   Issuance of warrants for Larus acquisition                                          72           --


                   See accompanying notes to condensed consolidated financial statements.


                                                    F-6

                               EMRISE CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

         Emrise Corporation, formerly MicroTel International Inc. (the "Company"), operates through four wholly-owned subsidiaries: CXR Telcom Corporation ("CXR Telcom"), CXR Anderson Jacobson, formerly CXR, SA ("CXR-AJ"), XET Corporation ("XET") and Larus Corporation ("Larus"). XET and its subsidiaries design, develop, manufacture and market digital and rotary switches, power supplies and subsystem assemblies. CXR Telcom and CXR-AJ design, develop, manufacture and market network access and transmission products and communications test equipment. Larus engages in the manufacturing and sale of telecommunications products. The Company conducts its operations out of various facilities in the United States, France, the United Kingdom and Japan and organizes itself in two product line segments: electronic components and communications equipment.

Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

         The unaudited condensed consolidated financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of September 30, 2004 and December 31, 2003 and the results of operations and cash flows for the related interim periods ended September 30, 2004 and 2003. However, these results are not necessarily indicative of results for any other interim period or for the year. It is suggested that the accompanying condensed consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements included in its 2003 annual report on Form 10-K.

Stock-Based Compensation

         The Company applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure."

         The following table sets forth the net income, net income available for common stockholders and earnings per share amounts for the periods presented as if the Company had elected the fair value-based method of accounting for stock options for all periods presented:

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


                                                   Three Months Ended                Nine Months Ended
                                                      September 30,                     September 30,
                                              -----------------------------     ------------------------------
                                                  2004             2003             2004             2003
                                              ------------     ------------     ------------     -------------
Net income:
   As reported                                $   158,000      $   504,000      $   597,000      $    907,000
   Add:  Stock-based compensation expense
     included in reported net income, net
     of related tax effect                             --               --               --               --
   Deduct:  Stock-based compensation
     expense determined under the fair
     value-based method                           (39,000)         (10,000)         (87,000)          (34,000)
                                              ------------     ------------     ------------     -------------
   Pro forma                                  $   119,000      $   494,000      $   510,000      $    873,000
                                              ============     ============     ============     =============
Basic earnings per share:
   As reported                                $      0.01             0.02      $      0.03      $       0.04
   Add: Stock-based compensation expense
     included in reported net income, net
     of related tax effect                             --               --               --               --
   Deduct: Stock-based compensation
     expense determined under the fair
     value-based method                             (0.01)              --            (0.01)              --
   Pro forma                                  $      0.00      $      0.02      $      0.02      $       0.04
Diluted earnings per share:
   As reported                                $      0.01      $      0.02      $      0.02      $       0.04
                                              ------------     ------------     ------------     -------------
   Add: Stock-based compensation expense
     included in reported net income, net
     of related tax effect                            --               --               --                 --
   Deduct: Stock-based compensation
     expensed determined under the fair
     value-based method                            (0.01)              --               --                 --
                                              ------------     ------------     ------------     -------------
   Pro forma                                  $     0.00       $     0.02       $     0.02       $       0.04


         The above calculations include the effects of all grants in the periods presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income or loss in future periods. The calculations were based on a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 92% to 107%; risk-free interest rate of 3%-4.25%; expected lives of 7 years.

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


(2) EARNINGS PER SHARE

         The following table illustrates the computation of basic and diluted earnings per share:


                                         Three Months Ended   Nine Months Ended
                                            September 30,       September 30,
                                         ------------------  -------------------
                                           2004      2003      2004       2003
                                         --------  --------  --------   --------
                                        (in thousands, except per share amounts)
NUMERATOR:
Net income                               $   158   $   504   $   597    $   907
Less: accretion of the excess of the
      redemption value over the
      carrying value of redeemable
      preferred stock                         --        --        --          5
                                         --------  --------  --------   --------
Income attributable to common
      stockholders                       $   158   $   504   $   597    $   902
                                         ========  ========  ========   ========
DENOMINATOR:
Weighted average number of common
      shares outstanding during
      the period                          24,538    23,428    23,833     22,280

Incremental shares from assumed
      conversions of warrants,
      options and preferred stock            556       470       766      1,324
                                         --------  --------  --------   --------
Adjusted weighted average number of
       outstanding shares                 25,094    23,898    24,599     23,604
                                         ========  ========  ========   ========
Basic earnings per share                 $  0.01   $  0.02   $  0.03    $  0.04
                                         ========  ========  ========   ========
Diluted earnings per share               $  0.01   $  0.02   $  0.02    $  0.04
                                         ========  ========  ========   ========

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


         The following options and warrants were excluded from the computation of diluted earnings per share as a result of the exercise prices exceeding the average market prices of the underlying shares of common stock (in thousands, except per share amounts):

                                                                       Three Months Ended Sept. 30,
                                                                     --------------------------------
                                                                          2004             2003
                                                                     --------------    --------------
Options and warrants to purchase shares of common stock                  1,668             1,325
                                                                     --------------    --------------
Exercise prices per share                                            $0.75 - $3.44     $0.35 - $3.44
                                                                     --------------    --------------

                                                                             Nine Months Ended
                                                                               September 30,
                                                                     -------------------------------
                                                                          2004              2003
                                                                     --------------    --------------
Options and warrants to purchase shares of common stock                  1,091               978
                                                                     --------------    --------------
Exercise prices per share                                            $0.75 - $3.44      $0.35 - $3.44
                                                                     --------------    --------------


(3)  INVENTORIES

         Inventories consisted of the following (in thousands):

                                             September 30,          December 31,
                                                 2004                   2003
                                             ------------           ------------
  Raw materials                              $     3,371            $     3,230
  Work-in-process                                  1,240                  1,963
  Finished goods                                   1,907                  1,490
                                             ------------           ------------
                                             $     6,518            $     6,683
                                             ============           ============

(4) REPORTABLE SEGMENTS

         The Company has two reportable segments: electronic components and communications equipment. The electronic components segment operates in the United States, European and Asian markets and designs, manufactures and markets digital and rotary switches, electronic power supplies and subsystem assemblies. The communications equipment segment also operates in the United States, European and Asian markets and designs, manufactures and distributes network access and transmission products, communications test instruments and communication timing and synchronization products.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon profit or loss from operations before income taxes, exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers and different design and manufacturing and marketing strategies.

         There were no differences in the basis of segmentation or in the basis of measurement of segment profit or loss from the amounts disclosed in the Company's audited consolidated financial statements included in its 2003 annual report on Form 10-K except for the inclusion of Larus sales in the communications equipment segment in the third quarter of 2004. Selected financial data for each of the Company's operating segments is shown below (in thousands):

                                            EMRISE CORPORATION
                     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                                       SEPTEMBER 30, 2004 AND 2003
                                               (UNAUDITED)


                                    Three Months      Three Months      Nine Months        Nine Months
                                       Ended              Ended            Ended              Ended
                                   Sept. 30, 2004    Sept. 30, 2003    Sept. 30, 2004     Sept. 30, 2003
                                   --------------    --------------   ----------------   ----------------
Sales to external customers:
      Electronic Components        $       3,843     $       4,402    $        11,703    $        12,251
      Communications Equipment             3,626             2,018              8,390              6,671
                                   --------------    --------------   ----------------   ----------------
                                   $       7,469     $       6,420    $        20,093    $        18,922
                                   ==============    ==============   ================   ================

Segment pretax income:
      Electronic Components        $         632     $       1,069    $         2,228    $         2,729
      Communications Equipment                75                67                206                 34
                                   --------------    --------------   ----------------   ----------------
                                   $         707     $       1,136    $         2,434    $         2,763
                                   ==============    ==============   ================   ================

                                                                       Sept. 30, 2004   December 31, 2003
                                                                      ----------------   ----------------
 Segment assets:
       Electronic Components                                          $         7,879    $         9,466
       Communications Equipment                                                14,000              6,969
                                                                      ----------------   ----------------
                                                                      $        21,879    $        16,435
                                                                      ================   ================


         The following is a reconciliation of the reportable segment income and assets to the Company's consolidated totals (in thousands):


                                    Three Months      Three Months      Nine Months        Nine Months
                                       Ended              Ended            Ended              Ended
                                   Sept. 30, 2004    Sept. 30, 2003    Sept. 30, 2004     Sept. 30, 2003
                                   --------------    --------------   ----------------   ----------------
 Total income for reportable
      segments                     $         707     $       1,136    $         2,434    $         2,763
 Unallocated amounts:

    Unallocated general
      corporate expenses                     523               606              1,709              1,620
                                   --------------    --------------   ----------------   ----------------
 Consolidated income before
       income taxes                $         184     $         530    $           725    $         1,143
                                   ==============    ==============   ================   ================


                                      F-11

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


                                                   Sept. 30,        December 31,
                                                      2004              2003
                                                  ------------      ------------
Assets
   Total assets for reportable segments           $    21,879       $    16,437
   Other assets                                           193               732
                                                  ------------      ------------
Total consolidated assets                         $    22,072       $    17,169
                                                  ============      ============

(5) NEW ACCOUNTING PRONOUNCEMENTS

         New accounting pronouncements are discussed under the heading "Impacts of New Accounting Pronouncements" in Item 2 of Part I of this report.

(6) INCOME TAXES

         The effective tax rate for the three- and nine-month periods ended September 30, 2004 is different than the 34% United States statutory rate primarily because the Company has net operating loss carryforwards that it used to reduce current United States taxes. In addition, the Company recorded a $45,000 income tax benefit in the third quarter of 2004 by reversing a portion of its valuation allowance due to the expectation of realizing a benefit from the net operating loss carryforwards. In addition, the Company recorded a tax expense for foreign taxes, as the Company has no foreign net operating loss carryforwards to apply to foreign taxes.

(7) CREDIT FACILITIES

         On June 1, 2004, two of the Company's subsidiaries, XET Corporation and CXR Telcom Corporation, together with the Company acting as guarantor, obtained a credit facility from Wells Fargo Bank, N.A. for the Company's domestic operations. This facility is effective through July 1, 2005 and replaced the previous credit facility the Company had with Wells Fargo Business Credit, Inc. No prepayment penalty was due because the prior loan contract excluded from prepayment penalties loans replaced with new credit facilities from Wells Fargo Bank, N.A. Also, the new credit facility has no minimum interest but is subject to an unused commitment fee equal to 0.25% per annum, payable quarterly based on the average daily unused amount of the line of credit described in the following paragraph.

         The new credit facility provides a $3,000,000 revolving line of credit secured by accounts receivable, other rights to payment and general intangibles, inventories and equipment. Borrowings do not need to be supported by specific receivables or inventory balances unless aggregate borrowings under the line of credit and the term loan described in the following paragraph exceed $2,000,000 for 30 consecutive days (a "conversion event"). If a conversion event occurs, the line of credit will convert into a formula-based line of credit until the borrowings are equal to or less than $2,000,000 for 30 consecutive days. The formula generally provides that outstanding borrowings under the line of credit may not exceed an aggregate of 80% of eligible accounts receivable, plus 15% of the value of eligible raw material inventory, plus 30% of the value of eligible finished goods inventory. The interest rate is variable and is adjusted monthly based on the prime rate plus 0.5%. The prime rate at September 30, 2004 was 4.75%.

         The new credit facility also provides a term loan of $150,000 secured by equipment, amortizable over 36 months at a variable rate equal to the prime rate plus 1.5%. In addition, Wells Fargo Bank, N.A. has provided the Company with $300,000 of credit available for the purchase of new capital equipment when needed, of which a balance of $60,000 was outstanding at September 30, 2004.

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


         As of September 30, 2004, the Company had a balance owing under the revolving credit line of $1,567,000, and the Company had $433,000 of availability on the non-formula based portion of the credit line. The credit facility is subject to the following financial covenants: debt service; annual profitability; debt-to-tangible net worth; current ratio; and minimum tangible net worth. As of September 30, 2004, the Company was not in compliance with three of those covenants: debt-to-tangible net worth; current ratio; and minimum tangible net worth. The Company obtained a waiver of non-compliance for those covenants as of September 30, 2004. The Company is currently in discussion with Wells Fargo Bank, N.A. to amend the existing financial covenants effective as of the next measurement date of December 31, 2004. Management believes that the amendments to the financial covenants will be completed in the fourth quarter of 2004 and that the Company will be able to comply with the revised covenants over the next twelve months.

         As of September 30, 2004, the Company's foreign subsidiaries had credit facilities, including lines of credit and term loans, with Venture Finance PLC, a subsidiary of the global Dutch ABN AMRO Holdings, N.V. financial institution, in England, IFN Finance, a subsidiary of ABN AMRO Holdings, N.V., Banc National de Paris, Societe Generale in France and Sogelease and Johnan Shinkin Bank in Japan. At September 30, 2004, the balances outstanding under the Company's United Kingdom, France and Japan credit facilities were $774,000, $688,000 and $59,000, respectively.

         On July 13, 2004, the Company issued two promissory notes to the former shareholders of Larus totaling $3,000,000 in addition to paying cash and issuing shares of common stock (see Note 8), in exchange for 100% of the capital stock of Larus. These notes are subordinated to the Company's bank debt and are payable in 72 monthly equal payments of principal totaling $41,667 per month plus interest at the monthly LIBOR rate plus 5% with a maximum interest rate of 7% during the first two years of the term of the notes, 8% during the third and fourth years and 9% thereafter. During September 2004, the LIBOR rate was 1.84%. The total balance on these promissory notes as of September 30, 2004 was $2,875,000.

(8)      ACQUISITION

         Pursuant to the terms of a Stock Purchase Agreement executed on July 13, 2004, the Company acquired all of the issued and outstanding common stock of Larus. Larus is based in San Jose, California and engages in the manufacturing and sale of telecommunications products. Larus has one wholly-owned subsidiary, Vista Labs, Incorporated ("Vista"), which provides engineering services to Larus. The Company acquired all of the assets and liabilities of Larus in this transaction, including the intellectual property, cash, accounts receivable and inventories owned by each of Larus and Vista.

         The purchase price for the acquisition consisted of $1,000,000 in cash, the issuance of 1,213,592 shares of the Company's common stock, $887,500 in the form of two short-term, zero interest promissory notes that have since been repaid, $3,000,000 in the form of two subordinated secured promissory notes, and warrants to purchase up to an aggregate of 150,000 shares of the Company's common stock at $1.30 per share. In addition, the Company assumed $245,000 in accounts payable and accrued expenses and entered into an above-market real property lease with the sellers. This lease represents an obligation that exceeds the fair market value by approximately $756,000 and is part of the acquisition purchase price. The cash portion of the acquisition purchase price was funded with proceeds from the Company's credit facility with Wells Fargo Bank, N.A. and cash on-hand.

                               EMRISE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)


         The following table summarizes the unaudited assets acquired and liabilities assumed in connection with this acquisition:

                                                                     Amount
                                                                  in Thousands
                                                                  ------------

        Current assets..........................................  $     2,488
        Property, plant and equipment...........................           90
        Goodwill                                                        5,535
                                                                  ------------
        Total assets acquired...................................        8,113
        Current liabilities.....................................         (685)
        Other liabilities.......................................         (132)
                                                                  ------------
        Total liabilities assumed...............................         (817)
                                                                  ------------
        Net assets acquired.....................................  $     7,296
                                                                  ============

         The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company and Larus, as though the acquisition occurred as of January 1, 2003. The pro forma amounts give effect to appropriate adjustments for interest expense and income taxes. The pro forma amounts presented are not necessarily indicative of future operating results (in thousands, except per share amounts):

                                           Three Months Ended            Nine Months Ended
                                              September 30,                September 30,
                                        ------------------------    --------------------------
                                            2004         2003           2004           2003
                                        ----------    ----------    -----------    -----------
Revenues                                    7,469         7,893         22,718         23,234
Net income                                    158           761            869          1,639
Earnings per share of common stock:
   Basic                                $    0.01     $    0.03     $     0.04     $     0.07
                                        ==========    ==========    ===========    ===========
   Diluted                              $    0.01     $    0.03     $     0.04     $     0.07
                                        ==========    ==========    ===========    ===========


(9)      SUBSEQUENT EVENTS

         In November 2004, the Company issued to Hayden Communications, Inc. warrants to purchase up to 100,000 shares of common stock as partial consideration for investor relations services. The warrants vest and become exercisable in three installments. The warrants vested on November 3, 2004 as to 25,000 underlying shares with an exercise price of $0.85 per share. The warrants vest on February 1, 2005 as to 25,000 underlying shares with an exercise price of $1.00 per share, and vest on May 1, 2005 as to the remaining 50,000 underlying shares with an exercise price of $1.15 per share. The warrants are exercisable for a period of three years commencing on their respective vesting dates.

         On January 5, 2005, the Company issued to 17 accredited record holders in a private offering an aggregate of 12,503,500 shares of its common stock at a purchase price of $1.44 per share and five-year investor warrants to purchase up to an additional 3,125,875 shares of its common stock at an exercise price of $1.73 per share. Roth Capital, an NASD-registered broker-dealer, acted as placement agent in connection with the offering. The Company paid to Roth Capital cash placement agent fees of approximately $936,500 and issued five-year placement agent warrants to purchase up to an aggregate of 650,310 shares of its common stock in connection with the offering.

         On January 24, 2005, the Company issued to Hayden Communications, Inc. a fully-vested three-year warrant to purchase up to 25,000 shares of common stock as additional consideration for investor relations services. The exercise price of the warrant is $2.00 per share. All of the warrants issued to Hayden Communications, Inc. contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the last bid and asked prices reported on the last business day immediately prior to the exercise of the warrant as payment for a reduced number of common shares. The Company has agreed to register for resale the 125,000 shares of common stock underlying the warrants issued to Hayden Communications, Inc.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
and Shareholders of Emrise Corporation

We have audited the accompanying consolidated balance sheets of Emrise Corporation (formerly MicroTel International Inc., a Delaware corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emrise Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated Schedule II for the years ended December 31, 2003 and 2002 are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/S/ GRANT THORNTON LLP
-----------------------
Los Angeles, California
March 5, 2004

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
MicroTel International, Inc.
Rancho Cucamonga, California

         We have audited the accompanying consolidated statements of operations, comprehensive income, stockholders' equity and cash flows of MicroTel International, Inc. for the year ended December 31, 2001. We have also audited the information for the year ended December 31, 2001 in the consolidated financial statement schedule listed in the accompanying index. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audit.

         We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the financial statement schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the financial statement schedule. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MicroTel International, Inc. for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.

                                        BDO SEIDMAN, LLP

Costa Mesa, California
February 25, 2002

                                MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
                                         DECEMBER 31, 2003 AND 2002
                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


ASSETS (Notes 5 and 6)                                                                  2003         2002
                                                                                     ---------     ---------
Current assets:
   Cash and cash equivalents                                                         $  1,174      $    254
   Accounts receivable, net of allowance for doubtful accounts
     of $161 and $130, respectively                                                     5,393         5,356
   Inventories (Note 2)                                                                 6,683         7,505
   Prepaid and other current assets                                                       555           343
                                                                                     ---------     ---------
Total current assets                                                                   13,805        13,458
Property, plant and equipment, net (Note 3)                                               322           588
Goodwill, net of accumulated amortization of $1,070 and $1,050 in 2003
   and 2002, respectively                                                               2,447         2,346
Other assets                                                                              595           394
                                                                                     ---------     ---------
                                                                                     $ 17,169      $ 16,786
                                                                                     =========     =========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable (Note 5)                                                            $  2,882      $  3,475
   Current portion of long-term debt (Note 6)                                             316           318
   Accounts payable                                                                     1,637         2,439
   Accrued expenses                                                                     3,274         3,265
                                                                                     ---------     ---------
Total current liabilities                                                               8,109         9,497
Long-term debt, less current portion (Note 6)                                             819           927
Other liabilities                                                                         325           348
                                                                                     ---------     ---------
Total liabilities                                                                    $  9,253      $ 10,772

Commitments and contingences (Note 11)

Convertible redeemable Series A Preferred Stock, $10,000 unit value. Authorized
   200 shares; issued and outstanding 0 shares and 25 shares in 2003 and 2002, respectively (aggregate liquidation preferences of $0 and $250,
   respectively) (Note 7)                                                                  --           282

Stockholders' equity (Notes 7, 8 and 11):
   Preferred stock, authorized 10,000,000 shares;
     Convertible Series B Preferred Stock, $0.01 par value, issued and outstanding 1,000 shares and 64,000 shares in 2003 and 2002, respectively
       (aggregate liquidation preference of $4 and $410 in 2003
       and 2002, respectively)                                                              4           400
   Common stock, $0.0033 par value.  Authorized 50,000,000 shares; issued and
     outstanding 23,476,000 and 21,535,000 shares in 2003 and 2002, respectively           77            71
   Additional paid-in capital                                                          25,613        24,900
   Accumulated deficit                                                                (17,886)      (19,042)

   Accumulated other comprehensive income (loss)                                          108          (597)
                                                                                     ---------     ---------
Total stockholders' equity                                                              7,916         5,732
                                                                                     ---------     ---------
                                                                                     $ 17,169      $ 16,786
                                                                                     =========     =========


                   See accompanying notes to condensed consolidated financial statements.


                                                    F-17

                              MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                              YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      2003         2002          2001
                                                                   ---------     ---------     ---------
Net sales (Note 12)                                                $ 25,519      $ 22,664      $ 27,423
Cost of sales                                                        14,835        14,147        15,456
                                                                   ---------     ---------     ---------
Gross profit                                                         10,684         8,517        11,967
Operating expenses:
   Selling, general and administrative                                7,812         7,731        10,129
   Engineering and product development                                  951         1,015         1,076
                                                                   ---------     ---------     ---------
Income (loss) from operations                                         1,921          (229)          762
Other income (expense):
   Interest expense                                                    (416)         (441)         (396)
   Other, net                                                           (58)           80           (18)
                                                                   ---------     ---------     ---------
Income (loss) from continuing operations before income
   taxes                                                              1,447          (590)          348
Income tax expense (benefit) (Note 9)                                   286           (20)           77
                                                                   ---------     ---------     ---------
Income (loss) from continuing operations                              1,161          (570)          271
                                                                   ---------     ---------     ---------
Income (loss) from discontinued operations (Note 13)                     --            --            56
                                                                   ---------     ---------     ---------
Net income (loss)                                                  $  1,161      $   (570)     $    327
                                                                   =========     =========     =========
Basic earnings (loss) per share from continuing
   operations                                                      $   0.05      $  (0.03)     $   0.01
                                                                   =========     =========     =========
Diluted earnings (loss) per share from continuing
   operations                                                      $   0.05      $  (0.03)     $   0.01
                                                                   =========     =========     =========
Basic earnings (loss) per share from discontinued operations       $     --      $     --      $   0.00
                                                                   =========     =========     =========
Diluted earnings (loss) per share from discontinued operations     $     --      $     --      $   0.00
                                                                   =========     =========     =========
Basic earnings (loss) per share (Note 10)                          $   0.05      $  (0.03)     $   0.02
                                                                   =========     =========     =========

Diluted earnings (loss) per share (Note 10)                        $   0.05      $  (0.03)     $   0.01
                                                                   =========     =========     =========



                 See accompanying notes to condensed consolidated financial statements.


                                                  F-18

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)


                                                    2003      2002         2001
                                                  -------    -------     -------
Net income (loss)                                 $1,161     $ (570)     $  327
Other comprehensive income (loss):
   Foreign currency translation adjustment           705        446        (312)
                                                  -------    -------     -------
Comprehensive Income (loss)                       $1,866     $ (124)     $   15
                                                  =======    =======     =======


     See accompanying notes to condensed consolidated financial statements.

                                           MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                                          (IN THOUSANDS)



                               Series B                                                                 Accumulated
                              Convertible                                                                  Other
                            Preferred Stock             Common Stock           Additional              Comprehensive
                           ------------------------------------------------     Paid-in    Accumulated    Income
                            Shares       Amount        Shares       Amount      Capital      Deficit       (Loss)         Total
                           -------     ---------     ---------    ---------    ---------    ---------     ---------     ---------
Balance at
 December 31, 2000            150           938        20,570           68       24,307      (18,775)         (731)        5,807
Warrants issued
 for services                  --            --            --           --           21           --            --            21
Stock issued
 for services                  --            --           100           --           30           --            --            30
Stock issued under
 stock purchase plan           --            --             1           --           --           --            --            --
Foreign currency
 translation
 adjustment                    --            --            --           --           --           --          (312)         (312)
Accretion of
 redeemable
 preferred stock               --            --            --           --           --          (11)           --           (11)
Net income                     --            --            --           --           --          327            --           327
                           -------     ---------     ---------    ---------    ---------    ---------     ---------     ---------
Balance at
 December 31, 2001            150           938        20,671           68       24,358      (18,459)       (1,043)        5,862
Preferred Series
 B conversions                (86)         (538)          864            3          535           --            --            --
Accretion of
 redeemable
 preferred stock               --            --            --           --           --          (13)           --           (13)
Warrants issued
 for services                  --            --            --           --            6           --            --             6
Common stock
 issued for
 services                      --            --            --           --            1           --            --             1
Foreign currency
 translation
 adjustment                    --            --            --           --           --           --           446           446
Net loss                       --            --            --           --           --         (570)           --          (570)
                           -------     ---------     ---------    ---------    ---------    ---------     ---------     ---------
Balance at
 December 31, 2002             64      $    400        21,535     $     71     $ 24,900     $(19,042)     $   (597)     $  5,732
Preferred Series
 A conversions                 --            --         1,263            4          283           --            --           287
Preferred Series
 B conversions                (63)         (396)          635            2          395           (1)           --            --
Foreign currency
 translation
 adjustment                    --            --            --           --           --           --           705           705
Accretion of
 redeemable
 preferred stock               --            --            --           --           --           (4)           --            (4)
Warrants issued
 for services                  --            --            --           --           19           --            --            19
Exercise of
 warrants and
 options                       --            --            43           --           16           --            --            16
Net income                     --            --            --           --           --        1,161            --         1,161
                           -------     ---------     ---------    ---------    ---------    ---------     ---------     ---------
Balance at
 December 31, 2003              1      $      4        23,476     $     77     $ 25,613     $(17,886)     $    108      $  7,916
                           =======     =========     =========    =========    =========    =========     =========     =========



                              See accompanying notes to condensed consolidated financial statements.


                                                              F-20

                                   MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                                  (IN THOUSANDS)


                                                                                 2003         2002         2001
                                                                               --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                              $ 1,161      $  (570)     $   327
   Adjustments to reconcile net income (loss) to cash provided by
     (used in) operating activities:
       Depreciation and amortization                                               249          349          345
       Amortization of intangible assets                                            --           --          370
       Provision for doubtful accounts                                              61          118          216
       Provision for inventory obsolescence                                        924          438          659
       Gain on sale of fixed assets                                                  1           (9)          --
       Stock and warrants issued for services                                       19            7           51
       Net change in operating assets of discontinued operations                    --           --          (15)
   Changes in operating assets and liabilities net of businesses acquired:
     Accounts receivable                                                          (106)          22        1,609
     Inventories                                                                  (113)        (657)      (1,755)
     Prepaids and other assets                                                    (341)         219          458
     Accounts payable                                                             (802)         114       (1,439)
     Accrued expenses and other liabilities                                        (14)        (688)        (926)
                                                                               --------     --------     --------
Cash provided by (used in) operating activities                                  1,039         (657)        (100)
                                                                               --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property, plant and equipment                                  (63)        (193)        (120)
   Cash received from sale of fixed assets                                          13           --           --
   Cash collected on notes receivable                                               12           17           82
                                                                               --------     --------     --------
Cash used in investing activities                                                  (38)        (176)         (38)
                                                                               --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) of notes payable                                   (703)        (206)         (34)
   Net proceeds of long-term debt                                                   --           --          392
   Cash from warrant/option exercise                                                16           --           --
                                                                               --------     --------     --------
Cash provided by (used in) financing activities                                   (687)        (206)         358
                                                                               --------     --------     --------
Effect of exchange rate changes on cash                                            606          689         (372)
Net increase (decrease) in cash and cash equivalents                               920         (350)        (152)
Cash and cash equivalents at beginning of year                                     254          604          756
                                                                               --------     --------     --------
Cash and cash equivalents at end of year                                       $ 1,174      $   254      $   604
                                                                               ========     ========     ========


                      See accompanying notes to condensed consolidated financial statements.


                                                      F-21

                          MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                          YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                         (IN THOUSANDS)


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:                       2003     2002     2001
                                                                         -----    -----    -----
   Cash paid during the year for:
     Interest                                                            $382     $361     $400
                                                                         =====    =====    =====
     Income taxes                                                        $ 81     $ 95     $ 45
                                                                         =====    =====    =====
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
   ACTIVITIES:
                                                                         =====    =====    =====
   Equipment acquired under capital lease                                $ --     $143     $150
                                                                         =====    =====    =====
   Common stock issued upon conversion of redeemable preferred stock     $287     $ --     $ --
                                                                         =====    =====    =====
   Accretion of redeemable preferred stock                               $  4     $ 13     $ 11
                                                                         =====    =====    =====


             See accompanying notes to condensed consolidated financial statements.


                                              F-22

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

         MicroTel International Inc. (the "Company") operates through three wholly-owned subsidiaries: CXR Telcom Corporation ("CXR Telcom"), CXR Anderson Jacobson, formerly CXR, SA ("CXR-AJ") and XET Corporation ("XET"). XET and its subsidiaries design, develop, manufacture and market digital and rotary switches, power supplies and subsystem assemblies. CXR Telcom and CXR-AJ design, develop, manufacture and market network access and transmission products and communications test equipment. The Company conducts its operations out of various facilities in the U.S., France, England and Japan and organizes itself in two product line segments: electronic components and communications equipment.

         In October 2000, the Company discontinued its circuits segment operations (see Note 13). At that time, the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary, and XCEL Circuits Division ("XCD"), a division of XET. XCEL Etch Tek was offered for sale and sold in November 2000. XCD, predominantly a captive supplier of printed circuit boards to the electronic components segment, has been retained and is now included in the electronic components segment. Accordingly, all current and prior financial information related to the circuits segment operations has been presented as discontinued operations in the accompanying consolidated financial statements.

BASIS OF PRESENTATION

         The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and each of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased. As of December 31, 2003, cash in foreign accounts was $535,000.

INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

        Buildings                                                      50 years
        Machinery, equipment and fixtures                              3-7 years
        Leasehold improvements                                         5 years

         Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized.

LONG-LIVED ASSETS

         The Company reviews the carrying amount of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

DEBT ISSUANCE COSTS

         The costs related to the issuance of debt are, and the costs related to the issuance of the redeemable preferred stock were, capitalized and amortized over the life of the instruments.

PRODUCT WARRANTY LIABILITIES

         Estimated warranty costs are based on actual warranty costs as a percentage of sales and a liability is recorded and reviewed in order to reflect current activity. The Company's electronic components carry a one-year limited parts and labor warranty, and the Company's communications equipment products carry a two-year limited parts and labor warranty. The Company's communications equipment products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at the Company's option. Historically, the Company has not experienced significant warranty costs or returns. During the fourth quarter of 2001, the Company performed a study of its warranty costs incurred over the previous two years. Based on the study, the Company determined that it was over-accrued and, accordingly, reduced its warranty accrual by approximately $85,000, which amount is included in cost of sales in the accompanying 2001 consolidated statement of operations.

         The Company records a liability for an estimate of costs that it expects to incur under its basic limited warranties when product revenue is recognized. Factors affecting the Company's warranty liability include the number of units sold, historical and anticipated rates of claim, and costs per claim. The Company periodically assesses the adequacy of its warranty liability accrual based on changes in these factors.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The changes in the Company's product warranty liability during 2003 and 2002 were as follows:

                                                                  Year Ended December 31,
                                                                    2003          2002
                                                                  ---------     ---------
Liability, beginning of year                                      $ 32,000      $ 32,000
Expense for new warranties issued                                   14,000        32,000
Expense related to accrual revision for prior year warranties           --            --
Warranty claims                                                    (14,000)      (32,000)
                                                                  ---------     ---------
Liability, end of year                                            $ 32,000      $ 32,000
                                                                  =========     =========


INCOME TAXES

         The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the year and the change during the year in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

         The Company applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

         The following table sets forth the net income (loss), net income (loss) available for common stockholders and earnings (loss) per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options:

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                  2003       2002        2001
                                              ----------   --------    --------
NET INCOME (LOSS)
       As reported                            $   1,161    $  (570)    $   327
       Pro forma                              $   1,116    $  (590)    $   211

NET INCOME (LOSS) AVAILABLE FOR
COMMON STOCKHOLDERS (LESS
ACCRETION OF PREFERRED STOCK)
       As reported                            $   1,157    $  (583)    $   316
       Pro forma                              $   1,112    $  (603)    $   200

BASIC EARNINGS (LOSS) PER SHARE
       As reported                            $    0.05    $ (0.03)    $  0.02
       Pro forma                              $    0.05    $ (0.03)    $  0.01

DILUTED EARNINGS (LOSS) PER SHARE
       As reported                            $    0.05    $ (0.03)    $  0.01
       Pro forma                              $    0.05    $ (0.03)    $  0.01

         The above calculations include the effects of all grants in the years presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income (loss) in future years. The additional stock based employee compensation expense determined under the fair value method totaled $45, $20 and $110 in 2003, 2002 and 2001, respectively.

EARNINGS (LOSS) PER SHARE

         Earnings (loss) per share is calculated according to Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic earnings
(loss) per share includes no dilution and is computed by dividing net income
(loss) available to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2003 and 2002, the fair value of all financial instruments approximated carrying value.

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the fourth quarter of 2001, the Company finalized a sales tax audit, resulting in a final tax assessment at a lower amount than had been accrued for at December 31, 2000. The Company reversed the over-accrual in the amount of approximately $78,000 in the fourth quarter of 2001, which amount is included in selling, general and administrative expenses in the accompanying 2001 consolidated statement of operations.

CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

         The Company's accounts receivable result from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Accounts receivable are generally due within 30 days in the Company's U.S. operations and are stated net of allowance for doubtful accounts. Accounts outstanding for longer than the contractual payment terms are considered past due. Provisions for uncollectible accounts are made based on the Company's specific assessment of the collectibility of all past due accounts. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Sales to various BAE Systems companies in the U.S. and Europe represented approximately 13% and 14% of the Company's total net revenues during 2003 and 2002, respectively.

FOREIGN CURRENCY TRANSLATION

         The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations. Such amounts are not material to the accompanying consolidated financial statements.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


RECLASSIFICATIONS

         Certain reclassifications have been made to the prior years' financial statements to be consistent with the 2003 presentation.

(2)      INVENTORIES

         Inventories are summarized as follows:

                                                     2003               2002
                                                  -----------        -----------
Raw materials                                     $3,230,000         $2,904,000
Work-in-process                                   $1,963,000          2,988,000
Finished goods                                    $1,490,000          1,613,000
                                                  -----------        -----------
                                                  $6,683,000         $7,505,000
                                                  ===========        ===========

         Included in the amounts above are allowances for inventory obsolescence of $1,692,000 and $1,497,000 at December 31, 2003 and 2002, respectively.
Allowances for inventory obsolescence are recorded as necessary to reduce obsolete inventory to estimated net realizable value or to specifically reserve for obsolete inventory that the Company intends to dispose of. The inventory items identified for disposal at each year end are generally discarded during the following year.

(3) PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                     2003               2002
                                                 ------------       ------------
Land and buildings                               $   365,000        $   309,000
Machinery, equipment and fixtures                $ 3,591,000        $ 3,717,000
Leasehold improvements                           $   435,000        $   450,000
                                                 ------------       ------------
                                                 $ 4,391,000        $ 4,476,000
Accumulated depreciation                         $(4,069,000)       $(3,888,000)
                                                 ------------       ------------
                                                 $   322,000        $   588,000
                                                 ============       ============

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(4) GOODWILL AMORTIZATION AND IMPAIRMENT TESTING

         The Company initially applied Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") on January 1, 2002. SFAS No. 142 provides for impairment testing of goodwill carrying values and disallows the amortization of goodwill. In applying SFAS No. 142, the Company performed the transitional reassessment and impairment tests required as of January 1, 2002 and determined that goodwill had indefinite useful lives and that there was no impairment of these assets. At the time of adoption, the Company had $1,060,000 of accumulated amortization of goodwill. The Company performed its annual required tests of impairment as of December 31, 2003 and 2002. The following table includes a reversal of the Company's goodwill amortization expenses for 2001 so that 2001 can be compared with 2003 and 2002, during which years the Company had no goodwill amortization expense in accordance with SFAS No. 142.

                                                          Year Ended December 31,
                                                   2003              2002             2001
                                               --------------    ------------     ------------
Reported net income (loss) from continuing
  operations                                   $   1,161,000     $  (570,000)     $   271,000
    Add back: goodwill amortization                       --              --          370,000
                                               --------------    ------------     ------------
    Adjusted net income (loss) excluding
      amortization of goodwill                 $   1,161,000     $  (570,000)     $   641,000
                                               ==============    ============     ============
Income (loss) from discontinued operations                --              --           56,000
Pro forma net income (loss)                    $   1,161,000     $  (570,000)     $   697,000
                                               ==============    ============     ============
Earnings (loss) per share:
Basic
Reported net income (loss) from continuing
  operations                                   $        0.05     $     (0.03)     $      0.01
    Add back: goodwill amortization            $          --     $        --      $      0.02
    Adjusted net income (loss) excluding
      amortization of goodwill                 $        0.05     $     (0.03)     $      0.03
                                               ==============    ============     ============
Income (loss) from discontinued operations                --              --               --
Net income (loss)                              $        0.05     $     (0.03)     $      0.03
                                               ==============    ============     ============

Diluted
Reported net income (loss) from continuing
  operations                                   $        0.05     $     (0.03)     $      0.01
    Add back: goodwill amortization                       --              --             0.02
    Adjusted net income (loss) excluding
      amortization of goodwill                 $        0.05     $     (0.03)     $      0.03
                                               ==============    ============     ============
Income (loss) from discontinued operations                --              --               --
Pro forma net income (loss)                    $        0.05     $     (0.03)     $      0.03
                                               ==============    ============     ============


                                      F-29

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(5) NOTES PAYABLE

         A summary of notes payable is as follows:

                                                         2003            2002
                                                      -----------    -----------
Line of credit with a U.S.  commercial lender         $1,077,000     $1,070,000
Lines of credit with foreign banks                     1,805,000      2,405,000
                                                      -----------    -----------
                                                      $2,882,000     $3,475,000
                                                      ===========    ===========

         In April 2002, the maturity date of the facility with Wells Fargo Business Credit, Inc. was extended by two years to August 16, 2005. Since April 17, 2002, the facility has provided for a revolving loan of up to $3,000,000 secured by the Company's inventory and accounts receivable and a term loan in the amount of $687,000 secured by the Company's machinery and equipment. On December 31, 2003, the interest rate was the prime rate (then 4.0%) plus 1% subject to a minimum interest charge of $13,500 per month. Due to the minimum interest charge, the effective interest rate the Company paid for this credit facility during 2003 was 20.3%. The balance outstanding at December 31, 2003 was $1,077,000 on the revolving loan and $114,000 on the term loan, and $238,000 of additional borrowings were available under the revolving loan. The credit facility contains restrictive financial covenants that are set by mutual agreement each year. At December 31, 2003, the Company was in compliance with the covenants.

         The Company's U.K. subsidiary, XPS, obtained a credit facility with Venture Finance PLC, a subsidiary of the global Dutch ABN AMRO Holdings, N.V. financial institution which new facility replaced a Lloyds Bank facility as of November 12, 2002 and expires on November 12, 2005. Using the exchange rate in effect at December 31, 2003 for the conversion of British pounds into United States dollars, the new facility is for a maximum of $2,685,000 and includes a $627,000 unsecured cash flow loan, a $143,000 term loan secured by XPS' fixed assets and the remainder of the loan is secured by XPS' accounts receivable and inventory. The interest rate is the base rate of Venture Finance PLC (3.75% at December 31, 2003) plus 2%, and is subject to a minimum rate of 4% per annum. There are no financial performance covenants applicable to this credit facility.

         On April 8, 2003, CXR-AJ obtained a credit facility from IFN Finance, a subsidiary of ABN AMRO Holdings N.V. The new credit line is for a maximum of $1,516,000, based on the exchange rate in effect at December 31, 2003 for the conversion of euros into United States dollars. The IFN Finance facility replaced several smaller credit lines. The IFN Finance facility is secured by CXR-AJ's accounts receivable and carries an annual interest rate of 1.6 percentage points above the French "T4M" rate. The French T4M rate was 2.6% as of December 31, 2003. Funds that become available under the new IFN Finance credit line as new accounts receivables develop have been used to retire the prior existing CXR-AJ credit facilities. CXR-AJ currently also has term loan balances with Banc Nacional de Paris and Sogelease with aggregate balances totaling $80,000 as of December 31, 2003.

         XCEL Japan Ltd. ("XJL") obtained a term loan on November 29, 2002 from Johnan Shinkin Bank. The loan is amortized over five years and carries a fixed annual interest rate of 3.25%. The balance of the loan on December 31, 2003 was $73,000 using the exchange rate in effect at December 31, 2003 for conversion of Japanese yen into United States dollars.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The Company cannot offer assurance that the various lenders to the Company's U.K. and/or French subsidiaries will not seek immediate payment of all amounts owed by them under their respective credit facilities or seek to terminate any of the existing credit facilities. Similarly, the Company cannot offer assurance that if either of these events were to occur, the Company would be successful in obtaining the required replacement financing for its operations in the U.K. and/or France or, if the Company were able to obtain such financing, that the financing would occur on a timely basis, would be on acceptable terms and would be sufficient to allow the Company to maintain its business operations in the U.K. and/or France. Accordingly, any of these actions on the part of the lenders to the Company's U.K. and/or French subsidiaries could adversely impact the Company's results of operations and cash flows.

(6) LONG-TERM DEBT

         A summary of long-term debt follows:

                                                       2003             2002
                                                   ------------     ------------
Term notes payable to commercial lender (a)        $   114,000      $    95,000
Term notes payable to foreign banks (b)                871,000          901,000
Capitalized lease obligations (c)                      150,000          249,000
                                                   ------------     ------------
                                                     1,135,000        1,245,000
Current portion                                       (316,000)        (318,000)
                                                   ------------     ------------
                                                   $   819,000      $   927,000
                                                   ============     ============

-------------

(a) Two term notes payable to Wells Fargo Business Credit, Inc. bearing interest at the lender's prime rate (4.0% at December 31, 2003) plus 1%, subject to a minimum interest charge of $13,500 per month. The term notes payable are subject to the same provisions and covenants as the credit facility discussed in Note 5. The notes are collateralized by machinery and equipment and are payable in total monthly principal installments plus interest through the final maturity date of August 16, 2005.

(b) The Company has agreements with several foreign banks that include term borrowings that mature at various dates through 2007. Interest rates on the borrowings bear interest at rates ranging from 2.9% to 6.5% and are payable in monthly installments.

(c) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 6% to 16%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire at dates through 2004.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         Principal maturities related to long-term debt as of December 31, 2003 are as follows:

                Year Ending December 31,                        Amount
                ------------------------                      ---------
                          2004                                $ 316,000
                          2005                                $ 780,000
                          2006                                $  22,000
                          2007                                $  17,000
                          2008                                $      --

(7) REDEEMABLE PREFERRED STOCK

CONVERTIBLE REDEEMABLE PREFERRED STOCK

         In June 1998, the Company sold 50 shares of convertible redeemable Series A Preferred Stock (the "Series A Shares") at $10,000 per share to one institutional investor. In July 1998, the Company sold an additional 150 Series A Shares at the same per share price to two other institutional investors. Included with the sale of such Series A Shares were warrants to purchase a total of 1,000,000 shares of the Company's common stock exercisable at $1.25 per share that expired May 22, 2001. The estimated fair value of these warrants (based upon a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 28%; risk-free interest rate of 5.1%; and an expected life of 3 years) totaled $163,000 and reduced the convertible redeemable preferred stock balance as of the date of issuance.

         The Company received net proceeds totaling approximately $1,843,000 after deduction of commissions and transaction-related expenses. Under the original certificate of designation, the Series A Shares were convertible into common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of Series A Shares equal to $10,000 divided by the lesser of (x) $1.26 and
(y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. Also under the original certificate of designation, no more than 20% of the aggregate number of Series A Shares originally purchased and owned by any single entity could be converted in any thirty (30) day period after the ninetieth (90th) day from issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the Company's common stock, an amount per share equal to $10,000 for each outstanding Series A Share. Any unconverted Series A Shares were redeemable at the option of the Company for cash at a per share price equal to $11,500 per Series A Share, and any Series A Shares that remained outstanding as of May 22, 2003 were subject to mandatory redemption by the Company at the same per-share redemption price. The excess of the redeemable value over the carrying value was accreted by periodic charges to retained earnings over the original life of the issue.

         In November 1998, the holders of the Series A Shares agreed to revise the certificate of designations relating to the Series A Shares to provide that:
(i) the conversion price would be fixed at $10,000 divided by $0.50 for so long as the Company's common stock continued to be traded on the Nasdaq SmallCap Market and the Company did not conduct a reverse split of its outstanding common stock; and (ii) the Company would not exercise its redemption rights for the outstanding shares of the Series A Shares for six months. The agreement also provided that the existing restriction on the right of each holder of the Series

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


A Shares to convert more than 20% of the aggregate number of shares of the Series A Shares originally purchased by such holder in any 30-day period would be eliminated. Also, the agreement provided that the Company would replace the existing warrants, which warrants had an exercise price of $1.25 per share, with warrants that had an exercise price of $0.75 per share.

         The Company inadvertently failed to obtain the required approval of the Company's common stockholders and to file an amended certificate of designations to effectuate the amendments to the certificate of designations that were contained in the November 1998 agreement. However, between November 18, 1998 and March 26, 1999, the holders of the Series A Shares converted shares of the Series A Shares into shares of common stock at the rate of 20,000 shares of common stock per share of the Series A Shares, as agreed to in the November 1998 agreement. Use of the $10,000 divided by $0.50 conversion price in four of the conversions resulted in the stockholders receiving an aggregate of 46,437 more shares of common stock than they would have received under the original conversion price formula that was contained in the certificate of designations. The Company has determined, however, that the excess shares were in fact validly issued under Delaware law.

         In May 1999, the Company's common stock was delisted from the Nasdaq SmallCap Market due to a failure to meet Nasdaq's minimum closing bid price listing requirement, and the Company's common stock began trading on the OTC Bulletin Board (see Note 8). Based upon the terms of the November 1998 agreement, the conversion price of the Series A Shares reverted back to the floating conversion price shown in the certificate of designations, which conversion price was $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to a conversion.

         In December 1999, two institutional investors sold all of their outstanding Series A Shares and the prorated portion of warrants applicable to the then outstanding Series A Shares. The purchasers of such Series A Shares and prorated warrants included an executive officer of the Company and certain related parties. Also in December 1999, the holders of the 59.5 outstanding shares of the Series A Shares agreed to modify the conversion ratio to a fixed factor of $10,000 divided by $0.1979, or 50,530 shares of common stock per Series A Share, in exchange for a reduction in the exercise price of the warrants to $0.25 per share and an extension of the expiration date of the warrants to December 2002. In the event a holder of the Series A Shares had converted its Series A Shares to common stock immediately before the December 1999 agreement, each Series A Share would have been converted into approximately 52,632 shares of common stock at a per share conversion price of $10,000 divided by $0.19, based on the original conversion ratio. In connection with the repricing of the warrants, the Company recognized $91,000 of non-cash expense in 1999. This expense represents the excess of the fair value of the warrants after repricing over the value of the warrants immediately before the repricing. The estimated fair values of the old and revised warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 81%; a risk free interest rate of 6%; and an expected life of 1.5 and 3 years, respectively.

         The Company filed an amended certificate of designation with the Delaware Secretary of State to give effect to the December 1999 agreements by fixing the conversion price of the Series A Shares at $10,000 divided by $0.1979. However, because the Company inadvertently failed to obtain approval of the Company's common stockholders for the amendment to the certificate of designation, the amendment was invalid under the Delaware General Corporation Law. However, in June 2000, a holder of Series A Shares converted 34.5 shares of

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


the Series A Shares into 1,743,285 shares of common stock based upon the $10,000 divided by $0.1979 per share conversion price that the Company and the holders of the Series A Shares believed to be in effect. This conversion resulted in the issuance of 1,048,654 more shares of common stock than would otherwise have been issued upon conversion of the 34.5 shares of the Series A Shares under the certificate of designations that was then in effect. The Company has determined, however, that the excess shares were in fact validly issued under Delaware law.

         In November 2000, the Company realized that the modifications to the conversion price of the Series A Shares were invalid because the Company had inadvertently failed to obtain common stockholder approval for the modifications to the certificate of designations and had also inadvertently failed to file an amendment reflecting the November 1998 modifications. The Company's board of directors distributed proxy materials requesting that holders of the Company's common stock and the Series A Shares approve an amendment to the certificate of designations that provided for a fixed conversion price of $10,000 divided by $0.1979 and an amendment to the certificate of incorporation that increased the authorized shares of common stock from 25,000,000 to 50,000,000. The amendments were approved at a special meeting of stockholders that was held on January 16, 2001. The Company filed the amendments with the Delaware Secretary of State on January 22, 2001, so that after that date, each outstanding Series A Share was convertible into 50,530 shares of common stock. As of December 31, 2003, there were no Series A Shares outstanding.

         The following table reflects the convertible redeemable preferred stock activity:

                                                     Number
                                                    of Shares        Amount
                                                    ---------       ---------
Balance at December 31, 2000                          25.0          $259,000
Conversion to common stock                               --               --
Accretion of preferred stock                             --           11,000
----------------------------                        ---------       ---------
Balance at December 31, 2001                          25.0           270,000
Conversion to common stock                               --               --
Accretion of preferred stock                             --           12,000
----------------------------                        ---------       ---------
Balance at December 31, 2002                          25.0           282,000
Accretion of preferred stock                             --            5,000
----------------------------                        ---------       ---------
Conversion to common stock                           (25.0)         (287,000)
Balance at December 31, 2003                             --         $     --
                                                    =========       =========

(8) STOCKHOLDERS' EQUITY

STOCK OPTIONS AND WARRANTS

         The Company has four stock option plans:

         o Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares were authorized for issuance under this plan. Terms of related grants under the plan are at the discretion of the board of directors. The board of directors does not intend to issue any additional options or make any additional stock grants under this plan.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         o 1993 Stock Option Plan, providing for the grant of up to 300,000 incentive and non-qualified stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant. The board of directors does not intend to issue any additional options under this plan.

         o The MicroTel International Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value on the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the board of directors administering the 1997 Plan may permit. Up to 1,600,000 stock options were authorized to be granted under the 1997 Plan. All outstanding options of former optionholders under the XET 1987 Employee Stock Option Plan were converted to options under the 1997 Plan as of the date of the merger between the Company and XET at the exchange rate of 1.451478. The board of directors does not intend to issue any additional options under this plan.

         o The 2000 Stock Option Plan was adopted by the board of directors in November 2000 and approved by the stockholders on January 16, 2001. The board of directors adopted the Amended and Restated 2000 Stock Option Plan ("2000 Plan") effective as of August 3, 2001. Under the 2000 Plan, options granted may be either incentive or nonqualified options. Incentive options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant. Nonqualified options must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date of grant. Up to 2,000,000 options may be granted under the 2000 Plan. No option may be exercised more than ten years after the date of grant.

         The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The following table shows activity in the outstanding options for the years ended December 31, 2003, 2002 and 2001:

                                                  Weighted                    Weighted                     Weighted
                                                  Average                     Average                      Average
                                       2003       Exercise        2002        Exercise         2001        Exercise
                                       Shares       Price        Shares         Price         Shares         Price
                                      ----------  --------      ----------    --------       ----------    --------
Outstanding at beginning of year      1,432,000     $1.11       1,718,000       $1.34        1,454,000       $1.34
Granted                                 344,000     $0.35          50,000        0.32          345,000        0.41
Exercised                               (28,000)    $0.24              --          --               --          --
Forfeited                               (19,000)    $2.21        (336,000)       1.37          (81,000)       0.64
                                      ----------  --------      ----------    --------       ----------    --------
Outstanding at end of year            1,729,000     $0.96       1,432,000       $1.11        1,718,000       $1.18
                                      ==========  ========      ==========    ========       ==========    ========

         The following table summarizes information with respect to stock options at December 31, 2003:

                          Options Outstanding                                           Options Exercisable
                          -------------------                                           -------------------
                        Number           Weighted Average                              Number
    Range of         Outstanding            Remaining              Weighted         Exercisable       Weighted
    Exercise          December 31,        Contractual Life           Average         December 31,       Average
     Price                2003                (Years)                Price              2003            Price
--------------        -----------         ----------------          --------         ----------        ---------
$0.20 to $1.00         1,036,000               7.23                  $0.36             839,000           $0.36
$1.01 to $2.00           676,000               1.43                   1.83             676,000            1.83
$3.01 to $4.00            17,000               2.33                   3.23              17,000            3.23
                      -----------         ----------------          --------         ----------        ---------
$0.20 to $4.00         1,729,000               4.91                  $0.96           1,532,000           $1.04
                      ===========         ================          ========         ==========        =========

         The fair value of options granted during 2003 was $42,000, at a weighted average value of $0.12 per share. The fair values of options granted during 2002 and 2001 were $13,000 and $115,000, respectively, at weighted average values of $0.26 and $0.41 per share, respectively.

         If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 2003, 2002 and 2001 has been estimated based on a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 92% in 2003, 92% in 2002 and 89% to 95% in 2001; risk-free interest rate of 2.0% to 3.0%; and average expected lives of approximately seven to ten years.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The board of directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:

                                                                                             Warrant Price
                                                                 Number           ---------------------------------
                                                              of Shares              Per Share             Total
                                                             -----------          ---------------      ------------
Balance outstanding at December 31, 2000                      2,172,000           $0.25 to $2.50         1,703,000
Warrants issued                                                 100,000           $0.25 to $0.39            33,000
Warrants expired/forfeited                                     (300,000)          $1.00 to $1.25          (362,000)
                                                             -----------          ---------------      ------------
Balance outstanding at December 31, 2001                      1,972,000           $0.25 to $2.50        $1,374,000
Warrants issued                                                 120,000                $0.50                60,000
Warrants expired/forfeited                                   (1,688,000)          $0.25 to $1.73       $(1,161,000)
                                                             -----------          ---------------      ------------
Balance outstanding at December 31, 2002                        404,000           $0.25 to $2.50       $   273,000
Warrants issued                                                 401,000           $0.75 to $1.00           325,000
Warrants expired/forfeited                                     (138,000)               $0.66               (91,000)
Warrants exercised                                              (14,000)               $0.66                (9,000)
                                                             -----------          ---------------      ------------
Balance outstanding at December 31, 2003                        653,000           $0.25 to $2.50       $   498,000
                                                             -----------          ---------------      ------------


         During 2003, the Company issued warrants to purchase up to 300,000 shares of common stock at the exercise price of $0.75 and 100,500 shares at the exercise price of $1.00. The Company issued the warrants for services rendered or to be rendered. The estimated value of the warrants was $19,000 and was calculated using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.6%, expected lives of 3 years, no dividend yield and an expected volatility of 84.8%.

         During 2002, the Company issued warrants to purchase up to 120,000 shares of common stock at an exercise price of $0.50 per share. The Company issued the warrants to a former executive of the Company as compensation for services rendered. The estimated value of the warrants was $7,000 and was calculated using the Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 92%; a risk-free interest rate of 3.75%; and a contractual life of 3 years. Also, during 2002 the Company issued 5,000 shares of common stock in consideration for services rendered. The stock was valued at $1,000 on the date of issuance and, accordingly, the Company recorded a $1,000 expense.

         During 2001, the Company issued warrants to purchase up to 35,000, 50,000 and 15,000 shares of common stock at exercise prices of $0.39, $0.31 and $0.25, respectively. The Company issued the warrants as compensation for services rendered. The estimated value of the warrants was $21,000 and was calculated using the Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 91% to 94%; a risk-free interest rate of 3.1% to 5%; and expected lives of 3 to 5 years. Also during 2001, the Company issued 100,000 shares of common stock in consideration for investor relations services. The stock was valued at $30,000 on the date of issuance and, accordingly, the Company recorded a $30,000 expense.

         The Company had an Employee Stock Purchase Plan at its CXR Telcom subsidiary allowing eligible subsidiary employees to purchase shares of the Company's common stock at 85% of market value. During 2001, an aggregate of 900 shares were issued pursuant to the plan. The Company terminated this plan effective as of July 1, 2001.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         As of December 31, 2003, the Company was authorized to issue 50,000,000 shares of common stock. As of that date, the Company had 23,476,163 shares of common stock outstanding and 2,386,761 shares of common stock that could become issuable pursuant to the exercise of outstanding stock options and warrants and the conversion of convertible preferred stock.

DIVIDENDS

         No dividends on the Company's common stock have been paid to date. The Company's line of credit with Wells Fargo Business Credit, Inc. prohibits the payment of cash dividends on the Company's common stock. The Company currently intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends on its common stock within the foreseeable future. Any future payment of dividends on the Company's common stock will be determined by the Company's board of directors and will depend on the Company's financial condition, results of operations, contractual obligations and other factors deemed relevant by the Company's board of directors.

(9) INCOME TAXES

         The Company files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by the Company. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

         Income (loss) from continuing operations before income taxes was taxed under the following jurisdictions:

                                 2003               2002                2001
                             ------------       ------------        ------------
Domestic                     $   961,000        $   497,000         $   718,000
Foreign                          486,000         (1,087,000)           (370,000)
                             ------------       ------------        ------------
Total                        $ 1,447,000        $  (590,000)        $   348,000
                             ============       ============        ============

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         Income tax expense (benefit) consists of the following:

                                     2003              2002              2001
                                  ----------        ----------        ----------
Current
   Federal                        $ (12,000)        $      --         $   5,000
   State                             55,000            18,000             5,000
   Foreign                          351,000           (38,000)           67,000
                                  ----------        ----------        ----------
Total Current                     $ 394,000         $ (20,000)        $  77,000
                                  ==========        ==========        ==========
Deferred
   Federal                        $ (94,000)        $      --         $      --
   State                            (14,000)               --                --
   Foreign                               --                --                --
                                  ----------        ----------        ----------
Total Deferred                    $(108,000)        $      --         $      --

Total
   Federal                        $(106,000)        $      --         $   5,000
   State                             41,000            18,000             5,000
   Foreign                          351,000           (38,000)           67,000
                                  ----------        ----------        ----------
Total                             $ 286,000         $ (20,000)        $  77,000
                                  ==========        ==========        ==========


         Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate of 34% to income (loss) from continuing operations before income taxes as follows:

                                                         2003           2002            2001
                                                      ----------     ----------     ----------
Tax (tax benefit) at U.S.  federal statutory rate     $ 492,000      $(200,000)     $ 118,000
State taxes, net of federal income tax benefit           43,000        (34,000)         5,000
Foreign income taxes                                    (63,000)       (38,000)        67,000
Change in valuation allowances                         (182,000)       258,000             --
Permanent differences                                    12,000         11,000         54,000
Utilization of net operating losses                          --             --       (167,000)
Other                                                   (16,000)       (17,000)            --
                                                      ----------     ----------     ----------
                                                      $ 286,000      $ (20,000)     $  77,000
                                                      ==========     ==========     ==========


                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         2003            2002
                                                    -------------  -------------
Deferred tax assets:
    Fixed assets depreciation                       $    269,000   $    250,000
    Allowance for doubtful accounts                       10,000          3,000
    Inventory reserves and uniform capitalization        206,000        279,000
    Other accrued liabilities                            112,000        216,000
    Deferred compensation                                110,000        144,000
    Research credit carryforwards                             --        224,000
    Alternative Minimum Tax credit carryforwards         142,000        135,000
    Capital loss carryforwards                           136,000             --
    Net operating loss carryforwards                  12,315,000     12,123,000
                                                    -------------  -------------
Total deferred tax assets                             13,300,000     13,374,000
Valuation allowance for deferred tax assets          (13,192,000)   (13,374,000)
                                                    -------------  -------------
Net deferred tax assets                             $    108,000   $         --
                                                    =============  =============

         Net deferred tax assets of $108,000 are included in prepaid and other current assets as of December 31, 2003. As of December 31, 2003, the Company had federal net operating loss carryforwards of approximately $36,056,000 which expire at various dates through 2022, and state net operating loss carryforwards of approximately $1,272,000, which expire at various dates through 2012. At December 31, 2002, the Company had recorded a 100% valuation allowance on the net deferred tax asset because of uncertainty regarding its realization. The ultimate realization of the deferred tax asset is dependant upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. For the year ended December 31, 2003, management recorded a reduction in its valuation allowance of $108,000 based on the domestic income in 2003 and projections for future taxable income over periods that the deferred assets are deductible. Management believes that it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could materially change in the near future if estimates of future taxable income during the carryforward period are changed.

         As a result of the merger in 1997 of the privately held XET with a wholly-owned, newly formed subsidiary of the Company, with XET as the surviving subsidiary, the Company experienced a more than 50% ownership change for federal income tax purposes. As a result, an annual limitation will be placed upon the Company's ability to realize the benefit of most of its net operating loss and credit carryforwards. The amount of this annual limitation, as well as the impact of the application of other possible limitations under the consolidated return regulations, has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, substantially equal to the net deferred tax asset amount, is required.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(10) EARNINGS (LOSS) PER SHARE

         The following table illustrates the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts):


                                                                      2003            2002            2001
                                                                  -------------   -------------   -------------
NUMERATOR:
Net income (loss)                                                 $  1,161,000    $   (570,000)   $    327,000
     Less: accretion of the excess of the redemption value over
     the carrying value of redeemable preferred stock                   (4,000)        (13,000)        (11,000)
                                                                  -------------   -------------   -------------
Income (loss) attributable to common stockholders                 $  1,157,000    $   (583,000)   $    316,000
                                                                  =============   =============   =============
DENOMINATOR:
Weighted average number of common shares outstanding during the
   period - basic                                                   22,567,000      21,208,000      20,594,000
Incremental shares from assumed conversions of warrants,
   options and preferred stock                                       1,244,000              --       3,188,000
                                                                  -------------   -------------   -------------
Adjusted weighted average shares - diluted                          23,811,000      21,208,000      23,782,000
                                                                  -------------   -------------   -------------
Basic earnings (loss) per share                                   $       0.05    $      (0.03)   $       0.02
                                                                  =============   =============   =============
Diluted earnings (loss) per share                                 $       0.05    $      (0.03)   $       0.01
                                                                  =============   =============   =============

         The following table shows the common stock equivalents that were outstanding as of December 31, 2003 and 2002 but were not included in the computation of diluted earnings (loss) per share because the options' or warrants' exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive:

                                                       Number          Exercise Price
                                                     of Shares            Per Share
                                                     ---------          --------------
Anti-dilutive common stock options:
    As of December 31, 2003                            693,000          $1.13 to $3.44
    As of December 31, 2002                          1,432,000          $0.20 to $3.44
Anti-dilutive common stock warrants:
    As of December 31, 2003                             32,000               $2.50
    As of December 31, 2002                            404,000          $0.25 to $2.50


         The computation of diluted loss per share for 2002 excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was anti-dilutive due to losses incurred by the Company. See summary of outstanding stock options and warrants in Note 8.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(11) COMMITMENTS AND CONTINGENCIES

LEASES

         The Company conducts most of its operations from leased facilities under operating leases that expire at various dates through 2013. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense, net of sublease income, for 2003, 2002 and 2001 was approximately $909,000, $1,097,000 and $1,091,000, respectively.

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                        Year Ending December 31,                   Amount
                        ------------------------               -------------
                                  2004                         $    718,000
                                  2005                              497,000
                                  2006                              425,000
                                  2007                              404,000
                           2008 and thereafter                      585,000
                                                               -------------
                                                               $  2,629,000
                                                               =============

LITIGATION

         The Company is not currently a party to any material legal proceedings. However, the Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

EMPLOYEE BENEFIT PLANS

         Effective October 1, 1998, the Company instituted a defined contribution plan ("401(k) Plan") covering the majority of its U.S. domestic employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to any plan by the Company is discretionary. The Company made contributions of $20,000, $22,000 and $16,000 to the 401(k) Plan for the years ended December 31, 2003, 2002 and 2001, respectively.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


EXECUTIVE MANAGEMENT

         Effective January 1, 2001, the Company and Carmine T. Oliva, its Chief Executive Officer, entered into a new employment agreement that provides for an annual base salary of $250,000, with annual merit increases, an initial term of five years, two renewal periods of two years each, and severance pay of at least three years' salary during the initial period or at least two years' salary during a renewal period.

         Effective July 2, 2001, the Company and Randolph D. Foote, its Senior Vice President and Chief Financial Officer, entered into an employment agreement that provides for an initial annual salary of $130,000, an initial term of three years, two renewal periods of one year each, and severance pay of at least one years' salary.

         Effective July 2, 2001, the Company and Graham Jefferies, Managing Director of XCEL Corporation Ltd. and Executive Vice President and Chief Operating Officer of the Company's Telecommunications Group, entered into an employment agreement that provides for an initial annual salary of 100,000 British pounds (approximately $141,000 at the then current exchange rates), an initial term of three years, two renewal periods of one year each, and severance pay of at least one years' salary.

(12) SEGMENT AND MAJOR CUSTOMER INFORMATION

         The Company has two reportable segments: electronic components and communications equipment. The electronic components segment operates in the U.S., European and Asian markets and designs, manufactures and markets digital switches and power supplies. The communications equipment segment operates principally in the U.S. and European markets and designs, manufactures and distributes voice and data transmission and networking equipment and communications test instruments.

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary, and XCEL Circuits Division ("XCD"), a division of XET Corporation, a wholly-owned subsidiary of the Company. XCEL Etch Tek was offered for sale. XCD is essentially a captive supplier of printed circuit boards to the electronic components segment with total sales to external customers of $153,000, $160,000 and $127,000 for the years ended December 31, 2003, 2002 and 2001, respectively. XCD has been retained and is now included in the electronic components segment. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated financial statements, with the exception of XCD which has been included in the current and prior financial information related to the electronic components segment in the accompanying consolidated financial statements.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers and different design and manufacturing and marketing strategies. Selected financial data for each of the Company's operating segments is shown below.

                                        2003            2002           2001
                                    -------------  -------------   -------------
SALES TO EXTERNAL CUSTOMERS:
     Electronic Components          $ 16,168,000   $ 13,390,000    $ 12,646,000
     Communications Equipment          9,351,000      9,274,000      14,777,000
                                    -------------  -------------   -------------
                                    $ 25,519,000   $ 22,664,000    $ 27,423,000
                                    =============  =============   =============
INTEREST EXPENSE:
     Electronic Components          $    247,000   $    259,000    $    228,000
     Communications Equipment            162,000        168,000         158,000
                                    -------------  -------------   -------------
                                    $    409,000   $    427,000    $    386,000
                                    =============  =============   =============
DEPRECIATION AND AMORTIZATION:
     Electronic Components          $     72,000   $     93,000    $    279,000
     Communications Equipment             65,000        177,000         322,000
                                    -------------  -------------   -------------
                                    $    137,000   $    270,000    $    601,000
                                    =============  =============   =============
SEGMENT PROFITS (LOSSES):
     Electronic Components          $  3,590,000   $  2,452,000    $  2,882,000
     Communications Equipment             74,000     (1,257,000)        450,000
                                    -------------  -------------   -------------
                                    $  3,664,000   $  1,195,000    $  3,332,000
                                    =============  =============   =============
SEGMENT ASSETS:
     Electronic Components          $  9,466,000   $  9,445,000    $  9,060,000
     Communications Equipment          6,969,000      6,773,000       8,317,000
                                    -------------  -------------   -------------
                                    $ 16,435,000   $ 16,218,000    $ 17,377,000
                                    =============  =============   =============

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         The following is a reconciliation of the reportable segment revenues, profit or loss and assets to the Company's consolidated totals.

                                                                   2003            2002           2001
                                                               -------------   -------------   -------------
Net sales
---------
   Total sales for reportable segments                         $ 25,519,000    $ 22,664,000    $ 27,423,000
   Elimination of intersegment sales                                     --              --              --
                                                               -------------   -------------   -------------
Total consolidated revenues                                    $ 25,519,000    $ 22,664,000    $ 27,423,000
                                                               =============   =============   =============
Profit (loss) from continuing operations
----------------------------------------
   before income taxes
   -------------------
     Total profit (loss) for reportable segments               $  3,656,000    $  1,195,000    $  3,332,000
     Unallocated amounts:
       General corporate expenses                                (2,209,000)     (1,785,000)     (2,984,000)
                                                               -------------   -------------   -------------
Consolidated income (loss) from continuing operations before
   income taxes                                                $  1,447,000    $   (590,000)   $    348,000
                                                               =============   =============   =============
Assets
------
   Total assets for reportable segments                        $ 16,437,000    $ 16,218,000    $ 17,377,000
   Other assets                                                     732,000         568,000         311,000
                                                               -------------   -------------   -------------
Total consolidated assets                                      $ 17,169,000    $ 16,786,000    $ 17,688,000
                                                               =============   =============   =============
Interest expense
----------------
   Interest expense for reportable segments                    $    409,000    $    427,000    $    386,000
   Other interest expense                                             7,000          14,000          10,000
                                                               -------------   -------------   -------------
Total interest expense                                         $    416,000    $    441,000    $    396,000
                                                               =============   =============   =============

Depreciation and amortization
-----------------------------
Depreciation and amortization expense
   for reportable segments                                     $    137,000    $    270,000    $    601,000
   Other depreciation and amortization expense                       64,000          79,000         114,000
                                                               -------------   -------------   -------------
Total depreciation and amortization                            $    201,000    $    349,000    $    715,000
                                                               =============   =============   =============


                                      F-45

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         A summary of the Company's net sales and identifiable assets by geographical area follows:

                                    2003              2002             2001
                                -----------       -----------       -----------
Net sales:
----------
    United States               $ 7,971,000       $ 8,598,000       $12,461,000
    Japan                           838,000           768,000         1,085,000
    France                        6,627,000         5,854,000         7,848,000
    United Kingdom               10,083,000         7,444,000         6,029,000
                                -----------       -----------       -----------
                                $25,519,000       $22,664,000       $27,423,000
                                ============      ============      ============
Long-lived assets:
------------------
    United States               $   117,000       $   399,000       $   422,000
    Japan                            16,000            15,000            14,000
    France                          107,000           177,000           186,000
    United Kingdom                   82,000            97,000           136,000
                                -----------       -----------       -----------
                                $   322,000       $   688,000       $   758,000
                                ============      ============      ============

         Sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location. Net sales by geographic area have been determined based upon the country from which the product was shipped.

         One customer in the electronic components segment accounted for 10% or more of net sales during 2003, 2002 and 2001.

(13) DISCONTINUED OPERATIONS

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time, the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary and XCD, a division of XET Corporation, a wholly-owned subsidiary of the Company. During 1998 and 1999, the Company sold substantially all of the assets of two other circuits operations, HyComp and XCEL Arnold Circuits. XCD is essentially a captive supplier of printed circuit boards to the electronic components segment with total sales to external customers of $153,000, $160,000 and $127,000 for the years ended December 31, 2003, 2002 and 2001, respectively. XCD has been retained and is now included in the electronics components segment. Accordingly, all current and prior financial information related to the circuits segment operations (XCEL Etch Tek, HyComp and XCEL Arnold) has been presented as discontinued operations in the accompanying consolidated financial statements.

         Summarized results of operations for the discontinued operations for 2003, 2002 and 2001 are as follows:

                                                   2003       2002        2001
                                                 ---------  ---------   --------
Net sales                                        $     --   $     --    $    --
                                                 =========  =========   ========
Operating income (loss)                          $     --   $     --    $56,000
                                                 =========  =========   ========
Gain (loss) on sale of discontinued operations   $     --   $     --    $    --
                                                 =========  =========   ========

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         There were no assets and liabilities as of December 31, 2003, 2002 and 2001 relating to the circuits segment.

(14) NEW ACCOUNTING PRONOUNCEMENTS

         In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS No. 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company does not expect the adoption of this statement to have a material effect on the Company's financial statements.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a guarantor to recognize a liability, at the inception of the guarantee, for the fair value of obligations it has undertaken in issuing the guarantee and also to include more detailed disclosures with respect to guarantees. FIN 45 is effective for guarantees issued or modified after December 31, 2002 and requires the additional disclosures for interim or annual periods ended after December 15, 2002. The initial recognition and measurement provisions of FIN 45 did not have a material impact on the Company's results of operations or financial position.

         In November 2002, the EITF reached a consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This Issue provides guidance on when and how to separate elements of an arrangement that may involve the delivery or performance of multiple products, services and rights to use assets into separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into in fiscal periods, interim or annual, beginning after June 15, 2003. The Company adopted Issue No. 00-21 on July 1, 2003. The adoption of Issue No. 00-21 did not have a material impact to the Company's consolidated financial position, results of operations, or cash flows.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS 123" ("SFAS No. 148"). This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the estimate of the market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2002 and adopted the interim disclosure provisions for its financial reports beginning with the quarter ending March 31, 2003. Because the adoption of this standard involves disclosures only, the adoption did not have a material impact on the Company's results of operations, financial position or liquidity.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


         In January 2003, the FASB FIN 46, "Consolidation of Variable Interest Entities - An interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. For arrangements entered into prior to January 31, 2003, the FIN 46 provisions were required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The provisions of FIN 46 have not had a material impact on the Company's results of operations or financial position.

         In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on the Company's financial condition or results of operations.

         In November 2003, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF Issue No. 03-1 provides guidance on other-than-temporary impairment and its application to debt and equity investments. The requirements apply to investments in debt and marketable equity securities that are accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The provisions of Issue No. 03-1 are effective for annual periods ending after December 15, 2003. The adoption of this Statement is not expected to have a material effect on the Company's financial condition or results of operations.

         In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS No. 87, 88 and 106, and a revision of SFAS No. 132. The statement is effective for fiscal years and interim periods ending after December 15, 2003. This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, 88 and 106. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The adoption of this Statement is not expected to have a material effect on the Company's financial condition or results of operations.

         In December 2003, the FASB issued FASB Staff Position No. FAS 106-1 (FSP 106-1), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The guidance is effective for initial interim or annual fiscal periods ending after December 7, 2003. FSP 106-1 permits employers that sponsor postretirement benefit plans

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(plan sponsors) that provide prescription drug benefits to retirees to make a one-time election to defer accounting for any effects of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act"). Without FSP 106-1, plan sponsors would be required under SFAS No. 106 to account for the effects of the Act in the fiscal period that includes December 8, 2003, the date the President signed the Act into law. The adoption of this Statement is not expected to have a material effect on the Company's financial condition or results of operations.

         In December 2003 the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB 104 codifies, revises and rescinds certain sections of SAB No. 101 in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. Accordingly, there is no impact to our results of operations, financial position or cash flows as a result of the issuance of SAB No. 104.

         In December 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R). FIN 46R requires the application of either FIN 46 or FIN 46R by Public Entities to all Special Purpose Entities ("SPEs") created prior to February 1, 2003 as of December 31, 2003 for calendar year-end companies. FIN 46R is applicable to all non-SPEs created prior to February 1, 2003 at the end of the first interim or annual period ending after March 15, 2004. For all entities created subsequent to January 31, 2003, Public Entities were required to apply the provisions of FIN 46. The adoption of FIN 46 did not have a material impact to our consolidated financial position, results of operations or cash flows. The adoption of FIN 46R for SPEs did not have an impact to our consolidated financial position, results of operations or cash flows, and we do not believe the adoption of FIN 46R for non-SPEs will have a material impact to our consolidated financial position, results of operations or cash flows.

                  MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


(15) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a summary of the quarterly operations for the years ended December 31, 2003 and 2002 (in thousands, except for per share data).

                        2003                      Mar. 31      June 30     Sept. 30     Dec. 31
--------------------------------------------      --------     --------    ---------    --------
Net Sales                                         $ 5,668      $ 6,824     $ 6,420      $ 6,597
Gross Profit                                        2,141        2,829       2,715        2,999
Net income (loss)                                      44          359         504          254
Income (loss) available to common shareholder          42          357         504          254
Earnings (loss) per share:
     Basic                                             --         0.02        0.02         0.01
     Diluted                                           --         0.02        0.02         0.01

                        2002                      Mar. 31      June 30     Sept. 30     Dec. 31
--------------------------------------------      --------     --------    ---------    --------
Net Sales                                         $ 4,820      $ 6,118     $ 5,764      $ 5,962
Gross Profit                                        1,529        2,510       2,084        2,394
Net income (loss)                                    (699)         255        (330)         204
Income (loss) available to common shareholder        (702)         252        (333)         201
Earnings (loss) per share:
     Basic                                          (0.03)        0.01       (0.02)        0.01
     Diluted                                        (0.03)        0.01       (0.02)        0.01


                                              F-50

                            MICROTEL INTERNATIONAL INC. AND SUBSIDIARIES
                                      CONSOLIDATED SCHEDULE II
                                 VALUATION AND QUALIFYING ACCOUNTS
                            YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                           Additions
                                           Balance at      Charged to    Deductions
                                          Beginning of     Costs and    Write-offs of    Balance at
                 Description                  Year         Expenses       Accounts      End of Year
---------------------------------         -----------    -----------    -----------     -----------
Allowance for doubtful accounts:
     Year ended December 31, 2003         $  130,000     $   61,000     $  (30,000)     $  161,000
     Year ended December 31, 2002            226,000        118,000       (214,000)        130,000
     Year ended December 31, 2001            111,000        216,000       (101,000)        226,000
                                          ===========    ===========    ===========     ===========

Allowance for inventory obsolescence:
     Year ended December 31, 2003         $1,497,000     $  924,000     $ (729,000)     $1,692,000
     Year ended December 31, 2002          1,152,000        438,000        (93,000)      1,497,000
     Year ended December 31, 2001          1,169,000        659,000       (676,000)      1,152,000
                                          ===========    ===========    ===========     ===========


                                                F-51

                               EMRISE CORPORATION



                                   PROSPECTUS













                                     , 2005



         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II
                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee                                                  $3,224.89
Legal fees and expenses                                               $       *
Accounting fees and expenses                                          $       *
Printing expenses                                                     $       *
Blue sky fees and expenses                                            $       *
Transfer agent and registrar fees and expenses                        $       *
Miscellaneous                                                         $       *
                                                                      ---------
Total                                                                 $       *
                                                                      =========
---------------------

*    To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit indemnification under certain circumstances and subject to certain limitations, such as if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         As permitted to Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors of monetary damages for breach of their fiduciary duty as directors.

         In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

         o The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law.

         o The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

         o The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

         o The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

         o The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

         The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for additional procedural protections. The registrant also maintains directors' and officers' insurance to insure those persons against various liabilities.

         Registration rights agreements between the registrant and various investors provide for cross-indemnification in connection with registration of the registration's common stock on behalf of those investors.

         These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein.
                                                               EXHIBIT
             DOCUMENT                                           NUMBER
             --------                                           ------
Restated Certificate of Incorporation                             3.01
Amended and Restated Bylaws                                       3.02
Form of Indemnification Agreement                                10.40
Registration Rights Agreements                                    4.2 and 4.5

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In March 2002, the registrant issued an aggregate of 39,628 shares of common stock upon conversion of 3,962.8 shares of Series B Preferred Stock held by two individuals.

         In April and May 2002, the registrant issued an aggregate of 756,742 shares of common stock upon conversion of 75,674.2 shares of Series B Preferred Stock held by four individuals and three entities.

         In July 2002, the registrant issued an aggregate of 46,293 shares of common stock upon conversion of 4,629.3 shares of Series B Preferred Stock held by one entity.

         In September 2002, the registrant issued to a former employee for advice and consultation services valued at $6,000, three-year warrants to acquire 120,000 shares of our common stock at an exercise price of $0.50 per share.

         In November 2002, the registrant issued 5,000 shares of common stock with an aggregate value of $1,000 to a former employee for services rendered.

         In December 2002, the registrant issued an aggregate of 16,759 shares of common stock to two holders of Series B Preferred Stock upon conversion of 1,675.9 shares of Series B Preferred Stock.

         In March 2003, the registrant issued 41,663 shares of common stock to one investor upon conversion of 4,166.3 shares of Series B Preferred Stock.

         In April 2003, the registrant issued to two individuals three-year warrants to purchase up to 150,000 shares of common stock at a per share exercise price of $0.75 and up to 100,500 shares of common stock at a per share exercise price of $1.00 in consideration for financial advisory services rendered.

         In May and June 2003, the registrant issued an aggregate of 587,286 shares of common stock to five investors upon conversion of 58,728.6 shares of Series B Preferred Stock.

         In May and June 2003, the registrant issued an aggregate of 1,263,250 shares of common stock to four investors upon conversion of 25 shares of Series A Preferred Stock.

         In September 2003, the registrant issued an aggregate of 5,926 shares of common stock to two investors upon conversion of 52.6 shares of Series B Preferred Stock.

         In January 2004, the registrant issued 3,703 shares of common stock to an investor upon conversion of shares of Series B Convertible Preferred Stock.

         On July 13, 2004, the registrant issued 1,213,592 shares of common stock and warrants to purchase up to an aggregate of 150,000 shares of common stock at $1.30 per share to two trusts as part of the purchase price for the acquisition of Larus Corporation pursuant to a Stock Purchase Agreement.

         On November 3, 2004, the registrant issued to one entity warrants to purchase an aggregate of 100,000 shares of common stock at exercise prices ranging from $0.85 to $1.15 per share as partial consideration for investor relations services.

         On January 24, 2005, the registrant issued to this same entity additional warrants to purchase 25,000 shares of common stock at an exercise price of $2.00 per share, again as partial consideration for investor relations services.

         In January 2005, the registrant issued 12,503,500 shares of common stock at a purchase price of $1.44 per share and five-year investor warrants to purchase up to an additional 3,125,875 shares of common stock at an exercise price of $1.73 per share in a private offering to 17 record holders pursuant to a Securities Purchase Agreement. The registrant also entered into a Registration Rights Agreement in which it agreed to register for resale the shares of common stock issued to investors and the shares of common stock issuable upon exercise of the investor warrants and placement warrants. Additionally, the registrant agreed to pay cash placement agent fees of approximately $936,500 and issued a five-year placement agent warrant to purchase up to 650,310 shares of common stock at an exercise price of $1.73 per share.

         The issuances of our securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and stock certificates were issued with restrictive legends.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a)   EXHIBITS.

         The following exhibits are included or incorporated herein by reference:

     EXHIBIT
      NUMBER                          DESCRIPTION
      ------                          -----------

       2.1 Stock Purchase Agreement dated July 13, 2004 between MicroTel International Inc.; Noel C. McDermott; Warren P. Yost; Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995; and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (1)

       3.1 Restated Certificate of Incorporation of Emrise Corporation filed with the Secretary of State of Delaware on December 8, 2004 (2)

       3.2 Amended and Restated Bylaws adopted by the Board of Directors of the Corporation on September 1, 2004 (3)

       4.1 Securities Purchase Agreement dated December 29, 2004 among Emrise Corporation and the investors listed on an attachment thereto (4)

       4.2 Registration Rights Agreement dated December 29, 2004 among Emrise Corporation and the investors who are parties to the Securities Purchase Agreement listed as Exhibit 4.1 (4)

       4.3 Form of Investor Warrant issued by Emrise Corporation to the investors who are parties to the Securities Purchase Agreement listed as Exhibit 4.1 (4)

       4.4 Form of Placement Warrant issued by Emrise Corporation to Roth Capital Partners, LLC covering 650,310 shares of common stock (4)

       4.5 Registration Rights Agreement dated July 13, 2004 among the Registrant and Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (5)

       4.6 Form of Common Stock Purchase Warrant dated July 13, 2004 issued by the Registrant to: (a) Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995 (84,066 shares); and (b) Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (65,934 shares) (5)

       4.7 Common Stock Purchase Warrant dated November 3, 2004 issued by the Registrant to Hayden Communications, Inc. (100,000 shares) (5)

       4.8 Common Stock Purchase Warrant dated January 24, 2005 issued by the Registrant to Hayden Communications, Inc. (25,000 shares) (5)

       4.9 Common Stock Purchase Warrant dated April 3, 2001 issued by the Registrant to Coffin Communications Group (35,000 shares) (5)


       4.10 Common Stock Purchase Warrant dated September 25, 2002 issued by the Registrant to Jacques Moisset (120,000 shares) (5)

     EXHIBIT
      NUMBER                          DESCRIPTION
      ------                          -----------

       4.11 Form of Common Stock Purchase Warrant dated April 2, 2003 issued by the Registrant to: (a) Jason Oliva (100,000 shares at $0.75 per share); (b) Jason Oliva (100,500 shares at $1.00 per share); and
              (c) Steven Jacobus (50,000 shares at $0.75 per share) (5)

       5.1    Opinion of Rutan & Tucker, LLP (5)

       10.1   1993 Stock Option Plan (#) (6)

       10.2   Employee Stock and Stock Option Plan (#) (7)

       10.3   1997 Stock Incentive Plan (#) (8)

       10.4   Amended and Restated 2000 Stock Option Plan (#) (9)

       10.5 Form of Incentive Stock Option Agreement Under Amended and Restated 2000 Stock Option Plan (#) (5)

       10.6 Form of Non-Qualified Stock Option Agreement Under Amended and Restated 2000 Stock Option Plan (#) (5)

       10.7 Credit Facility Letter Agreement dated June 1, 2004 between Wells Fargo Bank, N.A., XET Corporation and CXR Telcom Corporation (10)

       10.8 Revolving Line of Credit Note dated June 1, 2004 in the principal amount of up to $3,000,000 made by XET Corporation and CXR Telcom Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.9 Term Note dated June 1, 2004 in the principal amount of $150,000 made by XET Corporation and CXR Telcom Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.10 Continuing Guaranty made by XET Corporation and CXR Telcom Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.11 Security Agreement Equipment made by XET Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.12 Security Agreement Equipment made by CXR Telcom Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.13 Continuing Security Agreement Rights to Payment and Inventory made by XET Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.14 Continuing Security Agreement Rights to Payment and Inventory made by CXR Telcom Corporation in favor of Wells Fargo Bank, N.A. (10)

       10.15 Deed of Guarantee and Indemnity dated November 12, 2002 made by MicroTel International Inc., XCEL Corporation Limited, Belix Power Conversion Limited and Belix Wound Components Limited in favor of Venture Finance PLC (11)

       10.16 Advantage Facility dated November 12, 2002 between XCEL Power Systems Limited and Venture Finance PLC (11)

     EXHIBIT
      NUMBER                          DESCRIPTION
      ------                          -----------

       10.17 Cashflow Loan Agreement dated November 12, 2002 between XCEL Power Systems Limited and Venture Finance PLC (11)

       10.18 Term Loan Agreement dated November 12, 2002 between XCEL Power Systems Limited and Venture Finance PLC (11)

       10.19 Deed of Subordination dated November 12, 2002 between Venture Finance PLC, MicroTel International Inc. and XCEL Corporation Limited (11)

       10.20 Agreement for the Purchase of Debts dated November 12, 2002 between XCEL Power Systems Limited and Venture Finance PLC (11)

       10.21 Letter Agreement dated October 23, 2002 between XCEL Power Systems Limited and Venture Finance PLC regarding Amendments to Agreement for the Purchase of Debts (11)

       10.22 Credit Facility Agreement dated April 8, 2003, between IFN Finance and CXR, S.A.S. (11)

       10.23 English Summary of Credit Facility Agreement dated April 8, 2003 between IFN Finance and CXR, S.A.S. (12)

       10.24 Subordinated Secured Promissory Note dated July 13, 2004 in the principal amount of $1,681,318.68 made by MicroTel International Inc. in favor of Noel C. McDermott Revocable Living Trust dated December 19, 1995 (10)

       10.25 Subordinated Secured Promissory Note dated July 13, 2004 in the principal amount of $1,318,681.32 made by MicroTel International Inc. in favor of Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.26 Pledge and Security Agreement dated July 13, 2004 between MicroTel International Inc.; Noel C. McDermott, as Collateral Agent; Noel
              C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995; and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.27 Intercreditor Agreement dated July 13, 2004 between MicroTel International Inc.; Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995; and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.28 Continuing Guarantee dated July 13, 2004 made by Larus Corporation in favor of Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.29 Continuing Guarantee dated July 13, 2004 made by Vista Labs Incorporated in favor of Noel C. McDermott, as Trustee of the Noel
              C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

     EXHIBIT
      NUMBER                          DESCRIPTION
      ------                          -----------

       10.30 Continuing Guarantee dated July 13, 2004 made by CXR Telcom in favor of Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.31 Security Agreement dated July 13, 2004 made by Larus Corporation in favor of Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.32 Security Agreement dated July 13, 2004 made by Vista Labs Incorporated in favor of Noel C. McDermott, as Trustee of the Noel
              C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.33 Security Agreement dated July 13, 2004 made by CXR Telcom in favor of Noel C. McDermott, as Trustee of the Noel C. McDermott Revocable Living Trust dated December 19, 1995, and Warren P. Yost and Gail A. Yost, as Co-Trustees Under Declaration of Trust dated March 9, 1988 (10)

       10.34 Lease agreement between the Registrant and Property Reserve Inc. dated September 16, 1999 (13)

       10.35 Lease agreement between XET, Inc. and Rancho Cucamonga Development dated August 30, 1999 (13)

       10.36 Commercial Lease dated July 13, 2004 between MicroTel International Inc., as Tenant, and Noel C. McDermott and Warren P. Yost, as Landlord, for the premises located at 894 Faulstich Court, San Jose, California (10)

       10.37 Employment Agreement dated as of January 1, 2001 between the Registrant and Carmine T. Oliva (#) (14)

       10.38 Employment Agreement dated as of July 2, 2001 between the Registrant and Randolph D. Foote (#) (9)

       10.39 Employment Agreement dated as of January 1, 2001 between the Registrant and Graham Jefferies (#) (9)

     EXHIBIT
      NUMBER                          DESCRIPTION
      ------                          -----------

       10.40 Form of Executive Officer and Director Indemnification Agreement entered into between the Registrant and each of Carmine T. Oliva, Robert B. Runyon, Laurence P. Finnegan, Jr., Otis W. Baskin, Randolph D. Foote and Graham Jefferies (2)

       10.41  Description of Retirement Account Matching Contributions (#) (5)

       21     Subsidiaries of the Registrant (5)

       23.1 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm*

       23.2 Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm*

       23.3   Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1) (5)

       24 Power of Attorney (contained on the signature page to this registration statement)

---------------
*      Filed herewith.

(#) Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.

(1) Filed as an exhibit to the Registrant's current report on Form 8-K for July 13, 2004 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's current report on Form 8-K for December 8, 2004 and incorporated herein by reference.

(3) Filed as Appendix G to the Registrant's definitive proxy statement for the Registrant's 2004 annual meeting of stockholders and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Form 8-K for December 29, 2004 and incorporated herein by reference.

(5)    To be filed by amendment.

(6) Filed as an exhibit to the Registrant's annual report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

(7) Filed as an exhibit to the Registrant's definitive proxy statement for the Registrant's annual meeting of stockholders held June 11, 1998 and incorporated herein by reference.

(8) Filed as an exhibit to the Registrant's definitive proxy statement for the special meeting of stockholders held January 16, 2001 and incorporated herein by reference.

(9) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for September 30, 2001 and incorporated herein by reference.

(10) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for June 30, 2004 and incorporated herein by reference.

(11) Filed as an exhibit to the Registrant's quarterly report on Form 10-Q for June 30, 2003 and incorporated herein by reference.

(12) Filed as an exhibit to Amendment No. 1 to the Registrant's quarterly report on Form 10-Q for June 30, 2003 and incorporated herein by reference.

(13) Filed as an exhibit to the Registrant's registration statement on Form S-8 (Registration Statement No. 333-29925) and incorporated herein by reference.

(14) Filed as an exhibit to the initial filing of the Registrant's registration statement on Form S-1 (Registration Statement No. 333-63024) and incorporated herein by reference.

   (b)   FINANCIAL STATEMENT SCHEDULES

         The following financial statement schedule required to be filed by Item 16(b) is contained on page F-51 of this registration statement:

         Consolidated Schedule II Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2002 and 2001

         All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on January 28, 2005.

                                         EMRISE CORPORATION

                                         By:  /S/ CARMINE T. OLIVA
                                              ----------------------------------
                                               Carmine T. Oliva
                                               Chairman of the Board, President
                                               and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the officers and directors of Emrise Corporation whose signature appears below hereby constitutes and appoints Carmine T. Oliva and Randolph D. Foote his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-1 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              NAME                         TITLE                     DATE
              ----                         -----                     ----

/S/ CARMINE T. OLIVA           Chairman of the Board, President,    January 28, 2005
-----------------------------  Chief Executive Officer (principal
Carmine T. Oliva               executive officer) and Director


/S/ RANDOLPH D. FOOTE          Chief Financial Officer              January 28, 2005
-----------------------------  (principal accounting and
Randolph D. Foote              financial officer),
                               Senior Vice President and
                               Secretary


/S/ ROBERT B. RUNYON           Director                             January 28, 2005
-----------------------------
Robert B. Runyon


/S/ LAURENCE P. FINNEGAN, JR.  Director                             January 28, 2005
-----------------------------
Laurence P. Finnegan, Jr.


/S/ OTIS W. BASKIN             Director                             January 28, 2005
-----------------------------
Otis W. Baskin


                   INDEX TO EXHIBITS ATTACHED TO THIS FORM S-1


     Exhibit
      Number                           Description
      ------                           -----------

       23.1 Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

       23.2 Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm